                                            REGISTRATION STATEMENT NO. 333-47231
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         OGLEBAY NORTON HOLDING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                Ohio                                  4400                            To Be Applied For
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION
  OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)                     NUMBER)

                        1100 Superior Avenue, 20th Floor
                           Cleveland, Ohio 44114-2598
                                 (216) 861-3300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DAVID G. SLEZAK, ESQ.
                         Oglebay Norton Holding Company
                           c/o Oglebay Norton Company
                        1100 Superior Avenue, 20th Floor
                           Cleveland, Ohio 44114-2598
                                 (216) 861-3300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                                James R. Carlson
                           Thompson Hine & Flory LLP
                                3900 Key Center
                               127 Public Square
                           Cleveland, Ohio 44114-1216
                                 (216) 566-5500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

                         OGLEBAY NORTON HOLDING COMPANY

    CROSS-REFERENCE SHEET SHOWING LOCATIONS IN PROXY STATEMENT-PROSPECTUS OF
            INFORMATION REQUIRED BY EACH ITEM IN PART I OF FORM S-4

ITEM                                                                  CAPTION OR LOCATION IN
NO.                  FORM S-4 CAPTION                               PROXY STATEMENT-PROSPECTUS
----                 ----------------                               --------------------------
 1.    Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus.......  Facing page of Registration Statement; Cross-Reference
                                                      Sheet; Cover Page of Proxy Statement-Prospectus
 2.    Inside Front and Outside Back Cover Pages of
       Prospectus...................................  AVAILABLE INFORMATION; INFORMATION INCORPORATED BY
                                                      REFERENCE; TABLE OF CONTENTS
 3.    Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information................  Cover Page of Proxy Statement-Prospectus; INFORMATION
                                                      INCORPORATED BY REFERENCE; SUMMARY; REORGANIZATION
                                                      PROPOSAL -- Voting Rights and Proxy
                                                      Information, -- Formation of Ohio Holding Company, --
                                                      Conditions to the Merger, -- Federal Income Tax
                                                      Consequences and -- Appraisal Rights; BENEFICIAL
                                                      OWNERSHIP OF OGLEBAY NORTON COMMON STOCK
 4.    Terms of the Transaction.....................  REORGANIZATION PROPOSAL -- Formation of Ohio Holding
                                                      Company, -- No Material Effect on Financial Condition
                                                      or Results of Operations, -- Conditions to the Merger
                                                      and -- Federal Income Tax Consequences; REASONS FOR
                                                      THE REORGANIZATION; CAPITAL STOCK OF THE HOLDING
                                                      COMPANY; ARTICLES OF INCORPORATION AND REGULATIONS OF
                                                      THE HOLDING COMPANY; SIGNIFICANT DIFFERENCES BETWEEN
                                                      THE CORPORATION LAWS OF DELAWARE AND OHIO; EXPERTS
 5.    Pro Forma Financial Information..............  Not Applicable
 6.    Material Contracts with the Company Being
       Acquired.....................................  Not Applicable.
 7.    Additional Information Required for
       Reoffering by Persons and Parties Deemed to
       Be Underwriters..............................  Not Applicable
 8.    Interests of Named Experts and Counsel.......  LEGAL OPINION; EXPERTS
 9.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..................................  Not Applicable
10.    Information with Respect to S-3
       Registrants..................................  Not Applicable
11.    Incorporation of Certain Information by
       Reference....................................  Not Applicable
12.    Information with Respect to S-2 or S-3
       Registrants..................................  Not Applicable
13.    Incorporation of Certain Information by
       Reference....................................  Not Applicable
14.    Information with Respect to Registrants Other
       Than S-2 or S-3 Registrants..................  Not Applicable
15.    Information with Respect to S-3 Companies....  Not Applicable
16.    Information with Respect to S-2 or S-3
       Companies....................................  Notice of Annual Meeting of Stockholders; INFORMATION
                                                      INCORPORATED BY REFERENCE; FINANCIAL STATEMENTS
17.    Information with Respect to Companies Other
       Than S-3 or S-2 Registrants..................  Not Applicable
18.    Information if Proxies, Consents or
       Authorizations are to be Solicited...........  Cover Page of Proxy Statement-Prospectus;
                                                      INTRODUCTION; REORGANIZATION PROPOSAL -- Appraisal
                                                      Rights; ELECTION OF DIRECTORS; COMPENSATION OF
                                                      EXECUTIVE OFFICERS; OWNERSHIP OF OGLEBAY NORTON COMMON
                                                      STOCK; RELATED PARTY TRANSACTIONS; INDEPENDENT
                                                      AUDITORS
19.    Information if Proxies, Consents or
       Authorizations are not to be Solicited or in
       an Exchange Offer............................  Not Applicable

                                ONCO Letterhead


                                 April 28, 1998



To the Stockholders of


Oglebay Norton Company:



     These are exciting times at Oglebay Norton Company as we begin implementing our goal to grow into a $1 billion company by early in the next millennium. Part of our strategy is to leverage a portion of that growth on those core competencies in industrial minerals that have served your Company well. Towards that end, your Company has recently announced a tender offer for all of the outstanding stock of Global Stone Corporation, an organization headquartered in Ontario, Canada, that is the fourth largest limestone company in North America with eight operations in the United States and Canada. Global Stone Corporation's Board of Directors has unanimously recommended that its shareholders accept Oglebay Norton Company's offer. However, the pendency of the tender offer period necessitates the deferral, by a few days, and change in location of Oglebay Norton Company's 1998 Annual Meeting of Stockholders. Oglebay Norton Company's 1998 Annual Meeting of Stockholders will now be held as follows:



                             OGLEBAY NORTON COMPANY


                      1998 ANNUAL MEETING OF STOCKHOLDERS



                        9:00 A.M., FRIDAY, MAY 22, 1998


                       DIAMOND BUILDING CONFERENCE CENTER


                       1100 SUPERIOR AVENUE -- 12TH FLOOR


                             CLEVELAND, OHIO 44114



     Timing considerations unfortunately forced the change in the date, time and place of our 1998 Annual Meeting of Stockholders after the 1997 Annual Report to Stockholders was printed. Please disregard the old date, time and location for the 1998 Annual Meeting of Stockholders that appears on the inside back cover of the 1997 Annual Report.



     This is an important Annual Stockholders Meeting for your Company as one of the issues presented for your approval is the formation of a holding company structure. That structure will facilitate implementing our growth strategy. I look forward to your participation, in person or by proxy, in our 1998 Annual Meeting of Stockholders.



     Thank you for your continued interest in and support of your Company.



                                          Very truly yours,


                                          /s/ John N. Lauer


                                          John N. Lauer


                                          President and Chief Executive Officer

                                  Oglebay Logo

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 22, 1998



     The Annual Meeting of Stockholders of Oglebay Norton Company ("Oglebay Norton") will be held at the Diamond Building Conference Center, 12th Floor, 1100 Superior Avenue, Cleveland, Ohio, on Friday, May 22, 1998, at 9:00 a.m., Cleveland, Ohio time. The purposes of the Annual Meeting are as follows.


          I. To vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated April 6, 1998, a copy of which is attached as Exhibit A to the Proxy Statement-Prospectus, pursuant to which Oglebay Norton will become a second-tier wholly-owned subsidiary of a new Ohio holding company called Oglebay Norton Holding Company (the "Holding Company") and the shares of Common Stock of Oglebay Norton will be converted, on a share-for-share basis, into Common Shares of the Holding Company. At the time of the merger, the name of the Holding Company will be changed to "Oglebay Norton Company" and the name of Oglebay Norton will be changed to "ONCO Transportation Company." The Agreement and Plan of Merger provides that, following the merger, the internal affairs of the Holding Company will be governed by Articles of Incorporation and Regulations attached as Exhibits B and C to the Proxy Statement-Prospectus. The Articles of Incorporation and Regulations are substantially identical to the Restated Certificate of Incorporation and By-laws of Oglebay Norton, except for amendments necessary to conform the Articles of Incorporation and Regulations to Ohio law and the amendment set forth in Proposal II below. All of these matters are more fully discussed in the Proxy Statement-Prospectus.

          II. To vote upon a proposal to approve the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, an increase of 20,000,000 shares from that authorized in the Restated Certificate of Incorporation of Oglebay Norton, which proposal is contingent upon the approval of Proposal I above.

          III. To vote upon a proposal to approve the Oglebay Norton Company Director Fee Deferral Plan, a copy of which is attached as Exhibit D to the Proxy Statement-Prospectus.

          IV. To vote upon a proposal to approve the Performance Option Agreement with Mr. John N. Lauer, a copy of which is attached as Exhibit E to the Proxy Statement-Prospectus.

          V. To elect three directors to the class whose term expires in 2001.

          VI. To hear reports and transact any other business that may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on April 9, 1998, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any postponement or adjournment thereof.

     The Proxy Statement-Prospectus accompanies this Notice. The Annual Report to Stockholders for the year ended December 31, 1997 is being mailed to stockholders with the Proxy Statement-Prospectus, although only portions of the Annual Report to Stockholders are incorporated by reference in the Proxy Statement-Prospectus, as more fully described therein.

                             YOUR VOTE IS IMPORTANT
     Please sign, date and return your Proxy card in the enclosed envelope.

By Order of the
Board of Directors

                                          /s/ David G. Slezak
                                          DAVID G. SLEZAK,

                                          Secretary and Director
April 28, 1998                            of Legal Affairs

                             OGLEBAY NORTON COMPANY
                              1100 Superior Avenue
                           Cleveland, Ohio 44114-2598
                                 (216) 861-3300

                         OGLEBAY NORTON HOLDING COMPANY
                              1100 Superior Avenue
                           Cleveland, Ohio 44114-2598
                                 (216) 861-3300

                           PROXY STATEMENT-PROSPECTUS

                         ANNUAL MEETING OF STOCKHOLDERS


                                  May 22, 1998



     This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Oglebay Norton Company, a Delaware corporation ("Oglebay Norton"), for use at the Annual Meeting of Stockholders to be held on May 22, 1998 (the "Annual Meeting"), and at any adjournment or postponement of the Annual Meeting. At the Annual Meeting, stockholders will: (i) consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger providing for the reorganization of Oglebay Norton through the formation of an Ohio holding company; (ii) consider and vote upon a proposal to approve the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, an increase of 20,000,000 shares from that authorized in the Restated Certificate of Incorporation of Oglebay Norton; (iii) consider and vote upon a proposal to approve the Oglebay Norton Company Director Fee Deferral Plan; (iv) consider and vote upon a proposal to approve the Performance Option Agreement with Mr. John N. Lauer; (v) elect three directors of the class whose terms in office will expire in 2001; and (vi) hear reports and transact any other business that may properly come before the Annual Meeting. This Proxy Statement-Prospectus also relates to the offering of 7,303,332 Common Shares, par value $1.00 per share, of Oglebay Norton Holding Company, an Ohio corporation (the "Holding Company"), to be issued to the stockholders of Oglebay Norton in connection with the proposed reorganization.


     The proposed reorganization will be implemented by the merger (the "Merger") of a third-tier wholly-owned subsidiary of Oglebay Norton into Oglebay Norton, which will be the surviving corporation. By virtue of the Merger, Oglebay Norton will become a second-tier wholly-owned subsidiary of the Holding Company and all of the outstanding shares of Common Stock of Oglebay Norton will be converted, on a share-for-basis, into Common Shares of the Holding Company.

     This Proxy Statement-Prospectus does not cover any resales of the Common Shares of the Holding Company received by Oglebay Norton stockholders upon the implementation of the holding company structure as described herein. No person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale or in connection with the offer of any other securities.


     It is anticipated that the mailing of this Proxy Statement-Prospectus and accompanying form of Proxy to stockholders will begin on or about April 28, 1998.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Proxy Statement-Prospectus is April 28, 1998.

                             AVAILABLE INFORMATION

     Oglebay Norton is subject to the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Holding Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended, with respect to the Common Shares of the Holding Company. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information contained in the Registration Statement. The reports, proxy statements and other information filed with the Commission by Oglebay Norton, as well as the Registration Statement and exhibits to the Registration Statement, can be inspected, and copied at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and should also be available for inspection and copying at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Commission maintains a public access site on the Internet at which site reports, proxy and information statements and other information regarding registrants, including all electronic filings, may be viewed. The address of the Internet site is http://www.sec.gov.

     In connection with the reorganization described herein, the Holding Company will become subject to the same information, reporting and proxy statement requirements under the Exchange Act as currently apply to Oglebay Norton, and copies of materials will be available for inspection and copying at the offices and on the Internet site of the Commission set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

     The Annual Report on Form 10-K of Oglebay Norton for the year ended December 31, 1997, which has previously been filed by Oglebay Norton with the Commission, is incorporated by reference in this Proxy Statement-Prospectus.

     All documents subsequently filed by Oglebay Norton or the Holding Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Annual Meeting or any adjournment or postponement thereof shall be deemed to be incorporated in this Proxy Statement-Prospectus by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement-Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     The Annual Report of Oglebay Norton for the year ended December 31, 1997 (the "Annual Report") is being mailed to stockholders with this Proxy Statement-Prospectus. However, none of the information included in the Annual Report is incorporated by reference in or deemed to be a part of this Proxy Statement-Prospectus or the Registration Statement, other than the following: the information regarding the approximate amounts of total consolidated net sales and operating revenues, total consolidated income from operations, and total consolidated identifiable assets for the three years ended December 31, 1997, attributable to each of the business segments of Oglebay Norton that appears on pages 10 and 11 of the Annual Report; the information regarding the market prices of and dividends on the shares of Common Stock of Oglebay Norton and related stockholder matters that appears on the inside back cover of the Annual Report; the selected financial data that appears on page 1 of the Annual Report; management's discussion and analysis of the financial condition and results of operations of Oglebay Norton that appears on pages 12 through 16 of the Annual Report; and the financial statements and related notes that appear on pages 17 through 27 of the Annual Report.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO DAVID G. SLEZAK, SECRETARY AND DIRECTOR OF LEGAL AFFAIRS, OGLEBAY NORTON COMPANY, 1100 SUPERIOR AVENUE, CLEVELAND, OHIO 44114-2598 (TELEPHONE NUMBER (216) 861-3300). IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE ANNUAL MEETING.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL A SECURITY, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OGLEBAY NORTON OR THE HOLDING COMPANY SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
INTRODUCTION................................................     4
  Purposes of the Annual Meeting............................     4
  Voting Rights and Proxy Information.......................     4
PROPOSAL I -- REORGANIZATION PROPOSAL.......................     6
  Formation of Ohio Holding Company.........................     6
  Management of the Holding Company.........................     6
  Employee Benefit Plans....................................     6
  Indebtedness of Oglebay Norton............................     7
  Oglebay Norton Restated Rights Agreement..................     7
  No Material Effect on Financial Condition or Results of
     Operations.............................................     7
  Conditions to the Merger..................................     7
  Effective Time; Amendment; Abandonment....................     8
  Federal Income Tax Consequences...........................     8
  Appraisal Rights..........................................     9
REASONS FOR THE REORGANIZATION..............................     9
  Benefits of the Reorganization............................     9
ARTICLES OF INCORPORATION AND REGULATIONS OF THE HOLDING
  COMPANY...................................................    10
SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF
  DELAWARE AND OHIO.........................................    10
  Amendment of Charter Documents............................    10
  Amendment and Repeal of By-laws/Regulations...............    10
  Removal of Directors......................................    11
  Vacancies on the Board....................................    11
  Rights to Call Special Meetings of Stockholders...........    11
  Stockholder Action Without A Meeting......................    11
  Class Voting..............................................    12
  Cumulative Voting.........................................    12
  Business Combinations with Interested Stockholders........    12
  Control Share Acquisition.................................    13
  Control Bid...............................................    14
  Mergers, Acquisitions and Certain Other Transactions......    14
  Consideration of Constituencies...........................    15
  Rights of Dissenting Stockholders.........................    15
  Dividends.................................................    15
  Preemptive Rights of Stockholders.........................    16
  Director Liability and Indemnification....................    16
CAPITAL STOCK OF THE HOLDING COMPANY........................    17
  Number of Authorized Shares...............................    17
  Terms of the Common Shares of the Holding Company.........    18
  Terms of the Preferred Shares of the Holding Company......    18
  Board Recommendation......................................    19
PROPOSAL II -- COMMON SHARES OF THE HOLDING COMPANY.........    19
  Board Recommendation......................................    19
PROPOSAL III -- OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL
  PLAN......................................................    19
  Board Recommendation......................................    21
PROPOSAL IV -- PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N.
  LAUER.....................................................    21
  Board Recommendation......................................    21

                                                              PAGE
                                                              ----
PROPOSAL V -- ELECTION OF DIRECTORS.........................    21
  Nominees for Terms Expiring in 2001.......................    22
  Present Directors Whose Terms Expire in 2000..............    22
  Present Directors Whose Terms Expire in 1999..............    22
  Board and Committee Attendance............................    23
  Structure/Committees of the Board.........................    23
  Compensation of Directors.................................    24
  Director Agreements.......................................    24
BENEFICIAL OWNERSHIP OF OGLEBAY NORTON COMMON STOCK.........    24
PERFORMANCE GRAPH...........................................    27
COMPENSATION OF EXECUTIVE OFFICERS..........................    27
  Report of the Compensation Committee on Executive
     Compensation...........................................    27
  Summary Compensation Table................................    30
  Stock Option Grants in 1997...............................    31
  Option Grants in Last Fiscal Year.........................    31
  Long-Term Incentive Plans -- Awards In Last Fiscal Year...    32
RETIREMENT PLANS............................................    33
  Salaried Employees Pension Plan; Excess and TRA
     Supplemental Benefit Retirement Plan...................    33
  Supplemental Savings and Stock Ownership Plan.............    34
OFFICER AGREEMENTS..........................................    34
  Separation Agreement with Mr. R. Thomas Green, Jr.........    34
  Employment Agreement with Mr. John N. Lauer...............    34
  New Plan Benefits -- Performance Options..................    37
  Officer Agreements Effective Upon "Change in Control".....    37
  "Pour-Over" and Irrevocable Trusts........................    38
  Long-Term Incentive Plan..................................    38
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................    39
RELATED PARTY TRANSACTIONS..................................    40
LEGAL OPINION...............................................    40
EXPERTS.....................................................    40
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    40
INDEPENDENT AUDITORS........................................    40
FINANCIAL STATEMENTS........................................    40
1999 ANNUAL MEETING.........................................    41
OTHER MATTERS...............................................    41

EXHIBITS
  Agreement and Plan of Merger..............................   A-1
  Articles of Incorporation of Oglebay Norton Holding
     Company................................................   B-1
  Regulations of Oglebay Norton Holding Company.............   C-1
  Oglebay Norton Company Director Fee Deferral Plan.........   D-1
  Performance Option Agreement with Mr. John N. Lauer.......   E-1

                                    SUMMARY

     The following is a summary of certain information contained in this Proxy Statement-Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement-Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement-Prospectus, the Exhibits hereto, and the documents incorporated by reference.

DATE, TIME AND PLACE OF ANNUAL MEETING; RECORD DATE; REQUIRED VOTE


     The Annual Meeting will be held on Friday, May 22, 1998, at 9:00 a.m., Cleveland, Ohio time, at the Diamond Building Conference Center, 12th Floor, 1100 Superior Avenue, Cleveland, Ohio.


     The Board of Directors has fixed the close of business on April 9, 1998 as the Record Date for determining stockholders entitled to notice of the Annual Meeting and to vote. As of April 3, 1998, 4,763,351 shares of Common Stock of Oglebay Norton were outstanding. The affirmative vote of the holders of two-thirds of the shares of Common Stock of Oglebay Norton outstanding on the Record Date is necessary to approve and adopt the Agreement and Plan of Merger. All other matters that may properly come before the Annual Meeting, including the approval of the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, the approval of the Oglebay Norton Company Director Fee Deferral Plan and the Performance Option Agreement with Mr. John N. Lauer and the election of directors, require the affirmative vote of a majority of shares of Common Stock of Oglebay Norton present in person or represented by proxy at the meeting and entitled to vote on such subject matter, assuming such majority also constitutes at least a majority of the required quorum. See "INTRODUCTION -- Voting Rights and Proxy Information."

PURPOSES OF THE ANNUAL MEETING; PROPOSED REORGANIZATION

     The purposes of the Annual Meeting are to: (i) consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger providing for the reorganization of Oglebay Norton through the formation of an Ohio holding company; (ii) consider and vote upon a proposal to approve the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, an increase of 20,000,000 shares from that authorized in the Restated Certificate of Incorporation of Oglebay Norton; (iii) consider and vote upon a proposal to approve the Oglebay Norton Company Director Fee Deferral Plan; (iv) consider and vote upon a proposal to approve the Performance Option Agreement with Mr. John N. Lauer; (v) elect three directors of the class whose terms in office will expire in 2001; and (vi) hear reports and transact any other business that may properly come before the Annual Meeting. See
"INTRODUCTION -- Purposes of the Annual Meeting."

     Pursuant to the Agreement and Plan of Merger, Oglebay Norton will become a second-tier wholly-owned subsidiary of the Holding Company, a new Ohio corporation organized for the purpose of implementing the reorganization, and all of the outstanding shares of Common Stock of Oglebay Norton will be converted, on a share-for-share basis, into Common Shares of the Holding Company. THE CONVERSION OF SHARES WILL OCCUR WITHOUT AN EXCHANGE OF CERTIFICATES, AND THE STOCKHOLDERS OF OGLEBAY NORTON WILL NOT NEED TO SURRENDER CERTIFICATES FOR THEIR SHARES OF COMMON STOCK OF OGLEBAY NORTON IN ORDER TO BECOME STOCKHOLDERS OF THE HOLDING COMPANY. At the effective time of the Merger, the name of the Holding Company will be changed to "Oglebay Norton Company" and the name of Oglebay Norton will be changed to "ONCO Transportation Company." See "REORGANIZATION PROPOSAL -- Formation of Ohio Holding Company."

     The reorganization will have no material effect on the financial condition or results of operations of Oglebay Norton. See "REORGANIZATION PROPOSAL -- No Material Effect on Financial Condition or Results of Operations."

REASONS FOR THE REORGANIZATION; BOARD RECOMMENDATION

     The principal reasons for the reorganization are to permit the operation and administration of certain operations of Oglebay Norton as separate subsidiaries of a common holding company, to provide a framework that can readily accommodate future acquisitions and diversification, to broaden the alternatives available for future financing, and generally to provide greater administrative and operational flexibility. Oglebay Norton will, however, experience other potential benefits as a result of the reorganization. See "REASONS FOR THE REORGANIZATION -- Benefits of the Reorganization."

     On February 26, 1998, the Board of Directors of Oglebay Norton unanimously approved the Agreement and Plan of Merger and the proposed reorganization and recommended that the stockholders of Oglebay Norton vote to approve and adopt the Agreement and Plan of Merger at the Annual Meeting. See "REASONS FOR THE REORGANIZATION -- Board Recommendation."

CONDITIONS TO THE MERGER; EFFECTIVE TIME; ABANDONMENT

     The completion of the Merger is conditioned upon (i) the approval and adoption of the Agreement and Plan of Merger by the stockholders of Oglebay Norton and (ii) the receipt of the consent of the United States Secretary of Transportation, which is required by the terms of contracts relating to the financing of vessels under Title XI of the Merchant Marine Act of 1936. There can be no assurance that both of these conditions will be satisfied. It is anticipated that the Merger will become effective promptly after the approval and adoption of the Agreement and Plan of Merger by the stockholders of Oglebay Norton and satisfaction of the other condition to the Merger. See "REORGANIZATION PROPOSAL -- Effective Time; Amendment; Abandonment."

     The Merger will be abandoned if the Agreement and Plan of Merger is not approved and adopted by the stockholders of Oglebay Norton. In addition, the Board of Directors of Oglebay Norton may abandon the Merger at any time, whether or not the stockholders of Oglebay Norton have approved and adopted the Agreement and Plan of Merger or the other conditions have been satisfied, although the Board has no present intention to do so. See "REORGANIZATION PROPOSAL -- Effective Time; Amendment; Abandonment."

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

     The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Assuming such tax treatment, no gain or loss will be recognized by the stockholders of Oglebay Norton upon the conversion of their shares of Common Stock of Oglebay Norton into Common Shares of the Holding Company, and the basis of the Common Shares of the Holding Company received by such stockholders of Oglebay Norton will be the same as the basis of the shares of Common Stock of Oglebay Norton held by such stockholders immediately prior to the Merger. Stockholders should consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the Merger. See "REORGANIZATION PROPOSAL -- Federal Income Tax Consequences."

APPRAISAL RIGHTS

     Dissenters' rights of appraisal will not be available to the stockholders of Oglebay Norton with respect to the Merger or the reorganization. See "REORGANIZATION PROPOSAL -- Appraisal Rights."

ARTICLES OF INCORPORATION AND REGULATIONS OF THE HOLDING COMPANY

     The Articles of Incorporation and Regulations of the Holding Company, which are attached to this Proxy Statement-Prospectus as Exhibits B and C, are substantially identical to the Restated Certificate of Incorporation and By-laws of Oglebay Norton, except for amendments necessary to conform the Articles of Incorporation and Regulations to Ohio law, the amendment set forth in Proposal II increasing the authorized number of Common Shares of the Holding Company from 10,000,000 to 30,000,000 and certain other minor conforming or stylistic changes. See "ARTICLES OF INCORPORATION AND REGULATIONS OF THE HOLDING COMPANY."

CAPITAL STOCK OF THE HOLDING COMPANY

     The authorized capital stock of the Holding Company consists of 5,000,000 Preferred Shares, without par value, and, if Proposal II is approved, 30,000,000 Common Shares, $1.00 par value per share, which differs from the capitalization of Oglebay Norton only in the addition of 20,000,000 Common Shares. Immediately following the Merger, approximately 4,813,351 Common Shares of the Holding Company will be outstanding and approximately 2,489,981 shares will be held in treasury. No Preferred Shares of the Holding Company will be outstanding immediately after the Merger. See "CAPITAL STOCK OF THE HOLDING COMPANY -- Number of Authorized Shares."

     The terms of the Common Shares of the Holding Company are the same as the terms of the shares of Common Stock of Oglebay Norton, except to the extent these terms are affected by the changes in the Articles of Incorporation and Regulations of the Holding Company and changes due to the applicability of Ohio law. The Common Shares of the Holding Company, like the shares of Common Stock of Oglebay Norton, will be traded on the NASDAQ National Market. See "CAPITAL STOCK OF THE HOLDING COMPANY -- Terms of the Common Shares of the Holding Company." The terms of the Preferred Shares of the Holding Company will be determined by the Holding Company's Board of Directors at the time of issuance. See "CAPITAL STOCK OF THE HOLDING COMPANY -- Terms of the Preferred Shares of the Holding Company."

APPROVAL OF OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN

     On January 28, 1998, the Compensation Subcommittee of Oglebay Norton's Board of Directors (the "Compensation Subcommittee") and the Board of Directors adopted and recommended that the stockholders approve the Oglebay Norton Company Director Fee Deferral Plan (the "Director Plan") pursuant to which non-employee directors can elect to defer some or all of the fees earned by them for services as a director of Oglebay Norton and can choose to have amounts deferred denominated in Share Units or Deferred Cash (as defined in the Director Plan). The Director Plan is intended to attract and retain qualified individuals to serve as directors of Oglebay Norton. The Compensation Subcommittee and the Board of Directors have determined that the Director Plan will provide non-employee directors with a stronger identity of interests with Oglebay Norton and its stockholders and will therefore be in the best interests of Oglebay Norton and all of its stockholders. The Director Plan does not amend or otherwise affect the Oglebay Norton Company Director Stock Plan pursuant to which each non-employee director is awarded 200 shares of Common Stock of Oglebay Norton at the time of each annual meeting of stockholders. See "OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN." The complete text of the Director Plan is attached as Exhibit D to this Proxy Statement-Prospectus.

APPROVAL OF PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N. LAUER

     On December 17, 1997, the Compensation Subcommittee and the Board of Directors granted to Mr. John N. Lauer, the newly appointed President and Chief Executive Officer of Oglebay Norton, a Performance Option to acquire up to 380,174 shares of Common Stock of Oglebay Norton, at an exercise price of $38.00 per share, which is $6.00 above the per share closing price as reported on the NASDAQ National Market on December 16, 1997 (the last closing price available at the time the option was granted). The options were granted pursuant to a Performance Option Agreement with Mr. Lauer, a copy of which agreement is attached to this Proxy Statement-Prospectus as Exhibit E, and are subject to stockholder approval. See "PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N. LAUER" and "OFFICER AGREEMENTS -- Employment Agreement with Mr. John N. Lauer."

ELECTION OF DIRECTORS

     The nominees for election as directors are Malvin E. Bank, William G. Bares and John D. Weil. Information about each of these nominees is set forth under the heading "ELECTION OF DIRECTORS -- Nominees for Terms Expiring in 2001." All of these nominees are presently members of the Board of Directors and were elected by the stockholders. It is anticipated that, upon completion of the Merger, the persons elected as directors of Oglebay Norton will also serve as directors of the Holding Company. See "REORGANIZATION PROPOSAL -- Management of the Holding Company."

                                  INTRODUCTION


     This Proxy Statement-Prospectus is being furnished to the stockholders of Oglebay Norton in connection with the solicitation of proxies by the Board of Directors of Oglebay Norton for use at the Annual Meeting. This Proxy Statement-Prospectus, the enclosed Notice of Annual Meeting of Stockholders, and the enclosed form of Proxy were first mailed to the stockholders of Oglebay Norton on or about April 28, 1998.


PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the stockholders of Oglebay Norton will be asked to:
(i) consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger providing for the reorganization of Oglebay Norton through the formation of an Ohio holding company; (ii) consider and vote upon a proposal to approve the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, an increase of 20,000,000 shares from that authorized in the Restated Certificate of Incorporation of Oglebay Norton; (iii) consider and vote upon a proposal to approve the Oglebay Norton Company Director Fee Deferral Plan; (iv) consider and vote upon a proposal to approve the Performance Option Agreement with Mr. John N. Lauer; (v) elect three directors of the class whose terms in office will expire in 2001; and (vi) hear reports and transact any other business that may properly come before the Annual Meeting.

     Pursuant to the Agreement and Plan of Merger, Oglebay Norton will become a second-tier wholly-owned subsidiary of the Holding Company and all of the outstanding shares of Common Stock of Oglebay Norton will be converted, on a share-for-share basis, into Common Shares of the Holding Company. The conversion of shares of Common Stock of Oglebay Norton in the Merger will occur without an exchange of certificates. Following the Merger, certificates formerly representing shares of Common Stock of Oglebay Norton will be deemed to represent Common Shares of the Holding Company. STOCKHOLDERS OF OGLEBAY NORTON WILL NOT NEED TO EXCHANGE THEIR CERTIFICATES IN ORDER TO BECOME STOCKHOLDERS OF THE HOLDING COMPANY. A description of the proposal to approve and adopt the Agreement and Plan of Merger is set forth below under the heading "PROPOSAL
I -- REORGANIZATION PROPOSAL," and a copy of the Agreement and Plan of Merger is attached as Exhibit A to this Proxy Statement-Prospectus. A description of the proposal to approve the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company is set forth below under the heading "PROPOSAL II -- COMMON SHARES OF THE HOLDING COMPANY."

     A description of the proposal to approve the Oglebay Norton Company Director Fee Deferral Plan is set forth below under the heading "PROPOSAL
III -- OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN," and a copy of the plan is attached as Exhibit D to this Proxy Statement-Prospectus. Likewise, a description of the proposal to approve the Performance Option Agreement with Mr. John N. Lauer appears below under the heading "PROPOSAL IV -- PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N. LAUER," and a copy of the agreement is attached as Exhibit E to this Proxy Statement-Prospectus.

     The nominees for election as directors, with information about each of them, is set forth below under the heading "PROPOSAL V -- ELECTION OF DIRECTORS -- Nominees for Terms Expiring in 2001."

VOTING RIGHTS AND PROXY INFORMATION

     Record Date; Required Vote. The Board of Directors of Oglebay Norton has fixed the close of business on April 9, 1998 as the record date (the "Record Date") for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any postponement or adjournment thereof. As of April 3, 1998, 4,763,351 shares of Common Stock of Oglebay Norton were outstanding, each of which is entitled to one vote.

     Approval of the Agreement and Plan of Merger requires the affirmative vote of the holders of two-thirds of the shares of Common Stock of Oglebay Norton outstanding on the Record Date. All other matters that may properly come before the Annual Meeting, including the approval of the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, the approval of the Oglebay Norton Company Director Fee Deferral Plan, the approval of the Performance Option Agreement with Mr. John N. Lauer and the election of directors, require the affirmative vote of a majority of the outstanding shares of Common Stock of

Oglebay Norton present in person or represented by proxy at the meeting and entitled to vote on such subject matter, assuming such majority also constitutes at least a majority of the required quorum. The percentage of outstanding shares of Common Stock of Oglebay Norton held by its directors and executive officers and entitled to vote at the Annual Meeting is set forth below under the heading "BENEFICIAL OWNERSHIP OF OGLEBAY NORTON COMMON STOCK." Abstentions and broker non-votes are tabulated in determining votes present at the meeting. An abstention or broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote is one less vote in favor of a proposal or for a director nominee.

     In the election of directors, each stockholder has the right to cumulate the stockholder's votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes which the stockholder's shares are entitled, or the stockholder may distribute the stockholder's votes on the same principle among two or more nominees. Cumulative voting will be in effect if any stockholder gives notice in writing to the President or the Secretary of Oglebay Norton at least 48 hours in advance of the time set for the Annual Meeting and an announcement is made at the beginning of the Annual Meeting by the President, Secretary or the stockholder giving the notice. Oglebay Norton has not been advised of any stockholder who intends to cumulate his votes.

     Proxies. All shares of Common Stock of Oglebay Norton represented at the Annual Meeting by properly executed Proxies will be voted in accordance with the instructions on the Proxies. If no instructions are given, Proxies will be voted FOR the approval and adoption of the Agreement and Plan of Merger, FOR the approval of the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company, FOR the approval of the Oglebay Norton Company Director Fee Deferral Plan, FOR the approval of the Performance Option Agreement with Mr. John N. Lauer, and FOR the election as directors of the nominees listed under the heading "ELECTION OF DIRECTORS -- Nominees for Terms Expiring in 2001." If cumulative voting is in effect, shares represented by each properly signed Proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the Proxy card. However, the persons named in the Proxy card will not vote any shares cumulatively for nominees for whom authority to vote was withheld. Oglebay Norton has no knowledge of any other matters to be presented at the Annual Meeting but, in the event that other matters do properly come before the Annual Meeting, the persons named in the Proxies will also vote on these matters in accordance with their best judgment.

     A stockholder giving a Proxy pursuant to this solicitation may revoke the Proxy at any time before it is voted. A Proxy may be revoked by filing with the Secretary of Oglebay Norton, at the address set forth above, a written notice of revocation bearing a later date than the Proxy, by duly executing a subsequent Proxy relating to the same shares and delivering it to the Secretary or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a Proxy).

     Oglebay Norton will bear the cost of preparing and mailing the proxy material to the stockholders of Oglebay Norton in connection with the Annual Meeting. The cost of soliciting Proxies, in addition to a fee of $7,500 payable to Georgeson & Co., will be borne by Oglebay Norton.

                                   PROPOSAL I

                            REORGANIZATION PROPOSAL

FORMATION OF OHIO HOLDING COMPANY

     Oglebay Norton Holding Company (the "Holding Company") is a wholly-owned subsidiary of Oglebay Norton recently organized under the laws of the state of Ohio. The Holding Company has a newly-formed Ohio subsidiary, ONCO Investment Company (the "Investment Company"), which in turn has a newly-formed Delaware subsidiary, Oglebay Norton Merger Company (the "Merger Company"). The Merger Company has been organized solely for the purpose of effecting the merger (the "Merger") contemplated by the Reorganization Proposal. As a result of the Merger, the Merger Company will be merged into Oglebay Norton, the Merger Company will cease to exist and Oglebay Norton will be the surviving entity and a second-tier wholly-owned subsidiary of the Holding Company. Upon consummation of the Merger, stockholders of Oglebay Norton will become stockholders of the Holding Company and will receive one Common Share of the Holding Company in exchange for each share of Common Stock of Oglebay Norton now held by the stockholder. A copy of the Agreement and Plan of Merger is attached as Exhibit A to this Proxy Statement-Prospectus and is hereby incorporated by reference.

     At the time of the Merger, the name of the Holding Company will be changed to "Oglebay Norton Company," and the name of Oglebay Norton will be changed to "ONCO Transportation Company."

     The Holding Company, the Investment Company and the Merger Company are newly formed corporations organized by Oglebay Norton for the purpose of carrying out the Merger. Prior to the completion of the Merger, none of the Holding Company, the Investment Company or the Merger Company is expected to have any significant assets or liabilities or to engage in any significant activities, other than those arising under the Agreement and Plan of Merger or associated with the reorganization.

     The conversion of shares of Common Stock of Oglebay Norton in the Merger will occur without an exchange of certificates. Following the Merger, certificates formerly representing shares of Common Stock of Oglebay Norton will be deemed to represent Common Shares of the Holding Company. THEREFORE, THE STOCKHOLDERS OF OGLEBAY NORTON WILL NOT NEED TO EXCHANGE THEIR CERTIFICATES IN ORDER TO BECOME STOCKHOLDERS OF THE HOLDING COMPANY AND ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES AT THIS TIME. If such an exchange becomes advisable in the future, stockholders will be notified at that time and instructed as to proper procedures for exchanging their certificates.

MANAGEMENT OF THE HOLDING COMPANY

     If the Agreement and Plan of Merger is approved by the stockholders, the directors elected at the Annual Meeting will serve as directors of the Holding Company. Oglebay Norton will cause R. Thomas Green, Jr., Ralph D. Ketchum and John N. Lauer to be elected as Class I directors of the Holding Company whose terms in office would continue until the Annual Meeting of Stockholders of the Holding Company to be held in 1999, Brent D. Baird, James T. Bartlett, Albert C. Bersticker and William G. Pryor to be elected as Class II directors, whose terms in office would continue until the Annual Meeting of Stockholders of the Holding Company to be held in 2000, and Malvin E. Bank, William G. Bares and John D. Weil to be elected as Class III directors, whose terms in office would continue until the Annual Meeting of Stockholder of the Holding Company to be held in 2001. It is anticipated that, upon completion of the Merger, the executive officers of Oglebay Norton would be elected to substantially the same positions with the Holding Company.

EMPLOYEE BENEFIT PLANS

     The pension plans and other employee benefit plans of Oglebay Norton will not be changed in the reorganization, except to permit participation by employees of the Holding Company. All of the options to purchase shares of Common Stock of Oglebay Norton granted to executive officers of Oglebay Norton and rights of directors to acquire shares of Common Stock under the Oglebay Norton Company Director Stock Plan (the "Director Stock Plan") that are outstanding when the Merger becomes effective will be converted into options to purchase (or, as to the Director Stock Plan, rights to acquire) the same number of Common Shares of the Holding

Company at the same price and on the same terms and conditions as were in effect prior to the Merger, and the Holding Company will assume the obligation to sell or grant shares under these options and the Director Stock Plan. In addition, after the Merger becomes effective, stock equivalent units outstanding under the Oglebay Norton Long-Term Incentive Plan (and, if approved by the stockholders, the Director Fee Deferral Plan) will relate to Common Shares of the Holding Company rather than to shares of Common Stock of Oglebay Norton and dividend equivalents under the Oglebay Norton Long-Term Incentive Plan (and, if approved by the stockholders, the Director Fee Deferral Plan) will relate to cash dividends paid on the Common Shares of the Holding Company. See "COMPENSATION OF EXECUTIVE OFFICERS."

INDEBTEDNESS OF OGLEBAY NORTON

     All indebtedness of Oglebay Norton outstanding before the reorganization will remain the indebtedness of Oglebay Norton and will not, except as described below, be guaranteed or assumed by the Holding Company. It is possible that the United States Secretary of Transportation, as a condition to consenting to the Merger, will require the Holding Company to guarantee or assume the payment of indebtedness owed by Oglebay Norton under contracts relating to the construction and chartering of vessels financed under Title XI of the Merchant Marine Act of 1939 (the "Title XI Contracts") and will insist that the financial tests and restrictive covenants under the Title XI contracts relating to the financing of the Columbia Star continue to be applied on a consolidated basis. See "REORGANIZATION PROPOSAL -- Conditions to the Merger."

     Oglebay Norton is also a party to a credit agreement with certain banks providing a term loan in the amount of $50,000,000 and a line of credit in the amount of $40,000,000 to Oglebay Norton. Under the terms of the credit agreement, the consent of the banks is required for the reorganization. Oglebay Norton will, prior to the completion of the reorganization, enter into discussions with the banks, which discussions may lead to the consent of the banks to the reorganization, the modification of the terms of the credit agreement or the substitution of the Holding Company as the borrower under the credit agreement. If the discussions with the banks are unsuccessful, Oglebay Norton intends to cancel the credit agreement. Oglebay Norton believes that other sources of credit are readily available and that the cancellation of the credit agreement would not have a material adverse effect upon Oglebay Norton or the Holding Company.

OGLEBAY NORTON RESTATED RIGHTS AGREEMENT

     Oglebay Norton is party to a Restated Rights Agreement, dated as of February 22, 1989, with National City Bank as Rights Agent. Under the Restated Rights Agreement, rights have been issued with respect to each outstanding share of Common Stock of Oglebay Norton. In the event that any person or group acquires 15% or more of the outstanding shares of Common Stock of Oglebay Norton, each right "flips in" and entitles the holder to purchase an additional share of Common Stock for $2.50. As a result of the Merger, the Holding Company will assume the Restated Rights Agreement, and thereafter the rights issued under the Restated Rights Agreement will relate to Common Shares of the Holding Company, rather than shares of Common Stock of Oglebay Norton.

NO MATERIAL EFFECT ON FINANCIAL CONDITION OR RESULTS OF OPERATIONS

     The consolidated financial position and proforma results of operations of the Holding Company as of the effective time of the Merger will be substantially identical to the consolidated financial position and results of operations of Oglebay Norton prior to the Merger. Accordingly, no proforma statements of the Holding Company showing the effect of the Merger or the subsequent transfers are included in this Proxy Statement-Prospectus.

CONDITIONS TO THE MERGER

     Oglebay Norton's obligation to complete the Merger is conditioned upon (i) the approval and adoption of the Agreement and Plan of Merger by the stockholders of Oglebay Norton and (ii) the receipt by Oglebay Norton of the consent of the United States Secretary of Transportation. See "REORGANIZATION PROPOSAL -- Indebtedness of Oglebay Norton."

     The consent of the United States Secretary of Transportation is required under the Title XI contracts. One of the Title XI contracts, relating to the financing of the vessel Columbia Star, imposes restrictive covenants on

Oglebay Norton. Additional restrictive covenants are imposed if certain financial tests are not met. These financial tests relate to the consolidated net worth, long-term debt and working capital of Oglebay Norton and its subsidiaries. Oglebay Norton presently meets these financial tests and, therefore, the additional restrictive covenants are not in effect at this time. It is possible that the Secretary of Transportation, as a condition to consenting to the Merger, will require the Holding Company to guarantee or assume the payment of indebtedness owed by Oglebay Norton under the Title XI contracts and will insist that the financial tests and restrictive covenants, including the additional restrictive covenants, under the Title XI contracts relating to the financing of the Columbia Star continue to be applied on a consolidated basis. Oglebay Norton will request the consent of the Secretary of Transportation to the reorganization prior to the date of the Annual Meeting.

     There can be no assurance that both of the conditions to Oglebay Norton's obligation to complete the Merger will be satisfied. Oglebay Norton cannot implement the proposed reorganization without completing the Merger, which is necessary to form the holding company structure.

     No material governmental approvals, other than the consent of the United States Secretary of Transportation, are needed to complete the reorganization.

EFFECTIVE TIME; AMENDMENT; ABANDONMENT

     The Merger will become effective upon the filing with the Delaware Secretary of State of either a certified copy of the Agreement and Plan of Merger or a separate certificate of merger. It is anticipated that this filing will be made as soon as practicable following the satisfaction of the conditions to Oglebay Norton's obligation to complete the Merger. Oglebay Norton has the right to defer this filing and the completion of the Merger for any period of time that it deems to be appropriate, although it presently intends to complete the Merger as soon as practicable. See "REORGANIZATION PROPOSAL -- Conditions to the Merger."

     The Agreement and Plan of Merger may be amended at any time before the Merger becomes effective by a written instrument approved by the Board of Directors of Oglebay Norton and executed by all of the parties to the Agreement and Plan of Merger. However, after the approval and adoption of the Agreement and Plan of Merger by the stockholders of Oglebay Norton, no such amendment may, in the judgment of the Board of Directors of Oglebay Norton, materially and adversely affect the rights of the stockholders of Oglebay Norton, unless the Agreement and Plan of Merger, as amended, is resubmitted to and approved and adopted by the stockholders of Oglebay Norton.

     The Agreement and Plan of Merger will terminate and the Merger will be abandoned if the holders of two-thirds of the outstanding shares of Common Stock of Oglebay Norton do not vote to approve and adopt the Agreement and Plan of Merger at the Annual Meeting. In addition, the Board of Directors of Oglebay Norton has the right to terminate the Agreement and Plan of Merger and abandon the Merger, whether or not the stockholders of Oglebay Norton have approved and adopted the Agreement and Plan of Merger or the other conditions have been satisfied, although the Board has no present intention to do so.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Deloitte & Touche LLP, the following discussion accurately summarizes the material United States federal income tax consequences of the Merger to the stockholders of Oglebay Norton, Oglebay Norton, the Holding Company, the Investment Company and the Merger Company. This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought with respect to any aspect of the Merger. Therefore, there can be no assurance that the IRS will not take a contrary view as to the tax consequences described herein. Furthermore, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein.

     The following does not consider the tax consequences of the Merger under state, local and foreign law. Moreover, special considerations not described herein may apply to certain taxpayers, such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, investment companies and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States. In issuing its opinion, Deloitte & Touche LLP has relied upon certain representations made by Oglebay Norton. EACH STOCKHOLDER IS URGED TO CONSULT THE STOCKHOLDER'S OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

     Subject to the qualifications set forth above, the Merger will qualify as a tax-free reorganization under the Internal Revenue Code, with the following results:

          (i) No gain or loss shall be recognized by the stockholders of Oglebay Norton upon the conversion of their shares of Common Stock of Oglebay Norton into Common Shares of the Holding Company;

          (ii) The basis of the Common Shares of the Holding Company received by each stockholder of Oglebay Norton shall be the same as the basis of the shares of Common Stock of Oglebay Norton held by such stockholder immediately prior to the Merger;

          (iii) The holding period of the Common Shares of the Holding Company received by each stockholder of Oglebay Norton shall include the holding period of the shares of Common Stock of Oglebay Norton held by such stockholder immediately prior to the Merger, provided that such stockholder held such shares of Common Stock of Oglebay Norton as a capital asset on the date of the Merger; and

          (iv) No gain or loss shall be recognized by Oglebay Norton, the Holding Company, the Investment Company or the Merger Company in connection with the Merger.

APPRAISAL RIGHTS

     Appraisal rights are not available in a merger under Delaware law where the shares of the subject corporation, and the shares received by the stockholders in the merger, are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc. Since the shares of Common Stock of Oglebay Norton are, and the Common Shares of the Holding Company after consummation of the Merger will be, listed as part of the NASDAQ National Market, appraisal rights will not be available to the stockholders of Oglebay Norton in connection with the Merger. See "SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF DELAWARE AND OHIO -- Rights of Dissenting Stockholders."

                         REASONS FOR THE REORGANIZATION

BENEFITS OF THE REORGANIZATION

     The reorganization will permit the operation and administration of certain operations of Oglebay Norton as separate subsidiaries of a common holding company. This structure will, to some extent, enable Oglebay Norton to insulate certain of its assets and operations from some of the risks incident to other operations. The holding company structure will also readily accommodate acquisitions and further diversification. Whenever attractive opportunities arise to enter into new lines of business or to expand existing lines of business, either through the acquisition of other companies or internal growth, the Holding Company will have the option of operating the new or expanded lines of business as separate subsidiaries of the Holding Company or as part of existing subsidiaries. The holding company structure should enhance the prospects for successfully concluding acquisitions when opportunities arise.

     The reorganization will also broaden the alternatives available for future financing. Financing could be arranged by one or more of the separate subsidiaries of the Holding Company, based on their separate cash flows and credit worthiness, or by the Holding Company. Financing by the Holding Company could take the form of either debt or equity, utilizing the authorized but unissued Common Shares or Preferred Shares of the Holding Company. See "CAPITAL STOCK OF THE HOLDING COMPANY." These authorized shares could, for example, be issued to finance acquisitions, to raise capital for internal expansion or to generate additional working capital.

     The holding company structure will also generally provide greater administrative and operational flexibility, in that management authority and responsibility can be precisely delineated by the appointment of the directors and officers of the separate subsidiaries of the Holding Company and the designation of their official functions.

     Finally, the reorganization would significantly reduce the annual franchise tax liability of Oglebay Norton. By reducing the number of authorized shares of Common Stock from 10,000,000 to 1 in its Certificate of Incorporation, Oglebay Norton will reduce its franchise tax liability to the state of Delaware, which tax is based upon the authorized capital stock of a corporation.

                   ARTICLES OF INCORPORATION AND REGULATIONS
                             OF THE HOLDING COMPANY

     The Agreement and Plan of Merger provides that, upon completion of the Merger, the internal affairs of the Holding Company will be governed by the Articles of Incorporation and Regulations of the Holding Company, copies of which are attached as Exhibits B and C to this Proxy Statement-Prospectus. The Articles of Incorporation and the Regulations of the Holding Company are substantially identical to the Restated Certificate of Incorporation and By-laws of Oglebay Norton, except (i) if Proposal II is approved, for an amendment to the Articles of Incorporation increasing the authorized number of Common Shares of the Holding Company from 10,000,000 to 30,000,000, (ii) for amendments discussed in the immediately following section which are necessary to conform the Articles of Incorporation and Regulations to Ohio law, and (iii) for certain other minor conforming or stylistic changes.

                SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION
                           LAWS OF DELAWARE AND OHIO

     As a result of the Merger, stockholders of Oglebay Norton will receive Common Shares of the Holding Company, an Ohio corporation, in exchange for their shares of Common Stock of Oglebay Norton, a Delaware corporation. The following is a summary of certain significant differences between the rights of stockholders under Delaware law and Ohio law. The differences arise in large part from the differences between the Delaware General Corporation Law and the Ohio General Corporation Law (hereinafter referred to as the "DGCL" and "OGCL," respectively). Although it is impractical to compare all of the aspects in which Delaware law and Ohio law differ with respect to the rights of stockholders, the following discussion summarizes significant differences between the laws of the two states.

AMENDMENT OF CHARTER DOCUMENTS

     Delaware law requires approval by holders of a majority of the outstanding stock of a corporation, and a majority of the outstanding stock of each class entitled to vote thereon, in order to amend a Delaware corporation's certificate of incorporation. To amend an Ohio corporation's articles of incorporation, Ohio law generally requires the approval of stockholders holding two-thirds of the voting power of the corporation, unless otherwise specified in the corporation's articles of incorporation. The Articles of Incorporation of the Holding Company provide that, except for certain actions specified in the Articles, any action that Ohio law would otherwise require the affirmative vote of the two-thirds of the voting power of the Holding Company may be taken with the affirmative vote of a majority of such voting power. The Articles of Incorporation of the Holding Company may therefore be amended by a majority vote of the Holding Company's stockholders, notwithstanding the differences between Delaware law and Ohio law.

AMENDMENT AND REPEAL OF BY-LAWS/REGULATIONS

     Under Delaware law, the holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the by-laws of a corporation. Oglebay Norton's Restated Certificate of Incorporation and By-laws provide that the Board of Directors of Oglebay Norton has the power to amend the By-laws. Ohio law provides that only the stockholders of a corporation have the power to amend and repeal a corporation's regulations, by a vote of a majority of the voting power of the corporation. Accordingly, the Regulations of the Holding Company differ from the By-laws of Oglebay Norton as they provide that the Regulations may be amended or repealed only by the stockholders of the Holding Company.

REMOVAL OF DIRECTORS

     Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, except that (i) if the corporation has a classified board and its certificate of incorporation does not otherwise provide, directors may be removed only for cause, or (ii) in the case of a corporation that has cumulative voting, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director at an election of the corporation. Oglebay Norton has a classified board and its Restated Certificate of Incorporation does not provide that directors may be removed without cause. Accordingly, under Delaware law and the Restated Certificate of Incorporation, stockholders can remove directors, but only for cause. Ohio law provides that, unless the governing documents of a corporation provide that directors may not be removed, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors; except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against such director's removal which, if voted at an election of the directors of the corporation, would be sufficient to elect the director. Consistent with Ohio law, the Regulations of the Holding Company provide that no director may be removed by the stockholders.

VACANCIES ON THE BOARD

     Delaware Law provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Neither the Restated Certificate of Incorporation nor the By-laws of Oglebay Norton alters this provision of Delaware law. Ohio law provides that, unless the governing documents of a corporation provide otherwise, any vacancy in the board of directors may be filled by a majority of the remaining directors of a corporation. Neither the Articles of Incorporation nor the Regulations of the Holding Company alters this provision of Ohio law.

RIGHTS TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Delaware Law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or by-laws may provide. Delaware law does not require that stockholders be given the right to call special meetings. The By-laws of Oglebay Norton extends the right to call a special meeting of stockholders to the Chairman of the Board, the President and a majority of the Board of Directors of Oglebay Norton, but not the stockholders. Under Ohio law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's articles or regulations specify another percentage, which may not be greater than 50%, the directors, by action at a meeting or a majority of the directors acting without a meeting, the Chairman of the Board, the President or, in case of the President's absence, death or disability, the Vice President authorized to exercise the authority of the President have the authority to call special meetings of stockholders. The Regulations of the Holding Company provide that a special meeting may be called by, in addition to the Chairman of the Board, the President and a majority of the Board of Directors, the holders of at least 50% of all outstanding shares of the Holding Company entitled to vote at the meeting.

STOCKHOLDER ACTION WITHOUT A MEETING

     Delaware law provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The Restated Certificate of Incorporation of Oglebay Norton provides that any action required or permitted to be taken by the stockholders of the corporation may be taken only at an annual or special meeting of such stockholders, unless consent in writing is given by all the stockholders of the corporation. Under Ohio law, unless otherwise provided in the articles of incorporation or regulations of the corporation, any action that may be taken by stockholders at a meeting may be taken without a meeting with the unanimous written consent of all stockholders entitled to vote at the meeting. The Articles of Incorporation and Regulations of the Holding Company do not alter this provision of Ohio law. Therefore, as under the Restated Certificate of Incorporation of Oglebay Norton, the stockholders of the Holding Company may only take actions without a meeting of stockholders upon the unanimous consent of all stockholders of the Holding Company.

CLASS VOTING

     Delaware law generally requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. Under Ohio law, holders of a particular class of shares generally are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

CUMULATIVE VOTING

     Under Delaware Law, stockholders do not have the right to cumulate their votes in the election of directors unless that right is granted in the corporation's certificate of incorporation. The Restated Certificate of Incorporation of Oglebay Norton grants stockholders the right to cumulate their votes in the election of directors. Under Ohio Law, unless the articles of incorporation eliminate cumulative voting for directors, each stockholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Articles of Incorporation of the Holding Company do not eliminate cumulative voting in the election of directors. Accordingly, if the notice requirements of Ohio law are satisfied, the stockholders of the Holding Company will have the right to vote cumulatively in the election of directors, even though the Articles of Incorporation of the Holding Company do not specifically grant to stockholders the right to vote cumulatively.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Delaware law, in Section 203 of the DGCL, provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of business combinations with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to the date on which such stockholder became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     These restrictions on business combinations with interested stockholders do not apply under certain circumstances, including, but not limited to, where (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (ii) the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section. Neither the original certificate of incorporation of Oglebay Norton nor any amendment thereto expressly elects Oglebay Norton not to be governed by
Section 203 of the DGCL.

     Ohio law, in Chapter 1704 of the OGCL, prohibits an "issuing public corporation" (as defined below) from engaging in a "Chapter 1704 transaction" (as defined below) with an "interested shareholder" (generally, a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation) for a period of three years following the date on which the person becomes an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the

Chapter 1704 transaction or the acquisition of shares pursuant to which such person became an interested shareholder.

     After the initial three-year moratorium has expired, an issuing public corporation may engage in a Chapter 1704 transaction with an interested shareholder if (i) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (ii) the Chapter 1704 transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of at least a majority of voting shares which are not beneficially owned by the interested shareholder or an affiliate or associate of an interested shareholder, or (iii) the Chapter 1704 transaction meets certain statutory tests designed to ensure that the transaction is economically fair to all shareholders.

     For purposes of Chapter 1704 of the OGCL, an "issuing public corporation" is any Ohio corporation with fifty or more shareholders that has its principal place of business, its principal executive offices or substantial assets within the state of Ohio. Upon consummation of the Merger, the Holding Company will be an issuing public corporation for this purpose. A "Chapter 1704 transaction" includes any merger, consolidation, combination or majority share acquisition (as defined below) between or involving an issuing public corporation or any subsidiary of an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder. A Chapter 1704 transaction also includes certain transfers of property, dividends and issuance or transfers of shares from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 transactions include certain transactions which (i) increase the proportionate share ownership of an interested shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or (iii) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

     The Restated Certificate of Incorporation of Oglebay Norton contains provisions relating to business combinations with interested stockholders and these same provisions appear substantially unaltered in the Articles of Incorporation of the Holding Company. The provisions state that the affirmative vote of 75% of the voting power of the corporation shall be required to approve a "business combination" (as defined below) between the corporation and an "interested stockholder" (defined generally as any person or entity that owns, together with any affiliates of the person or entity, shares having at least 25% of the voting power of the corporation) unless both (a) certain requirements which are intended to ensure that the stockholders of the corporation receive fair consideration for their shares in the business combination are satisfied and (b) certain other requirements which are intended to ensure that the interested stockholder does not take unfair advantage of the corporation between the time such person becomes an interested stockholder and the time that the business combination is consummated are satisfied. For purposes of these provisions, the term "business combination" includes (i) the merger or consolidation of the corporation or any of its subsidiaries with or into the interested stockholder, (ii) the sale, lease, pledge or other disposition by the corporation or any of its subsidiaries to or from the interested stockholder of assets having an aggregate value equal to or exceeding 20% of the fair market value of the corporation, (iii) the issuance, sale or other transfer by the corporation or any of its subsidiaries to or from the interested stockholder of securities having an aggregate value equal to or exceeding 20% of the fair market value of the corporation, (iv) the liquidation or dissolution of the corporation proposed by the interested stockholder, (v) the reclassification of securities, recapitalization of the corporation or other transaction that has the effect of increasing the proportionate share of any security owned by the interested stockholder, and (vi) any other transaction or series of transactions that is similar in purpose to those transactions referred to in clauses (i) through (vi) above.

CONTROL SHARE ACQUISITION

     Ohio law, in Section 1701.831 of the OGCL, requires that, unless the articles of incorporation or regulations of a corporation otherwise provide, any "control share acquisition" of an "issuing public corporation" (as defined above) can only be made with the prior approval of the corporation's stockholders, by the affirmative vote of a majority of the voting power of the corporation and a majority of the portion of such voting power excluding the voting power of interested shares (those held by the acquiring person, by certain officers and directors and by persons who acquire a block of shares after the first public disclosure of a proposed control share acquisition or certain other transactions). A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least one-fifth or more but less than one-third; one-third or more but less than a majority; or a majority or more. There is no similar provision under Delaware law. Neither the Articles of Incorporation nor the Regulations of the Holding Company provide that Section 1701.831 does not apply to the Holding Company.

CONTROL BID

     Under Ohio law, any offeror making a "control bid" for the securities of a "subject company" (generally, a corporation with a certain threshold value of assets located in Ohio and a certain threshold number of stockholders residing in Ohio) pursuant to a tender offer must file upon commencement of the bid certain information specified in the Ohio Securities Act with the Ohio Division of Securities, who may then within five calendar days suspend the bid if the required information has not been supplied to it, if material information regarding the bid has not been provided to the offerees or if there has been any other violation of the Ohio Securities Act. There is no similar provision under Delaware law.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     Delaware law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than certain "parent-subsidiary" mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Restated Certificate of Incorporation of Oglebay Norton provides that the affirmative vote of two-thirds of the voting power of the corporation shall be required to approve (i) the merger of the corporation into or its consolidation with another corporation, (ii) the merger into the corporation of another corporation, if a stockholder vote is required under Delaware law, (iii) the sale, lease, exchange or other disposition by the corporation of all or substantially all of its property and assets to another corporation, or (iv) any agreement or arrangement providing for any of the transactions described in clauses (i) through (iii) above. Delaware law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL, as described above.

     Under Ohio law, a merger, consolidation or disposition of all or substantially all of the assets of an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the voting power of the corporation, unless the corporation's articles of incorporation provide for approval by a different proportion not less than a majority. The Articles of Incorporation of the Holding Company includes substantially the identical provision contained in the Restated Certificate of Incorporation of Oglebay Norton (as described in the immediately preceding paragraph) relating to the approval of mergers, consolidations or disposition of all or substantially all of the assets of the corporation and therefore does not alter the two-thirds vote required for the approval of such transactions. However, the Articles of Incorporation provide that, except as expressly required by the provision referred to above or other provisions of the Articles of Incorporation, actions that would otherwise require a two-thirds vote can be approved by the affirmative vote of the holders of a majority of the voting power of the Holding Company.

     Ohio law, in Section 1701.83 of the OGCL, also requires a "combination" or "majority share acquisition" to be authorized by the stockholders of an Ohio acquiring corporation, by the vote of holders of two-thirds of the voting power of the corporation if (a) the transaction involves the issuance or transfer by the acquiring corporation of such number of its shares as entitle the holders to exercise one-sixth or more of the voting power of such corporation in the election of directors immediately after the consummation of such transaction or
(b) the articles of incorporation require the transaction to be authorized by the corporation's stockholders. For purposes of Section 1701.83 of the OGCL, "combination" includes transactions, other than mergers or consolidations, where voting shares of an Ohio corporation are issued or transferred in consideration for the transfer to the corporation or its subsidiary of all or substantially all of the assets of one or more domestic or foreign corporations. "Majority share acquisition" means generally the acquisition of shares of a corporation entitling the holder of the shares to exercise a majority of the voting power in the election of directors of such corporation. The Articles of Incorporation of the Holding Company includes no provision setting forth authorization requirements for any combination or majority share acquisition in addition to those prescribed by
Section 1701.83 of the OGCL, although the Articles of Incorporation change the vote required to approve a combination or majority share acquisition from two-thirds to a majority of the outstanding voting power of the Holding Company.

CONSIDERATION OF CONSTITUENCIES

     Section 1701.59 of the OGCL permits a director, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's stockholders, any of the following: (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation, (iii) community and societal considerations, and (iv) the long-term as well as the short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Delaware law contains no comparable provision.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, Delaware law does not provide for appraisal rights if (i) the shares of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger only shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, with cash permitted in lieu of fractional shares) or (ii) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. See "REORGANIZATION PROPOSAL -- Appraisal Rights." Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. The Restated Certificate of Incorporation of Oglebay Norton creates no rights of appraisal in addition to those set forth in the DGCL.

     Under Ohio law, dissenting stockholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Stockholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights, whether or not the shares are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders. In addition, stockholders of an acquiring corporation are entitled to appraisal rights in any merger, "combination" or "majority share acquisition" (as defined above) in which such stockholders are entitled to vote.

     Under Delaware law, among other procedural requirements, a stockholder's written demand for appraisal of shares must, in most circumstances, be received before the taking of the vote on the matter giving rise to the right of appraisal. Under Ohio law, a stockholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIVIDENDS

     Delaware law provides that dividends may be paid in cash, property or shares of a corporation's capital stock. Delaware law provides that a corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year

(provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). Ohio law provides that a corporation may pay dividends in the form of cash, property or shares of the corporation and that such dividends may be paid out of surplus. Ohio law requires a corporation to notify its stockholders if a dividend is paid out of capital surplus.

PREEMPTIVE RIGHTS OF STOCKHOLDERS

     Delaware law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The Restated Certificate of Incorporation of Oglebay Norton specifically provides that no stockholder of the corporation shall have any preemptive right to subscribe for any additional shares of the corporation. Ohio law provides that, subject to certain limitations and conditions contained in the OGCL and unless the articles of incorporation provide otherwise, stockholders shall have preemptive rights to purchase additional securities of the corporation. The Articles of Incorporation of the Holding Company provides that no stockholder of the corporation shall have any preemptive right to subscribe for any additional shares of the corporation.

DIRECTOR LIABILITY AND INDEMNIFICATION

     Delaware law allows a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or the corporation's stockholders for monetary damages for a breach of such director's fiduciary duties as a director, except liability (i) for any breach of the director's duty of loyalty to the corporation and the corporation's stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors to the extent permitted by Delaware law.

     Delaware law permits a Delaware corporation to indemnify directors, officers, employees and agents under certain circumstances and mandates indemnification under certain circumstances. Delaware law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses in the context of actions other than derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Restated Certificate of Incorporation of Oglebay Norton provides that the directors of the corporation will be indemnified to the fullest extent permitted by Delaware law. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that such person is not entitled to indemnification. Delaware law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. The Restated Certificate of Incorporation of Oglebay Norton includes provisions relating to the payment and advancement of fees and expenses to directors and the purchase of liability insurance consistent with the foregoing.

     There is no comparable provision under Ohio law permitting corporations to eliminate the liability of officers, employees or agents of the corporation. However, Ohio law provides that a director will be liable for damages only if it is proved by clear and convincing evidence that an action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's stockholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its stockholders; and the possibility that these interests may be best served by the continued independence of the corporation.

     Under Ohio law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent in a derivative suit after a finding of negligence or misconduct absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

     Ohio law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Articles of Incorporation of the Holding Company provides that the corporation shall indemnify, to the fullest extent permitted by Ohio law, any director or officer of the corporation who is made a party or is threatened to be made party to certain proceedings by reason of the fact that he or she is a director or officer of the corporation. The Articles also provide that the Holding Company shall pay, to the fullest extent permitted by Ohio law, expenses and attorneys' fees incurred by a director in defending any such proceeding as such expenses are incurred, in advance of the disposition thereof, upon receipt from the director of any undertaking required by Ohio law. The Articles provide further that the Holding Company may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner as described above to the fullest extent permitted by Ohio law. Finally, the Articles provide that Holding Company may purchase liability insurance on behalf of any director or officer against any liability asserted against the director or officer, whether or not the Holding Company would have the power to indemnify the director or officer under Ohio law. The foregoing provisions of the Articles of Incorporation of the Holding Company are substantially the same as those relating to indemnification of officers and directors in the Restated Certificate of Incorporation of Oglebay Norton, except for certain conforming or stylistic changes.

                      CAPITAL STOCK OF THE HOLDING COMPANY

NUMBER OF AUTHORIZED SHARES

     The authorized capital stock of Oglebay Norton consists of 5,000,000 shares of Preferred Stock and 10,000,000 shares of Common Stock. The authorized capital stock of the Holding Company consists of 5,000,000 Preferred Shares and, if Proposal II is approved, 30,000,000 Common Shares. Consistent with Ohio law, the common stock of the Holding Company is referred to as the "Common Shares" and the preferred stock of the Holding Company is referred to as the "Preferred Shares." Immediately following the Merger, approximately 4,813,351 Common Shares of the Holding Company will be outstanding and approximately 2,489,981 Common Shares of the Holding Company will be held in treasury. No Preferred Shares of the Holding Company will be outstanding immediately after the Merger. There are no present plans for use of the 20,000,000 additional Common Shares authorized in the Articles of Incorporation of the Holding Company, although such Common Shares would be available for the uses described below.

     The Holding Company will reserve 49,900 authorized but unissued Common Shares for issuance upon exercise of options granted or to be granted to employees. If the option granted to Mr. Lauer is approved at the Annual Meeting, the Holding Company will also reserve 380,174 authorized but unissued Common Shares for issuance upon exercise of that option. Three hundred thousand shares of Series C Preferred Shares of the Holding Company will be reserved for future issuance under the Holding Company's stockholder rights plan. Possible uses of the remaining authorized but unissued Common Shares and Preferred Shares include acquisitions and equity financings (see "REASONS FOR THE REORGANIZATION -- Benefits of the Reorganization"), as well as employee stock plans, stock dividends or stock splits and recapitalizations or reorganizations. It is possible that the shares could be issued for the purpose of deterring an unsolicited tender offer or other transaction that might result in a change in control of the Holding Company. The Holding Company is not aware of any threatened transaction of this type, and any such use of the shares would depend on an evaluation by the Holding Company's Board of Directors of the relevant circumstances at the time of issuance.

TERMS OF THE COMMON SHARES OF THE HOLDING COMPANY

     The terms of the Common Shares of the Holding Company are the same as the terms of the shares of Common Stock of Oglebay Norton, except to the extent these terms are affected by the changes in the Articles of Incorporation of the Holding Company described above and changes due to the applicability of Ohio law. See "ARTICLES OF INCORPORATION AND REGULATIONS OF THE HOLDING COMPANY" and "SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF DELAWARE AND OHIO." The Common Shares of the Holding Company, like the shares of Common Stock of Oglebay Norton, will be traded on the NASDAQ National Market.

     Holders of Common Shares of the Holding Company will be entitled (a) to receive dividends, when and as declared by the Board of Directors of the Holding Company, after any dividends that may be due on the Preferred Shares of the Holding Company, if issued, have been paid or set apart, (b) to one vote per share on all matters properly submitted to stockholders for their vote, (c) to vote cumulatively in the election of directors, and (d) to participate ratably in the net assets of the Holding Company in the event of liquidation, after any liquidation preferences of the Preferred Shares of the Holding Company, if issued, have been satisfied. No holder of Common Shares of the Holding Company, as such, has the preemptive right to purchase stock or other securities of the Holding Company of any class. The outstanding Common Shares of the Holding Company are, and the Common Shares of the Holding Company offered hereby will be, fully paid and nonassessable. The Restated Rights Agreement of Oglebay Norton that will be assumed by the Holding Company if the Merger is consummated (see "REORGANIZATION PROPOSAL -- Oglebay Norton Restated Rights Agreement") and certain provisions of the Articles of Incorporation of the Holding Company, which are substantially identical to provisions contained in the Restated Certificate of Incorporation of Oglebay Norton (see "SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF DELAWARE AND OHIO -- Business Combinations with Interested Stockholders" and "-- Mergers, Acquisitions and Certain Other Transactions"), could have the effect of delaying, deferring or preventing a change in control of the Holding Company.

     One of the Title XI contracts imposes restrictive covenants on Oglebay Norton, including a restriction on the payment of dividends, if certain financial tests are not met. These financial tests relate to the consolidated net worth, long-term debt and working capital of Oglebay Norton and its subsidiaries. Oglebay Norton presently meets these financial tests and, therefore, the restrictive covenants are not in effect at this time. It is possible that the Secretary of Transportation, as a condition to consenting to the Merger, will insist that these financial tests and restrictive covenants continue to be applied on a consolidated basis. See "REORGANIZATION
PROPOSAL -- Conditions to the Merger." If so, the restriction on the payment of dividends would apply to the Common Shares of the Holding Company in the event that the Holding Company and its subsidiaries should fail to meet the financial tests.

TERMS OF THE PREFERRED SHARES OF THE HOLDING COMPANY

       The Holding Company will be authorized to issue Preferred Shares in one or more series. The express terms of Series C Preferred Stock are set forth in the Articles of Incorporation of the Holding Company, and 300,000 shares of Series C Preferred Shares will be reserved for issuance under the Holding Company's stockholder rights plan. See "REORGANIZATION PROPOSAL -- Oglebay Norton Restated Rights Agreement." Under the provisions of the Holding Company's Articles of Incorporation, the Board of Directors is authorized, without further stockholder action, to approve the issuance of additional series of Preferred Shares and to designate the express terms of each series, including the number of shares, dividend rights, redemption provisions, sinking fund provisions, liquidation rights, conversion rights and any other rights, preferences or provisions applicable to that series. The holders of all outstanding Preferred Shares of the Holding Company will be entitled to vote as a separate class on any proposed amendment to the Articles of Incorporation of the Holding Company that would (i) increase or decrease the par value of the issued Preferred Shares, (ii) change the number of issued Preferred Shares into a lesser number or into the same or different number of any other class of shares, (iii) change the express terms of the Preferred Shares in any manner substantially prejudicial to the holders of Preferred Shares, (iv) change the express terms of issued shares of any class senior to the Preferred Shares in any manner substantially prejudicial to the holders of the Preferred Shares, (v) authorize shares of another class that are convertible into, or authorize the conversion of another class of stock into, the Preferred Shares, or authorize the directors to fix or alter conversion rights of shares of another class of stock that are convertible into the Preferred Shares, or (vi) reduce or eliminate the stated capital of the corporation in certain specified respects. No holder of Preferred Shares, as such, has the preemptive right to purchase stock or other securities of the Holding Company of any class.

BOARD RECOMMENDATION

     The Board of Directors of Oglebay Norton determined on February 26, 1998 that the proposed reorganization is in the best interests of Oglebay Norton and its stockholders on the basis of the factors discussed above and voted unanimously to approve the Agreement and Plan of Merger and to recommend that the stockholders of Oglebay Norton vote to approve and adopt the Agreement and Plan of Merger at the Annual Meeting. ACCORDINGLY, THE BOARD OF DIRECTORS OF OGLEBAY NORTON RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

                                  PROPOSAL II

                      COMMON SHARES OF THE HOLDING COMPANY

     The authorized capital stock of the Holding Company includes 30,000,000 Common Shares, an increase of 20,000,000 shares from that authorized in the Restated Certificate of Incorporation of Oglebay Norton. See "ARTICLES OF INCORPORATION AND REGULATIONS OF THE HOLDING COMPANY" and "CAPITAL STOCK OF THE HOLDING COMPANY." Although there are no present plans for use of the 20,000,000 additional Common Shares, such shares would be available for the uses described above under the heading "CAPITAL STOCK OF THE HOLDING COMPANY -- Number of Authorized Shares."

     Proposal II is contingent upon the approval of Proposal I, the Reorganization Proposal, pursuant to which Oglebay Norton will become a second-tier wholly-owned subsidiary of the Holding Company, which is an Ohio corporation. If Proposal I were not approved and the number of authorized shares of Common Stock of Oglebay Norton were increased to 30,000,000, Oglebay Norton, which is a Delaware corporation, would be subject to an increase of approximately $75,000 in its annual franchise tax liability to the state of Delaware, which tax is based upon its authorized capital stock. Although the Holding Company will pay a fee upon the initial authorization of its Common Shares, its annual franchise tax liability to the State of Ohio will not be based upon its number of authorized Common Shares. See "REASONS FOR THE REORGANIZATION -- Benefits of the Reorganization."

BOARD RECOMMENDATION

     The favorable vote of the holders of a majority of Common Stock of Oglebay Norton present in person or by Proxy at the meeting is required to approve Proposal II, the authorization of 30,000,000 Common Shares in the Articles of Incorporation of the Holding Company. THE BOARD OF DIRECTORS OF OGLEBAY NORTON RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL II.

                                  PROPOSAL III

               OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN

     The Compensation Subcommittee (on January 27, 1998) and the Board of Directors (on January 28, 1998) adopted and recommended that the stockholders approve the Oglebay Norton Company Director Fee Deferral

Plan (the "Director Plan") pursuant to which non-employee directors can elect to defer some or all of the fees earned by them for services as a director of Oglebay Norton and can choose to have amounts deferred denominated in Share Units or Deferred Cash, as those terms are defined in the Director Plan. The Director Plan is intended to attract and retain qualified individuals to serve as directors of Oglebay Norton. The Compensation Subcommittee and the Board of Directors have determined that the Director Plan will provide non-employee directors with a stronger identity of interest with Oglebay Norton and its stockholders and will therefore be in the best interests of Oglebay Norton and all of its stockholders. The Director Plan does not amend or otherwise affect the Oglebay Norton Company Director Stock Plan pursuant to which each non-employee director is awarded 200 shares of Common Stock of Oglebay Norton at the time of each annual meeting of stockholders. If the Reorganization Proposal is approved by the stockholders of Oglebay Norton, the Holding Company will assume the Director Plan, and the share units based on the value of the shares of Common Stock of Oglebay Norton will be converted into share units based on the value of the Common Shares of the Holding Company.

     The complete text of the Director Plan is attached as Exhibit D to this Proxy Statement-Prospectus. The following summary of the Director Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit D.

     Election to Defer. Each non-employee director can elect under the Director Plan to defer some or all or the cash portion of fees payable to him for service as a director of Oglebay Norton, including the basic retainer and additional fees for attending meetings and serving as head of committees. Elections are to be made on or before the time necessary to defer inclusion of the cash portion of fees in a director's gross income for federal income tax purposes. Elections for the last eleven months of 1998 were made upon adoption of the Director Plan by the Compensation Subcommittee. A director may elect, in 10% increments, (a) to defer the cash portion of fees as Share Units, (b) to defer the cash portion of fees as Deferred Cash, or (c) to receive fees as earned without any deferral. In addition, a director who defers at least some fees as Share Units may elect to either have any dividend equivalents with respect to the Share Units deferred as additional deferred Share Units or to have those dividend equivalents paid to him in cash as accrued.

     Deferral, Crediting, and Deferral Period. Amounts deferred are credited to book accounts maintained in the name of each participating non-employee director, either as Share Units or as Deferred Cash. Amounts deferred as Share Units are converted into Share Units at the fair market value of the shares of Common Stock of Oglebay Norton as of the date on which the fees would otherwise be paid. Amounts deferred in cash are credited with interest at the prime rate, compounded annually, until distributed. Amounts deferred are deferred through termination of service by the deferring director and are then paid out in shares of Common Stock of Oglebay Norton (if deferred in Share Units) or in cash (if Deferred Cash).

     Dividend Equivalent. On each date on which dividends are paid on the shares of Common Stock of Oglebay Norton, dividend equivalents are credited on deferred Share Units and are either converted into additional deferred Share Units based on the fair market value of shares of Common Stock of Oglebay Norton on the dividend payment date or paid out to the director in cash.

     Matching Contribution. Each Share Unit credited to a participating director's account, whether credited as the result of a direct fee deferral or as a result of a dividend equivalent being converted into additional deferred Share Units, is matched at the rate of 25% by Oglebay Norton's contribution of additional Share Units to the director's account.

     Maximum Number of Shares. The maximum number of shares of Common Stock of Oglebay Norton to be issuable under the Director Plan is 100,000, subject to adjustment upon the occurrence of certain changes with respect to the shares.

     Federal Income Tax Consequences of Deferrals. The following is a brief general discussion of the anticipated income tax treatment of the deferrals and distributions to be made pursuant to the Director Plan under current provisions of the Internal Revenue Code. Fees deferred by a director and credited to his account will not be recognized as income to the director for income tax purposes until the deferred fees are distributed to the director either in the form of cash or shares of Common Stock of Oglebay Norton. Interest credited on Deferred

Cash and compounded and added to a director's account will not be recognized as income to the director for income tax purposes until the accrued interest is distributed to the director. Similarly, dividend equivalents converted into additional deferred Share Units will not be recognized as income until the additional Deferred Shares are distributed as shares of Common Stock of Oglebay Norton to the director. Dividend equivalents paid in cash will be recognized as ordinary income to the director when the cash is paid. At the time of distribution of shares of Common Stock of Oglebay Norton in satisfaction of deferred Share Units or cash in satisfaction of Deferred Cash, the recipient will have ordinary income equal to the fair market value of the shares of Common Stock of Oglebay Norton or the dollar amount of the cash distributed. Oglebay Norton will be entitled to a deduction equal in amount to the amount taken into income by a director during the same year that the amount is taken into income by the director.

BOARD RECOMMENDATION

     The favorable vote of the holders of a majority of the shares of Common Stock of Oglebay Norton present in person or by Proxy at the meeting is required to adopt the Director Plan. THE BOARD OF DIRECTORS OF OGLEBAY NORTON RECOMMENDS A VOTE FOR APPROVAL OF THE OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN.

                                  PROPOSAL IV

              PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N. LAUER

     In connection with the employment of Mr. John N. Lauer as President and Chief Executive Officer of Oglebay Norton effective January 1, 1998, on December 17, 1997, the Compensation Subcommittee and the Board of Directors granted to Mr. Lauer, subject to the approval of the stockholders of Oglebay Norton, an option to acquire up to 380,174 shares of Common Stock of Oglebay Norton (the "Performance Option"). The exercise price of the option is $38.00 per share, which is $6.00 above the per share closing price as reported on the NASDAQ National Market on December 16, 1997 (the last closing price available at the time the option was granted). If approved by the stockholders, the option will first become exercisable in the normal course of events on January 1, 2001. Oglebay Norton is seeking stockholder approval of the Performance Option Agreement to satisfy the requirements of Section 162(m) of the Internal Revenue Code. The Performance Option is described in more detail as part of the terms of Mr. Lauer's employment in the section below entitled "OFFICER
AGREEMENTS -- Employment Agreement with Mr. John N. Lauer." A copy of the Performance Option Agreement with Mr. Lauer, pursuant to which the Performance Option was granted, is attached to this Proxy Statement-Prospectus as Exhibit E.

BOARD RECOMMENDATION

     The favorable vote of the holders of a majority of the shares of Common Stock of Oglebay Norton present in person or by Proxy at the meeting is required to approve the Performance Option Agreement. THE BOARD OF DIRECTORS OF OGLEBAY NORTON RECOMMENDS A VOTE FOR APPROVAL OF THE PERFORMANCE OPTION AGREEMENT WITH MR. LAUER.

                                   PROPOSAL V

                             ELECTION OF DIRECTORS

     Oglebay Norton's Board of Directors is composed of ten directors, divided into two classes of three members and one class of four members. As of the date of this Proxy Statement-Prospectus, the terms of these classes will expire in 1998, 1999 and 2000, respectively. Each of the directors serves for a term of three years and until a successor is elected. The directors whose terms expire in 1998 were nominated by the Board to stand for election to new terms which expire at the Annual Meeting in 2001. Directors whose terms expire in 1999 and 2000 are also described below. THE BOARD OF DIRECTORS OF OGLEBAY NORTON RECOMMENDS A

VOTE FOR EACH OF MALVIN E. BANK, WILLIAM G. BARES AND JOHN D. WEIL AS DIRECTORS OF THE CLASS WHOSE TERMS IN OFFICE WILL EXPIRE IN 2001.

NOMINEES FOR TERMS EXPIRING IN 2001

                                                                                                   DIRECTOR
          NAME            AGE   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS   SINCE
          ----            ---   -----------------------------------------------------------------  --------
Malvin E. Bank..........  67    Partner, Thompson Hine & Flory LLP, Cleveland, Ohio, attorneys,      1977
                                for more than five years. Mr. Bank also serves on the Board of
                                Directors of Metropolitan Financial Corp.
William G. Bares........  56    Chairman, President and Chief Executive Officer, since April         1982
                                1996, President and Chief Executive Officer, from January 1996 to
                                April 1996, President and Chief Operating Officer, from 1987 to
                                1995, of The Lubrizol Corporation, Cleveland, Ohio, supplier of chemical additives for use in lubricants and fuels. Mr. Bares serves on the Boards of Directors of The Lubrizol Corporation,
                                Applied Industrial Technologies, Inc. and KeyCorp.
John D. Weil............  57    President of Clayton Management Co., St. Louis, Missouri, invest-    1992
                                ments, for more than five years. Mr. Weil also serves on the
                                Boards of Directors of CleveTrust Realty Investors, Cliffs
                                Drilling Company, PICO Holdings Inc., Todd Shipyards Corporation,
                                Southern Investors Service Co. Inc., Allied Healthcare Products,
                                Inc. and Baldwin & Lyons, Inc.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2000
Brent D. Baird..........  59    Private investor; formerly a Limited Partner of Trubee, Collins &    1990
                                Co., Buffalo, New York and a member of the New York Stock
                                Exchange, Inc. for more than five years. Mr. Baird serves on the
                                Boards of Directors of First Carolina Investors, Inc., First
                                Empire State Corporation, Todd Shipyards Corporation, Exolon-Esk,
                                Inc. and Merchants Group, Inc.
James T. Bartlett.......  61    Managing Director, Primus Venture Partners, Cleveland, Ohio, the     1996
                                fund manager for Primus Capital Fund and Primus Capital Funds II,
                                III and IV, venture capital limited partnerships, for more than five years. Mr. Bartlett serves on the Boards of Directors of
                                Keithley Instruments, Inc. and Lamson & Sessions.
Albert C. Bersticker....  63    Chairman and Chief Executive Officer, since January 1, 1996,         1992
                                President and Chief Executive Officer, from May 1991 to Decem-
                                ber 1995, of Ferro Corporation, producer of specialty coatings, plastics, chemicals and ceramics. Mr. Bersticker also serves on the Boards of Directors of Brush Wellman Corporation, Ferro
                                Corporation and KeyCorp.
William G. Pryor........  58    President, since April 1993, of Van Dorn Demag Corporation,          1997
                                manufacturer of plastic injection molding equipment, President and Chief Executive Officer, Van Dorn Corporation (predecessor to
                                Van Dorn Demag Corporation), January 1, 1992 to April 20, 1993.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999
R. Thomas Green, Jr.....  60    Chairman of the Board of Directors, since April 1, 1992, and         1992
                                President and Chief Executive Officer, from April 1, 1992 to
                                December 31, 1997, of Oglebay Norton.

                                                                                                   DIRECTOR
          NAME            AGE   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS   SINCE
          ----            ---   -----------------------------------------------------------------  --------
Ralph D. Ketchum........  71    President and Chief Executive Officer of RDK Capital, Inc.,          1992
                                general partner of RDK Capital Limited Partnership, investments, and Chief Executive Officer of Heintz Corporation, manufacturer of jet engine components, for more than five years. An August
                                1993 petition was filed by Heintz Corporation, a subsidiary of
                                RDK Capital Limited Partnership, for reorganization under the federal bankruptcy laws. Prior to his election to Oglebay
                                Norton's Board of Directors, Mr. Ketchum was a long-term officer and employee of General Electric, rising to the position of
                                Senior Vice President and Group Executive of the Lighting Group
                                at the time of his retirement in 1987. Mr. Ketchum serves on the
                                Board of Directors of Thomas Industries, Inc., Pacific Scientific
                                Company, Lithium Technologies, Inc. and Metropolitan Financial
                                Corp.
John N. Lauer...........  59    President, Chief Executive Officer and Director of Oglebay           1998
                                Norton, since January 1, 1998, retired private investor, 1994 to
                                December 1997, President and Chief Operating Officer, The BF
                                Goodrich Company, Chemical and Aerospace Company, 1990 to 1994.
                                Mr. Lauer also serves on the Boards of Diebold, Incorporated,
                                Menasha Corporation and BorsodChem, Rt.

BOARD AND COMMITTEE ATTENDANCE

     The Board met 10 times during 1997. No director attended fewer than 75% of the total of all 1997 meetings of the Board and those committees on which he served.

STRUCTURE/COMMITTEES OF THE BOARD

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of Oglebay Norton. However, in accordance with the corporate principles, it is not involved in the day-to-day operating details. Members of the Board are kept informed of Oglebay Norton's business through discussions with the President and Chief Executive Officer and other officers, by reviewing monthly analyses and reports, and by participating in Board and committee meetings.

     The Board has four committees, described as follows:

     Executive Committee. The members of the Executive Committee are Messrs. Bares (Chairman), Baird, Bank, Bersticker and Green. The Executive Committee may exercise all of the authority of the Board of Directors subject to specific resolutions of the Board and Delaware law. The Executive Committee meets only as called by its Chairman. The Executive Committee met twice during 1997.

     Audit Committee. The members of the Audit Committee are Messrs. Bersticker (Chairman), Baird, Bartlett and Pryor. The Audit Committee (i) reviews the proposed audit programs (including both independent and internal) for each fiscal year, the results of these audits and the adequacy of Oglebay Norton's internal systems and controls, (ii) recommends to the Board the appointment of independent auditors for the year, and (iii) reviews activities conducted under Oglebay Norton's Legal and Ethical Compliance Program. The Audit Committee met twice during 1997.

     Compensation and Organization Committee. The members of the Compensation and Organization Committee are Messrs. Weil (Chairman), Bartlett, Bersticker and Ketchum. The Compensation and Organization Committee fixes compensation for the executive officers of Oglebay Norton and considers corporate organizational matters and employee benefit programs generally. The Board has also established a Compensation Subcommittee whose members are Messrs. Weil (Chairman), Bartlett and Ketchum. The Compensation Subcommittee reviews and approves compensation matters that include Oglebay Norton's stock or are calculated, in whole or part, with reference to the value of Oglebay Norton's stock. The Compensation and Organization Committee met six times and the Compensation Subcommittee met once during 1997.

     Director Search and Governance Committee. The members of the Director Search and Governance Committee are Messrs. Ketchum (Chairman), Bank, Pryor and Weil. The Director Search and Governance Committee (i) considers, screens and nominates candidates for election to the Board, (ii) reviews contributions of current Board members, and (iii) reviews and makes recommendations on corporate governance issues affecting the Board.

     The Director Search and Governance Committee will consider nominees for the Board of Directors submitted by stockholders. Recommendations by stockholders should include the nominee's name, age, business and residence addresses, principal occupation, a list of companies of which the nominee is an officer or director, qualifications, a statement on whether the nominee is a United States citizen, the name, address and number of shares of Common Stock of Oglebay Norton owned by the nominee and the recommending stockholder and the nominee's written consent to nomination. Nominations should be mailed to: Chairman, Director Search and Governance Committee, c/o David G. Slezak, Secretary and Director of Legal Affairs, Oglebay Norton Company, 1100 Superior Avenue, Cleveland, Ohio 44114-2598.

COMPENSATION OF DIRECTORS

     Directors who are not employees of Oglebay Norton receive a fee of $3,000 per quarter ($12,000 per year), an annual award of 200 shares of Common Stock of Oglebay Norton under the Director Stock Plan, and $900 for each Board and committee meeting attended. Directors are also reimbursed for expenses they incur in attending Board and committee meetings.

     The Board has adopted, subject to stockholder approval, the Oglebay Norton Company Director Fee Deferral Plan which permits directors to defer all or part of the cash portion of their compensation into: (a) share units based upon the market price of Common Stock of Oglebay Norton; or (b) into an account as deferred cash which is credited with a market rate of interest. Amounts deferred into share units receive a 25% matching payment by Oglebay Norton, but amounts deferred as cash do not receive any matching payment. See the proposal to approve the Oglebay Norton Company Director Fee Deferral Plan in the section above entitled "OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN," for a summary of the Director Fee Deferral Plan.

DIRECTOR AGREEMENTS

     Oglebay Norton has entered into separate standstill agreements with Brent
D. Baird and John D. Weil. These agreements limit to 11% the percentage of Common Stock of Oglebay Norton which each of them and their respective affiliates may own. The 11% limit is not affected if their ownership percentages increase solely due to repurchases by Oglebay Norton of its Common Stock. The standstill agreements also limit the rights of Messrs. Baird, Weil and their respective affiliates to sell their shares of Common Stock of Oglebay Norton, and prohibits them from voting their shares or participating in a proxy contest against the recommendations of Oglebay Norton's Board. Pursuant to their respective standstill agreements, the Board nominated Mr. Baird for election as a director at the 1991 and 1994 Annual Meetings and Mr. Weil for election as a director at the 1992 and 1995 Annual Meetings. Upon completion of the Merger, the standstill agreements will remain in effect, in accordance with their terms, with respect to the Common Shares of the Holding Company.

              BENEFICIAL OWNERSHIP OF OGLEBAY NORTON COMMON STOCK

     The following table shows the number of shares and percent of the outstanding shares of Common Stock of Oglebay Norton beneficially owned on March 10, 1998, by each director of Oglebay Norton, each of the executive officers named in the Summary Compensation Table set forth below, and by all directors and executive officers as a group.

                                                                AMOUNT AND NATURE OF       PERCENT
                            NAME                                BENEFICIAL OWNERSHIP       OF CLASS
                            ----                                --------------------       --------
Brent D. Baird..............................................           451,000(1)(4)         9.46%
  1350 One M&T Plaza
  Buffalo, New York 14203
Malvin E. Bank..............................................           314,938(2)(4)         6.61%
  3900 Key Center
  127 Public Square
  Cleveland, Ohio 44114
John D. Weil................................................           549,800(3)(4)        11.53%
  200 North Broadway, Suite 825
  St. Louis, Missouri 63102-2573
William G. Bares............................................             1,200(4)                (7)
James T. Bartlett...........................................               600(4)                (7)
Albert C. Bersticker........................................             1,300(4)                (7)
R. Thomas Green, Jr.........................................            12,716(5)(6)             (7)
Ralph D. Ketchum............................................             5,300(4)                (7)
John N. Lauer...............................................            51,744               1.09%
William G. Pryor............................................               400(4)                (7)
Stuart H. Theis.............................................             2,506(5)(6)             (7)
Mark P. Juszli..............................................             1,038(5)(6)             (7)
Richard J. Kessler..........................................            10,175(5)(6)             (7)
Paul V. Gorman, Jr..........................................             4,783(5)                (7)
Directors, nominees and executive officers as a group,
  including those listed above (15 persons).................         1,408,402(4)(5)        29.55%

---------------

(1) Mr. Baird, together with other reporting persons, as a group, holds sole voting and sole dispositive power as to 450,800 shares, of which Mr. Baird holds 17,600 shares individually and 6,000 shares as a trustee.

(2) Mr. Bank's shares include 313,588 shares held in various trusts. As a trustee, Mr. Bank has sole voting and dispositive power as to 210,118 shares and, as to 104,820 shares, Mr. Bank shares the voting power and the dispositive power with a co-trustee. In addition, Mr. Bank has sole voting and dispositive power as to 1,350 shares held individually.

(3) Mr. Weil, together with other reporting persons, as a group, holds 549,800 shares, of which he holds sole voting and dispositive power as to 535,200 shares and shared voting and dispositive power as to 14,600 shares.

(4) Includes 200 shares which the individual (and 1,600 shares for directors and executive officers as a group) will acquire, within 60 days, on the date of the 1998 Annual Meeting of Stockholders pursuant to the Oglebay Norton Company Director Stock Plan.

(5) Includes the following numbers of shares, rounded to the nearest whole share, beneficially owned by the following executives under Oglebay Norton's Employee Stock Ownership Plan as of December 31, 1997: Green -- 10,096 shares; Theis -- 2,106 shares; Juszli -- 1,038 shares; Kessler -- 8,975 shares; and, Gorman -- 4,783 shares; and directors and executive officers as a group -- 27,392 shares.

(6) Additional stock rights held by executive officers: Each of Messrs. Green, Theis, Kessler and Juszli are participants in Oglebay Norton's Long-Term Incentive Plan (the "LTIP"), under which they have elected to forego a portion of their annual compensation and invest it in share units, the value of which are dependent upon the value of the shares of Common Stock of Oglebay Norton. The share units are payable solely in the shares of Common Stock of Oglebay Norton upon the named executive officer's retirement, death, termination of employment or change in control, each as defined under the LTIP. None of the share units held in the LTIP by the named executive officers are included in the above table. Under the LTIP, as further described below (see "OFFICER
    AGREEMENTS -- Long-Term Incentive Plan"), the total number of share units attributable to each named executive officer, including Oglebay Norton matches and dividends under the LTIP, as of March 10, 1998 are as follows:

                                                               TOTAL NUMBER
                            NAME                              OF SHARE UNITS
                            ----                              --------------
R. Thomas Green, Jr.........................................      17,459
Richard J. Kessler..........................................       8,588
Mark P. Juszli..............................................       7,991
Stuart H. Theis.............................................       1,433

(7) Less than 1% of the outstanding shares of Common Stock of Oglebay Norton on March 10, 1998.

     The following table shows certain information with respect to all persons who, as of March 10, 1998, were known by Oglebay Norton to beneficially own more than five percent of the outstanding shares of Common Stock of Oglebay Norton, other than Mr. Baird, Mr. Bank and Mr. Weil whose beneficial ownership of shares of Common Stock of Oglebay Norton is reported above.

                                         AMOUNT AND NATURE OF   PERCENT
             NAME OF OWNER               BENEFICIAL OWNERSHIP   OF CLASS
             -------------               --------------------   --------
KeyCorp                                       1,009,878(1)       21.19%
  127 Public Square
  Cleveland, Ohio 44114

Warburg Pincus Counsellors, Inc.                294,200(2)        6.17%
  466 Lexington Avenue
  New York, New York 10017-3147

Douglas N. Barr                                 289,040(3)        6.06%
  3900 Society Center
  127 Public Square
  Cleveland, Ohio 44114-1216

Robert I. Gale, III                             285,260(4)        5.98%
  17301 St. Clair Avenue
  Cleveland, Ohio 44110

Dimensional Fund Advisors, Inc.                 265,056(5)        5.56%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------------

(1) As of February 13, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, KeyCorp has sole voting power as to 422,702 shares, shared voting power as to 230,768 shares, sole dispositive power as to 701,240 shares, and shared dispositive power as to 292,038 shares.

(2) As of January 9, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Warburg Pincus Counsellors, Inc. has beneficial ownership of 294,200 shares. According to the Schedule 13G filed, Warburg, Pincus Counsellors, Inc. has sole voting and dispositive power as to 244,600 shares.

(3) As of May 2, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Mr. Barr has sole voting and dispositive power as to 400 of these shares. As trustee, Mr. Barr has shared voting and dispositive power as to 57,200 of these shares and, together with Mr. Robert I. Gale III, shared voting and dispositive power as to 230,440 of these shares.

(4) As of May 2, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Mr. Gale has sole voting and dispositive power as to 54,820 shares, 4,198 shares of which he owns individually and 50,622 shares of which he holds as trustee. Together with Mr. Douglas N. Barr, Mr. Gale shares voting and dispositive power as to 230,440 of these shares.

(5) As of February 5, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. has sole voting power as to 178,656 shares. Certain persons who are officers of Dimensional Fund Advisors, Inc. also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons have sole voting power as to 50,000 additional shares owned by the Fund and 36,400 shares owned by the Trust. Dimensional Fund Advisors, Inc. has sole dispositive power as to 265,056 shares, including the shares held by the Fund and the Trust.

                               PERFORMANCE GRAPH

     The following is a graph which compares the five year cumulative return from investing $100 on January 1, 1993 in each of Oglebay Norton Common Stock, the S&P 500 Index of companies and the Valueline Composite Index of companies, with dividends assumed to be reinvested when received.

                                                                                         Valueline
               Measurement Period                     Oglebay                            Composite
             (Fiscal Year Covered)                     Norton           S&P 500            Index
1992                                                           100               100               100
1993                                                       100.345            109.99            113.22
1994                                                       142.601           111.409           109.246
1995                                                       180.237           153.265           132.941
1996                                                       218.199           188.486           153.388
1997                                                       420.543           251.364           187.532

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Oglebay Norton's Board of Directors has delegated to its Compensation and Organization Committee (the "C & O Committee"), none of whose members is a former or current officer or employee of Oglebay Norton or any of its subsidiaries, general responsibility for executive compensation matters. Oglebay Norton has further delegated to the Compensation Subcommittee, which is comprised of all of the members of the C & O Committee other than Mr. Bersticker, responsibility for executive compensation actions to be taken by a committee of "outside directors" as defined in the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and "non-employee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

     On December 17, 1997, Oglebay Norton entered into an Employment Agreement with Mr. John N. Lauer, the terms of which had been negotiated on behalf of Oglebay Norton by the C & O Committee, pursuant to which Mr. Lauer became President and Chief Executive Officer of Oglebay Norton, succeeding Mr. Green in these posts, effective January 1, 1998. Under the Employment Agreement, Mr. Lauer will not be paid a salary during his tenure with Oglebay Norton. Rather, as more fully described in this Proxy Statement-Prospectus under the heading "OFFICER AGREEMENTS--Employment Agreement with Mr. John N. Lauer," the primary elements of his compensation under the Employment Agreement are a grant of restricted shares a grant of an option to purchase additional shares and an annual bonus of up to $200,000 per year. The C & O Committee concluded that the largely stock-based compensation package contained in the Employment Agreement is in the best interests of Oglebay Norton and its stockholders. The remainder of this report deals with compensation of executives other than Mr. Lauer, including, specifically, compensation of Mr. Green, who held the post of Chairman, President and Chief Executive Officer throughout 1997.

     The C & O Committee seeks to compensate executive officers based on their contributions to Oglebay Norton's success, and specifically to reward officers who make significant contributions to Oglebay Norton's short-term and long-term profitability. In 1997, executive officers' annual compensation packages were comprised of an annual salary, an annual bonus and equity-based compensation.

     Annual Salary. Executive officers' annual salaries for 1997 were set by the C & O Committee after consideration of each executive officer's contribution to Oglebay Norton's performance in 1996, Oglebay Norton's financial performance and prospects, and the level of competitive salaries paid to executives in comparable positions with companies whose sales and revenues were similar to those of Oglebay Norton.

     Bonuses. Executive officers were eligible to receive cash bonuses with respect to 1997 under Oglebay Norton's Annual Incentive Plan (the "Incentive Plan") pursuant to which the C & O Committee established corporate, business unit, and individual performance goals for the year. The corporate and business unit performance measures for 1997 under the Incentive Plan were corporate income from operations and business unit operating profit, respectively. The amount of the incentive award under the Incentive Plan, if any, to each participant is based on the participant's target award level, the weightings assigned to each company, business unit and individual performance goal applicable to the participant and achievement of those goals.

     Target awards are determined with reference to the participant's base salary and range from 15% to 50% of base salary. Nominal awards may range from 0% to 150% of target awards, depending on the extent to which corporate, business unit, and individual performance goals are met or exceeded. In addition, the C & O Committee has the discretion to increase or decrease the amount of any particular nominal award by a maximum of 25%. If threshold performance goals are not achieved, no award may be made under the Incentive Plan. Based on the extent to which the relevant goals were met during 1997, actual awards for the year under the Incentive Plan ranged from 17% to 73% of base salary.

     Equity-Based Compensation. Oglebay Norton's Long-Term Incentive Plan authorizes the Compensation Subcommittee to grant equity-based incentive compensation (including stock options, stock appreciation rights, restricted stock, performance units and share units) to executive officers and other key employees for performance occurring over a period longer than one fiscal year. The Compensation Subcommittee believes that Oglebay Norton is better able to attract, retain and motivate its executives to achieve superior financial performance if a portion of executive compensation is equity-based, thereby promoting the ownership and holding of shares of Common Stock of Oglebay Norton by its officers.

     On October 29, 1997, the Compensation Subcommittee granted nonqualified stock options to 21 executives and key employees covering an aggregate of 48,700 shares of Common Stock of Oglebay Norton, each at an exercise price of $30 5/8 (the fair market value of the shares on the grant date). In addition, the Compensation Subcommittee made grants under the Long-Term Incentive Plan in connection with executives' decisions to defer a portion of their bonuses received under the Incentive Plan. Amounts so deferred are invested in "share units" based on the fair market value of the shares of Common Stock of Oglebay Norton on the date the bonus otherwise would be due. In addition, each executive deferring a portion of a bonus for 1997 received a matching grant of additional share units equal to 50% of the share units allocable to the bonus deferred, with the executive's rights in the matching grant share units vesting over five years. Deferred and matching amounts are paid in shares of Common Stock of Oglebay Norton and are generally payable only upon termination of employment, death or retirement. Executives receiving bonuses under the Incentive Plan for 1997 elected to defer from 20% to 100% of those bonuses.

     Chief Executive Officer. During 1997, pursuant to the recommendation of the C & O Committee, as approved by the Board of Directors, Mr. Green was paid a base salary of $310,000, effective March 1, 1997, for his services as Oglebay Norton's Chairman, President and Chief Executive Officer. In recommending Mr. Green's 1997 base salary, the C & O Committee considered Mr. Green's performance through the end of 1996 in executing Oglebay Norton's Corporate Strategic Plan, Oglebay Norton's financial performance and Mr. Green's salary level relative to the salary levels of other chief executive officers in companies that compete in similar markets and businesses.

     Mr. Green received a bonus for 1997 under the Incentive Plan which, taking into account all factors (including the C & O Committee's discretion to vary any award otherwise payable by up to an additional 25%), could have ranged from 0% to 94% of his 1997 base salary. Based upon the extent to which Oglebay Norton and Mr. Green attained corporate and performance goals during 1997, Mr. Green was awarded a bonus of $225,000.

     In connection with the general grant of nonqualified options to executives and other key employees on October 29, 1997, the Compensation Subcommittee granted Mr. Green a nonqualified option under the Long-Term Incentive Plan to acquire 20,000 shares of Common Stock of Oglebay Norton at an exercise price of $30 5/8. To afford Mr. Green an opportunity to defer a portion of his 1997 bonus and receive a matching grant from Oglebay Norton comparable to the matching grant received by other executives who elected to defer portions of their bonuses and receive a matching grant under the Long-Term Incentive Plan, the C & O Committee granted to Mr. Green a 50% match of the $180,000 of his 1997 bonus that he elected to defer. Under this special arrangement, the amount deferred and the match amount will be credited, until withdrawn, with earnings each year at the annual rate earned by a specified fund maintained under Oglebay Norton's Incentive Savings Plan. The match amount ($90,000) is subject to the same vesting and distribution provisions as are applicable to matching share units granted to other executives under the Long-Term Incentive Plan, except that settlement of both the deferred and match amount will be in cash.

     Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation over $1 million paid in any year to any individual who is either the corporation's Chief Executive Officer or one of the four other most highly compensated executive officers of the corporation. Qualifying "performance-based compensation" will not be subject to the deduction limit if certain requirements are met. At present, the Performance Option granted to Mr. Lauer by the Compensation Subcommittee is the only compensation element that provides a sufficiently large dollar amount of compensation to bring the Section 162(m) limit into play. However, subject to stockholder approval of the Performance Option, the Compensation Subcommittee believes that compensation under the Performance Option will qualify as performance-based compensation and that Oglebay Norton's deduction with respect to that compensation will not be limited by Section 162(m).

                                          COMPENSATION AND
                                          ORGANIZATION COMMITTEE
                                               John D. Weil, Chairman
                                               James T. Bartlett
                                               Albert C. Bersticker
                                               Ralph D. Ketchum
February 20, 1998

SUMMARY COMPENSATION TABLE

     The following table sets forth individual compensation information for Oglebay Norton's Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000.

                                                    ANNUAL COMPENSATION
                                            ------------------------------------
                                                                    OTHER ANNUAL    ALL OTHER ANNUAL
             NAME AND                                     BONUS     COMPENSATION      COMPENSATION
        PRINCIPAL POSITION          YEAR    SALARY($)    ($)(1)        ($)(2)            ($)(3)
        ------------------          ----    ---------    -------    ------------    ----------------
R. Thomas Green, Jr.*               1997    $305,833     $45,000      $16,803           $55,441
  Chairman of the Board             1996     283,600      30,000       19,026            45,250
                                    1995     276,600      68,000       16,638            42,305

Stuart H. Theis                     1997     153,167      80,000       16,760            44,195
  Vice President--                  1996     142,767      24,300          -0-            12,430
  Marine Transportation             1995     136,600      44,100          -0-            12,441

Richard J. Kessler                  1997     154,333      16,000        8,879            33,979
  Vice President--                  1996     150,333      13,500        8,879            24,785
  Finance and Planning              1995     147,000      18,600        8,879            25,088

Mark P. Juszli                      1997     137,667      20,000        5,621            24,853
  Vice President--                  1996     125,333      23,200          -0-            10,913
  Industrial Sands                  1995     117,300      17,500          -0-             6,682

Paul V. Gorman, Jr.                 1997     105,833      44,000          -0-            15,278
  Assistant Vice President--        1996      97,500      15,763          -0-             8,079
  Human Resources                   1995      94,000      18,457          -0-             7,259

---------------

* Mr. Green stepped down from the positions of President and Chief Executive Officer on December 31, 1997.

(1) Amounts shown for bonuses are the portion of the total bonuses of Messrs. Green, Theis, Kessler and Juszli received in cash under Oglebay Norton's Annual Incentive Plan. Total amounts of bonuses earned under the Annual Incentive Plan and portions of that bonus elected to be deferred by the following executives under the Oglebay Norton Company Long-Term Incentive Plan ("LTIP") (or, in the case of Mr. Green's 1997 bonus, pursuant to the special arrangement described above under the heading "COMPENSATION OF EXECUTIVE OFFICERS -- Report of the Compensation Committee on Executive Compensation") were, respectively, as follows: Green (1997 -- $225,000 and $180,000; 1996 -- $150,000 and $120,000; 1995 -- $170,000 and $102,000);
    Theis (1997 -- $100,000 and $20,000; 1996 -- $27,000 and $2,700; 1995 --
    $49,000 and $4,900); Kessler (1997 -- $80,000 and $64,000; 1996 -- $45,000
    and $31,500; 1995 -- $62,000 and $43,400); and, Juszli (1997 -- $85,000 and
    $65,000; 1996 -- $58,000 and $34,800; 1995 -- $50,000 and $32,500). Deferred
    portions of bonuses of Messrs. Green, Theis, Kessler and Juszli, which were automatically converted upon deferral into share units based on the fair market value of shares of Common Stock of Oglebay Norton, are shown in the Long-Term Incentive Plan Table, below. Mr. Gorman was not eligible to participate in the Annual Incentive Plan bonus deferral portion of the LTIP during the years presented. The Annual Incentive Plan bonus deferral feature of the LTIP has been discontinued effective for bonus payments earned in 1998.

(2) Represents "gross-up" for taxes in respect of payments by Oglebay Norton to the named executives for life insurance premiums.

(3) Includes contributions by Oglebay Norton for the named executives under Oglebay Norton's Incentive Savings Plan (the "Savings Plan") and Oglebay Norton's Employee Stock Ownership Plan (the "ESOP"), respectively
    (Green -- $3,200 and $19,897; Theis -- $3,063 and $19,047; Kessler -- $3,087
    and $19,192; Juszli -- $2,753 and $17,120; and, Gorman -- $2,117 and
    $13,161); payments by Oglebay Norton to the named executive for life insurance premiums (Green -- $19,200, Theis -- $22,085; Kessler -- $11,700; and,

    Juszli $4,980); and contributions under the Supplemental Savings and Stock Ownership Plan of $13,144 for Mr. Green.

STOCK OPTION GRANTS IN 1997

     Options granted to the named executive officers will expire on the tenth anniversary of the grant dates. Option exercise prices were in all cases equal to the fair market value of a share of Common Stock of Oglebay Norton on the date the option was granted. The options have no value unless Oglebay Norton's stock price appreciates and the recipient satisfies the applicable vesting requirements.

     The following table shows the stock options granted to the named executive officers during 1997, and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with Securities and Exchange Commission rules. The information in this table shows how much the named executive officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the shares of Common Stock of Oglebay Norton. Also included in this table is the increase in value to all common stockholders of Oglebay Norton using the same assumed rates of appreciation.

     For perspective, in ten years, one share of Common Stock of Oglebay Norton valued at $30.625 on October 29, 1997 (the grant date) would be worth $49.88, assuming the hypothetical 5% compounded growth rate, or $79.43, assuming the hypothetical 10% compounded growth rate.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                       ASSUMED ANNUAL RATES OF STOCK PRICE
                                    INDIVIDUAL GRANTS                    APPRECIATION FOR OPTION TERM(3)
                       -------------------------------------------   ---------------------------------------
                         NUMBER OF      % OF TOTAL
                          SHARES         OPTIONS
                        UNDERLYING      GRANTED TO
                          OPTIONS       EMPLOYEES       EXERCISE     EXPIRATION
        NAME           GRANTED(#)(1)    IN 1997(2)    PRICE($/SH.)      DATE       5% ($)           10% ($)
        ----           -------------   ------------   ------------   ----------   --------          --------
R. T. Green, Jr......     20,000           40.1%        $30.625       10/29/07    $385,100          $976,100
S. H. Theis..........      3,700            7.4%         30.625       10/29/07      71,244           180,579
R. J. Kessler........      3,700            7.4%         30.625       10/29/07      71,244           180,579
M. P. Juszli.........      3,700            7.4%         30.625       10/29/07      71,244           180,579
P.V. Gorman, Jr......      1,700            3.4%         30.625       10/29/07      32,734            82,960
INCREASE IN VALUE TO ALL COMMON STOCKHOLDERS(4)................................      $92.1MILLION     $233.5MILLION

---------------

(1) The options vest 25% each year commencing October 29, 1998. The options also vest if the employee retires and is otherwise entitled to a normal, early or shutdown pension under the Oglebay Norton Company Pension Plan for Salaried Employees. In that event, the retired employee may exercise the options within two years from the date of retirement, but not beyond the October 29, 2007 option expiration date.

(2) Percentage based on the total number of options granted to employees under the Oglebay Norton Company Long-Term Incentive Plan. This percentage calculation excludes the 380,174 options granted to Mr. Lauer, on December 17, 1997 under the Performance Option Agreement (see "OFFICER AGREEMENTS -- Employment Agreement with Mr. John N. Lauer"). If Mr. Lauer's options were included, then each of the officers in the table would have received less than 1% of the total options granted to employees. Mr. Lauer became the President and Chief Executive Officer of Oglebay Norton on January 1, 1998.

(3) Calculated over a ten-year period representing the life of the options.

(4) Calculated using a price of $30.625 per share of Common Stock of Oglebay Norton, the closing price on the date the options were granted, and the total weighted average number of shares of Common Stock of Oglebay Norton outstanding for 1997 (4,784,892 shares).

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                      NUMBER OF             PERFORMANCE OR
                                                   SHARES, UNITS OR       OTHER PERIOD UNTIL
                      NAME                        OTHER RIGHTS(#)(1)    MATURATION OR PAYOUT(2)
                      ----                        ------------------    -----------------------
R. Thomas Green, Jr.............................       7,448.28                 5 years
Stuart H. Theis.................................         827.58                 5 years
Richard J. Kessler..............................       2,648.28                 5 years
Mark P. Juszli..................................       2,689.65                 5 years

---------------

(1) Reflects the total of: (a) the portion of the named executive's total 1997 bonus deferred under the Oglebay Norton Company Long-Term Incentive Plan (the "LTIP") (or, in the case of Mr. Green's 1997 bonus, pursuant to the special arrangement described above under the heading "COMPENSATION OF EXECUTIVE OFFICERS -- Report of the Compensation Committee on Executive Compensation"); and (b) the 50% company match of the deferred amounts under that plan, respectively, as converted into share units based upon the fair market value of the shares of Common Stock of Oglebay Norton, as follows:
    Green -- 4,965.52 and 2,482.76; Theis -- 551.72 and 275.86;
    Kessler -- 1,765.52 and 882.76; and, Juszli -- 1,793.10 and 896.55. Mr.
    Gorman was not eligible to participate in the bonus deferral portion of the LTIP during 1997. Bonus and matching contribution amounts were automatically converted into share units at the rate of $36.25 per share, the closing price of Oglebay Norton's Common Stock on the date the 1997 bonuses were paid and deferred as previously elected by such officers.

(2) Share units reflecting the portion of the total bonus elected to be deferred by the named executive, and dividends paid on those share units, are fully vested upon allocation to the named executive's LTIP account. Share units reflecting the matching contribution, and dividends paid on those share units, generally do not vest for five years, assuming the executive's continuous service with Oglebay Norton for the five-year period. However, distributions of vested amounts will generally be made only upon a participant's retirement, death or other termination of employment. All distributions under the LTIP will be made in shares of Common Stock of Oglebay Norton.

                                RETIREMENT PLANS

SALARIED EMPLOYEES PENSION PLAN
EXCESS AND TRA SUPPLEMENTAL BENEFIT RETIREMENT PLAN

     The following table sets forth the annual pension payable under the Oglebay Norton Company Pension Plan for Salaried Employees (the "Salaried Plan") and the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (the "Excess Benefit Retirement Plan") at normal retirement age:

                               ESTIMATED ANNUAL BENEFIT
                       (ASSUMING RETIREMENT ON JANUARY 1, 1998)
                 ----------------------------------------------------
    FINAL                          YEARS OF SERVICE
ANNUAL AVERAGE   ----------------------------------------------------
 COMPENSATION    15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
--------------   --------   --------   --------   --------   --------
   $ 75,000      $ 16,875   $ 22,500   $ 28,125   $ 33,750   $ 39,375
    100,000        22,500     30,000     37,500     45,000     52,500
    150,000        33,750     45,000     56,250     67,500     78,750
    200,000        45,000     60,000     75,000     90,000    105,000
    250,000        56,250     75,000     93,750    112,500    131,250
    300,000        67,500     90,000    112,500    135,000    157,500
    350,000        78,750    105,000    131,250    157,500    183,750
    400,000        90,000    120,000    150,000    180,000    210,000
    450,000       101,250    135,000    168,750    202,500    236,250
    500,000       112,500    150,000    187,500    225,000    262,500
    550,000       123,750    165,000    206,250    247,500    288,750
    600,000       135,000    180,000    225,000    270,000    315,000
    650,000       146,250    195,000    243,750    292,500    341,250

     Benefits under the Salaried Plan and the Excess Benefit Retirement Plan are based on average annual compensation for the highest five years during the last 10 years of employment prior to retirement ("Average Compensation"). Covered compensation is equal to total base pay and incentive compensation (including amounts deferred under the Long-Term Incentive Plan), which is substantially the same as shown in the salary and bonus columns of the Summary Compensation Table set forth above, (including total bonus referred to in footnote 1 to that table). The annual benefit is calculated by multiplying the participant's Average Compensation by a factor of 1 1/2% and the participant's years of covered service (but not below a minimum benefit unrelated to compensation). Benefits, which are paid in a straight life annuity form, are not subject to reduction for Social Security or other offset. Certain surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits. The Pension Plan Benefits table is prepared without regard to benefit limitations imposed by the Internal Revenue Code. The years of benefit service credited for executive officers named in the Summary Compensation Table are: Mr. Green -- 32.6 years; Mr. Theis -- 5.0 years; Mr. Kessler -- 28.2 years; Mr. Juszli -- 3.7 years; and Mr. Gorman -- 10.4 years.

     The Internal Revenue Code limits the benefits provided under the Salaried Plan. The Excess Benefit Retirement Plan provides for the payment, out of Oglebay Norton's general funds, of the amount that a participant would have received under the Salaried Plan but for the Internal Revenue Code limits. The above table, which does not reflect those limits, shows the total annual pension benefits payable under both the Salaried Plan and the Excess Benefit Retirement Plan. The Excess Benefit Retirement Plan also provides supplemental benefits under provisions in effect under the Salaried Plan prior to 1989 if the current provisions would result in a lesser benefit. Since the pre-1989 benefit formula has been grandfathered, Mr. Green will be the only participant receiving such a supplemental benefit from the Excess Benefit Retirement Plan. That lifetime benefit is estimated at $10,229 annually, commencing at normal retirement age.

SUPPLEMENTAL SAVINGS AND STOCK OWNERSHIP PLAN

     As with the Salaried Plan, the Internal Revenue Code limits the amount that Oglebay Norton can contribute for an employee under its Savings Plan and Employee Stock Ownership Plan ("ESOP"). The Supplemental Savings and Stock Ownership Plan (the "Supplemental Plan"), provides for the payment, out of Oglebay Norton's general funds, of the amount by which certain participants' benefits under the Savings Plan and ESOP would exceed the limitations applicable to those plans. The terms of the Supplemental Plan provide a benefit equal to that which the participants would have received under the Savings Plan and ESOP but for the Internal Revenue Code limitations. Benefits under the Supplemental Plan are payable in cash only at such time and in such manner as the Compensation and Organization Committee of the Board of Directors may select from those available under the Savings Plan and ESOP. The terms of the Supplemental Plan also prohibit a participant from competing with Oglebay Norton for 10 years or wrongfully disclosing a trade secret. Based upon current compensation levels and the period of time during which Mr. Green (six years) and Mr. Kessler (less than one year) have accrued benefits under the Supplemental Plan (other than benefits relating solely to dividends on Oglebay Norton Common Stock), the only named executive officers eligible for supplemental benefits are Messrs. Green and Kessler, who would be entitled to benefits of $139,507 and $51, respectively.

                               OFFICER AGREEMENTS

SEPARATION AGREEMENT WITH MR. R. THOMAS GREEN, JR.

     On December 17, 1997, Oglebay Norton entered into an agreement with Mr. Green pursuant to which he was retained to provide services to Oglebay Norton through June 30, 1999. The agreement provides for Mr. Green's stepping down as President and Chief Executive Officer of Oglebay Norton effective as of December 31, 1997, his service as Chairman of the Board of Oglebay Norton through the 1998 Annual Meeting of Stockholders and his continued service thereafter as a director through completion of his current term in April 1999. Mr. Green will also serve as a director of the Holding Company until April 1999. Whether Mr. Green is nominated as a candidate for election as a director after April 1999 will be determined by him and the Board of Directors of the Holding Company at that time. While Mr. Green provides services to Oglebay Norton, Oglebay Norton is to pay compensation to him at the rate of not less than $465,000 per year and to provide to him all other benefits that are provided to full-time salaried employees of Oglebay Norton. In addition, Oglebay Norton is to (i) pay such premiums as may be required to have fully paid at age 65 a $720,000 face amount life insurance policy on Mr. Green's life owned by him, (ii) provide Mr. Green with up to $5,000 of retirement planning consultation (plus a "gross-up" amount sufficient to enable Mr. Green to pay all taxes on the value of the consultation and on the gross-up amount), (iii) provide Mr. Green with a furnished office and related support and secretarial services through June 30, 2004, and (iv) continue to pay Mr. Green's club membership dues and assessments for as long as Mr. Green desires to maintain his membership.

EMPLOYMENT AGREEMENT WITH MR. JOHN N. LAUER

     On December 17, 1997, Oglebay Norton entered into an employment agreement (the "Employment Agreement") with Mr. Lauer pursuant to which he (i) became employed by Oglebay Norton immediately upon execution of the Employment Agreement, and (ii) became President and Chief Executive Officer of Oglebay Norton effective January 1, 1998. The Employment Agreement contemplates Mr. Lauer's election as Chairman of the Board of Directors at the time of the 1998 Annual Meeting of Stockholders and his continued employment as Chairman, President and Chief Executive Officer of Oglebay Norton thereafter through January 2, 2003. The Employment Agreement was negotiated with Mr. Lauer on behalf of Oglebay Norton by the Compensation and Organization Committee of the Board of Directors and was approved by the full Board of Directors at its regularly scheduled meeting held on December 17, 1997.

     The compensation arrangements embodied in the Employment Agreement are intended to tie Mr. Lauer's compensation for services directly to the performance of Oglebay Norton -- and particularly the price of shares of Common Stock of Oglebay Norton -- over the term of Mr. Lauer's employment. Mr. Lauer will not be paid a salary during his tenure with Oglebay Norton. Rather, the primary elements of his compensation under the

Employment Agreement are (i) a grant of restricted shares of Common Stock of Oglebay Norton, (ii) a grant of an option to purchase additional shares of Common Stock of Oglebay Norton, and (iii) an annual bonus of up to $200,000 per year depending upon the performance of Oglebay Norton during the year. The Board of Directors determined that these compensation arrangements are appropriate in that the ultimate value of the compensation package provided to Mr. Lauer will depend in large part upon the ultimate value achieved by Oglebay Norton under Mr. Lauer's management. The Board of Directors believes that the direct, largely stock-based relationship between performance and reward is in the best interests of Oglebay Norton and its stockholders. Each of the primary elements of Mr. Lauer's compensation arrangements is described in more detail below.

     Restricted Stock. On January 19, 1998, Oglebay Norton granted to Mr. Lauer 25,744 shares of Common Stock of Oglebay Norton subject to restrictions set forth in the Employment Agreement (the "Restricted Shares"). The making of this grant was contingent upon Mr. Lauer's personal investment of at least $1,000,000 in shares of Common Stock of Oglebay Norton. As provided in the Employment Agreement, the number of Restricted Shares granted is equal to the number of shares acquired by Mr. Lauer for his $1,000,000 investment. Of the 25,744 Restricted Shares granted, 20% (5,148 shares) were fully vested and nonforfeitable as of the grant date. Assuming Mr. Lauer continues in the employ of Oglebay Norton, another 20% of the total number of Restricted Shares will vest and become nonforfeitable on January 1 of each of 1999, 2000, 2001, and 2003 (i.e., on each of the first, second, third, and fifth anniversaries of January 1, 1998). However, if Mr. Lauer reduces his personal investment by disposing of any of the shares he acquired for his $1,000,000 investment at any time before January 1, 2003, any Restricted Shares that have not become fully vested and nonforfeitable will be forfeited at the time of the reduction in Mr. Lauer's personal investment. For these purposes, shares as to which (i) the beneficial interest is held by any of certain members of Mr. Lauer's family, and
(ii) the voting rights are controlled by Mr. Lauer, will be treated as held by Mr. Lauer.

     If, before the restrictions on all of the Restricted Shares have lapsed, Mr. Lauer's employment with Oglebay Norton is terminated by Oglebay Norton without "Cause," Mr. Lauer is "Constructively Terminated," or Mr. Lauer terminates his employment by notice to the Board of Directors within 90 days after the occurrence of a "Change of Control" (with each such term defined as provided in the Employment Agreement), Mr. Lauer's rights to all of the Restricted Shares will become fully vested and nonforfeitable. If Mr. Lauer's employment with Oglebay Norton is terminated by death or disability during 1998 or 1999, an aggregate of 12,872 Restricted Shares (50% of the entire grant) will be fully vested and nonforfeitable; if his employment is terminated by death or disability during 2000, an aggregate of 18,021 Restricted Shares (70% of the entire grant) will be fully vested and nonforfeitable; if his employment is terminated by death or disability during 2001, an aggregate of 21,882 Restricted Shares (85% of the entire grant) will be fully vested and nonforfeitable; and if his employment is terminated by death or disability after December 31, 2001, all 25,744 of the Restricted Shares will be fully vested and nonforfeitable (in each case including any Restricted Shares that had previously become fully vested and nonforfeitable). If Mr. Lauer's employment is terminated by Oglebay Norton for Cause or by Mr. Lauer other than as a result of a Constructive Termination, any Restricted Shares that were not already fully vested and nonforfeitable will be forfeited at the time of termination.

     Mr. Lauer elected under Section 83(b) of the Internal Revenue Code to recognize the entire value of the shares of Common Stock of Oglebay Norton subject to the grant as current income as of the date of the grant and without regard to the restrictions on those shares. Mr. Lauer has also made arrangements to satisfy the obligations to pay federal, state and local income tax in connection with the grant and the income recognized in connection with the grant.

     Performance Option. As provided by the Employment Agreement, the Compensation Subcommittee granted to Mr. Lauer, on December 17, 1997, subject to the approval of the stockholders of Oglebay Norton, an option to acquire up to 380,174 shares at an exercise price of $38.00 per Share. The total of 380,174 shares subject to the Performance Option equals 8% of the entire number of shares outstanding both on the grant date and on January 1, 1998. The $38.00 per share exercise price is $6.00 above the per share closing price as reported on the NASDAQ National Market on December 16, 1997 (the last closing price available at the time the Employment Agreement was executed). The Performance Option will not be exercisable by Mr. Lauer unless and until the approval of Oglebay Norton's stockholders is obtained.

     In the normal course, the Performance Option will first become exercisable on January 1, 2001, after Mr. Lauer has been employed by Oglebay Norton for three full years. If Mr. Lauer remains in the employ of Oglebay Norton throughout the term contemplated by the Employment Agreement (i.e., through January 2, 2003), the Performance Option, to the extent not previously exercised by him, will remain exercisable through June 30, 2005. Any part of the Performance Option not earlier exercised or terminated will terminate at the close of business on June 30, 2005.

     The exercise price under the Performance Option may be paid by Mr. Lauer in cash or in such other form of consideration as the Compensation Subcommittee may determine to accept including (i) delivery of instructions to a broker to deliver to Oglebay Norton sale or loan proceeds to pay the exercise price, (ii) delivery of shares, (iii) surrender of a portion of the Performance Option itself, or (iv) any combination of these various methods. The Compensation Subcommittee may permit or require Mr. Lauer to satisfy, by such means as the Compensation Subcommittee may determine, any withholding tax obligation arising from any exercise of the Performance Option.

     If, before January 2, 2003, Mr. Lauer's employment with Oglebay Norton is terminated by Oglebay Norton without Cause, Mr. Lauer is Constructively Terminated, or Mr. Lauer terminates his employment by notice to the Board of Directors within 90 days after the occurrence of a Change of Control, the Performance Option, to the extent not previously exercised, will become immediately exercisable and will remain exercisable thereafter through January 2, 2004, at which time it will be terminated.

     If Mr. Lauer dies or his employment is terminated by Oglebay Norton on account of his disability before January 1, 2001, the Performance Option will be terminated as of the date of his death or termination due to disability without ever having become exercisable. If Mr. Lauer dies or his employment is terminated by Oglebay Norton on account of his disability after December 31, 2000 and before January 2, 2003, the Performance Option will remain exercisable through the first anniversary of the date of his death or termination due to disability and will be terminated as of the close of business on that first anniversary.

     If, before January 2, 2003, Mr. Lauer's employment is terminated by Oglebay Norton for Cause or by Mr. Lauer voluntarily (and not in response to a Constructive Termination), the Performance Option will be terminated on the date of termination of employment.

     Under currently applicable provisions of the Internal Revenue Code, the grant of the Performance Option had no immediate tax consequences to Oglebay Norton or to Mr. Lauer. Mr. Lauer will recognize compensation income at the time of exercise of the Performance Option in an amount equal to the difference between the exercise price and the fair market value on the exercise date of the acquired shares. Oglebay Norton will be entitled to a deduction in the same taxable year and in the same amount as Mr. Lauer recognizes compensation income as a result of the exercise of the Performance Option, provided Oglebay Norton satisfies applicable withholding requirements.

NEW PLAN BENEFITS -- PERFORMANCE OPTIONS

                                                              NUMBER OF SHARES
                                                                 UNDERLYING
                          NAME AND                                OPTIONS
                     PRINCIPAL POSITION                          GRANTED(#)
                     ------------------                       ----------------
R. Thomas Green, Jr.........................................           --
Chairman of the Board
Stuart H. Theis.............................................           --
Vice President -- Marine Transportation
Richard J. Kessler..........................................           --
Vice President -- Finance and Planning
Mark P. Juszli..............................................           --
Vice President -- Industrial Sands
Paul V. Gorman, Jr..........................................           --
Assistant Vice President -- Human Resources
Executive Officers as a Group(1)............................      380,174(2)
Non-Executive Officer Directors as a Group..................           --
Non-Executive Officer Employees as a Group..................           --

---------------

(1) John N. Lauer, who became Oglebay Norton's President and Chief Executive Officer on January 1, 1998, is the sole member of this group who has received a Performance Option grant.

(2) The expiration date, which is dependent on various factors, and the material conditions to the exercise of the Performance Option granted to Mr. Lauer are described in this section above.

     Annual Bonus. Under the Employment Agreement, Mr. Lauer is eligible to receive a cash bonus with respect to each calendar year during which he is employed by Oglebay Norton with the amount of the bonus ranging in value from $0 to $200,000, depending upon the extent to which Oglebay Norton and Mr. Lauer achieve such goals as may be specified in an incentive plan to be adopted by the Compensation Subcommittee by the end of February during each calendar year. Any cash bonus earned during a calendar year will be paid by March 15 of the immediately following year.

     Other Benefits. Oglebay Norton will provide to Mr. Lauer the same perquisites as it has customarily provided to its top executives. Oglebay Norton will also provide to Mr. Lauer a supplemental retirement benefit plan that will provide to him retirement benefits that, when added to any benefits payable to him under the Salaried Plan, will equal the benefits he would have been entitled to under the Salaried Plan if (i) in addition to any bonuses received by him, there had been included in his covered compensation, throughout the period of his employment with Oglebay Norton, salary earned by him at the rate of $350,000 per year, and (ii) there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Salaried Plan. If Mr. Lauer remains in the employ of Oglebay Norton through January 2, 2003 and receives maximum (i.e., $200,000) annual bonuses, the aggregate retirement benefit under the Salaried Plan and the supplemental plan will be the equivalent of an annual lifetime benefit of $38,250 per annum.

     The Employment Agreement obligates Mr. Lauer to refrain from competing with Oglebay Norton while he is employed by Oglebay Norton and for a period of two years after his employment with Oglebay Norton is terminated.

OFFICER AGREEMENTS EFFECTIVE UPON "CHANGE IN CONTROL"

     Oglebay Norton has entered into separate agreements (collectively, the "Officer Agreements") with the executive officers listed in the Summary Compensation Table set forth above. The Officer Agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened "Change in Control" (as defined in the Officer Agreements) of Oglebay Norton. None of the Officer Agreements will become effective unless, and until, there is a Change in Control.

     There are two "triggers" which apply to the Officer Agreements. The first "trigger" requires that a "Change in Control" occur. Following a Change in Control, the officer is entitled to continued employment at a compensation rate equal to the greatest of that in effect (i) immediately before the Change in Control, (ii) two years before the Change in Control, or (iii) such greater rate determined by Oglebay Norton, plus continued participation in specified benefit plans as an executive officer ("Contract Compensation"). The second "trigger" is tripped if, following a Change in Control, the officer is terminated without "Cause", or the officer terminates his employment for "Good Reason" (as defined in the Officer Agreements). If the second "trigger" is tripped, then the officer is entitled to receive Contract Compensation in lieu of employment, but only for the longer of the time remaining in the original 30-month contract term (following the Change in Control), or six months. Following employment termination, the officer is obligated to endeavor to mitigate damages by seeking comparable employment elsewhere and, to the extent the officer is successful, Contract Compensation is reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, for as long as Contract Compensation is received, the officer agrees neither to compete against Oglebay Norton nor to disclose any of its trade secrets. Finally, Contract Compensation under the Officer Agreements will be reduced if and to the extent necessary to prevent any portion from being treated as excess parachute payments under the Internal Revenue Code.

"POUR-OVER" AND IRREVOCABLE TRUSTS

     Oglebay Norton has made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which it has not been required to fund on a current basis (collectively, "Benefit Plans"). In order to provide assurances that those commitments will be honored, Oglebay Norton has established three trusts with independent trustees to fund those Benefit Plan obligations in the event of a Change in Control (as defined in the trust documents).

     Irrevocable Trust Agreement I ("Trust I") exists to provide additional assurances for benefits under a 1974 Supplemental Retirement Plan, all participants of which have retired from Oglebay Norton. Irrevocable Trust Agreement II ("Trust II") provides additional assurances for benefits and payments due under the Excess Benefit Retirement Plan, the Supplemental Plan, the Officer Agreements, the 1991 Executive Life Program and the 1996 Executive Life Plan, pursuant to which Oglebay Norton pays life insurance premiums on behalf of its executive officers.

     The Oglebay Norton Company Pour-Over Trust ("Pour-Over Trust") provides that in the event of a threatened Change in Control, Oglebay Norton shall deposit in the Pour-Over Trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of such Benefit Plans subject to Trust I and Trust II. The Pour-Over Trust becomes revocable if, following the threat, no Change in Control occurs. If a Change in Control does occur, the Pour-Over Trust remains irrevocable, and the assets in the Pour-Over Trust are transferred to Trusts I and II. Although Oglebay Norton has contributed certain company-owned life insurance policies to the trust held under Trust I, it has not contributed significant assets to any of the three trusts, although Oglebay Norton has the right to make additional discretionary contributions into the trusts. Assets held in the trusts are subject at all times to claims of Oglebay Norton's general creditors. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, Oglebay Norton remains obligated to pay those amounts. No employee has any right to assets in the trusts until and to the extent benefits are paid from the trusts.

LONG-TERM INCENTIVE PLAN

     Oglebay Norton established its Long-Term Incentive Plan ("LTIP") on December 18, 1995, which was approved by Stockholders at the 1996 Annual Meeting. The Compensation Subcommittee administers the LTIP and selects those officers and other key employees to participate in the plan. Participants are eligible to defer a portion of their annual incentive award or are eligible to be granted awards under the LTIP, as determined by the Compensation Subcommittee. Each of the named executive officers currently participates in the LTIP. During years 1995 through 1997, the LTIP consisted of two programs, the "Annual Incentive Deferral Program" and the "Long-Term Incentive Program." The Annual Incentive Deferral Program will not be in effect for compensation earned in 1998 and thereafter.

     Under the Annual Incentive Deferral Program, each participant is able to defer all or a portion (as determined by the Compensation Subcommittee) of any incentive award payable under Oglebay Norton's Annual Incentive Plan. The deferred amounts are converted into "share units" based upon the fair market value of the shares of Common Stock of Oglebay Norton on the date of deferral. Oglebay Norton will make a matching contribution to the participant's deferred incentive award in an amount determined by the Compensation Subcommittee. For amounts deferred for 1997, Oglebay Norton's match was 50% of the portion of each participant's annual incentive award for 1997. An amount equal to dividends paid on the shares of Common Stock of Oglebay Norton is also credited to the participant's deferral account and Oglebay Norton match and is also converted into share units based upon the fair market value of the shares of Common Stock of Oglebay Norton on the dividend payment date. All annual incentive award deferrals (and related dividends) are one hundred percent (100%) vested at all times. Matching contributions (and related dividends) are vested on the fifth anniversary of the date they are allocated to a participant's account, assuming the employee has been in continuous service with Oglebay Norton for the entire five-year period. Prior to the fifth anniversary of a particular allocation, a matching contribution may become one hundred percent (100%) vested upon the occurrence of certain events, including, without limitation, a participant's early retirement or disability or a "Change of Control" (as defined in the LTIP). All distributions under the LTIP are made in shares of Common Stock of Oglebay Norton. Distributions of vested amounts are made upon a participant's retirement, death or other termination of employment, upon a "Change in Control" (as defined in the LTIP), or upon any other event deemed appropriate by the Compensation Subcommittee. A participant may elect an in-service withdrawal of all or a portion of his incentive award deferrals (and related dividends), provided that the withdrawn deferrals have been allocated to the participant's account for at least a five-year period prior to the withdrawal. However, upon taking such an in-service withdrawal, all of the participant's matching contributions are immediately forfeited. As noted above, the Annual Incentive Deferral Program of the LTIP is no longer in effect for compensation earned in 1998 and thereafter.

     The LTIP also provides for awards by the Compensation Subcommittee, including a grant of options (which may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, or nonqualified options), stock appreciation rights, restricted stock and performance awards (collectively, the "Incentive Awards"). The Compensation Subcommittee has the discretion to set performance objectives as it deems appropriate respecting any performance awards or restricted stock grants. The performance objectives may vary from participant to participant and between groups of participants and will be based upon such company, business unit and/or individual performance factors and criteria as the Compensation Subcommittee may deem appropriate. As discussed above under the heading "COMPENSATION OF EXECUTIVE OFFICERS -- Stock Option Grants in 1997," on October 29, 1997, Oglebay Norton granted stock options to certain of its executive officers and key employees under the LTIP.

     The Compensation Subcommittee also has the authority, in its discretion, to provide at the time of grant of any award under the LTIP, that the terms of the grant or date on which an award vests or becomes exercisable may be modified in the event of a change of control, as defined under the LTIP.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Malvin E. Bank, formerly a member of the Compensation and Organization Committee of Oglebay Norton, is a partner of the law firm of Thompson Hine & Flory LLP, Cleveland, Ohio, which provided legal services to Oglebay Norton in 1997 and continues to provide such services in 1998. Mr. Bank has not served on the Compensation and Organization Committee since April 30, 1997.

     Mr. Bersticker serves on the Compensation and Organization Committee of Oglebay Norton, and is the Chairman and Chief Executive Officer of Ferro Corporation. As is discussed in the immediately following section, a wholly-owned subsidiary of Oglebay Norton sells to, and purchases from, Ferro Corporation various items in the ordinary course of business pursuant to arm's length negotiations. Mr. Bersticker is not a member of the Compensation Subcommittee.

                           RELATED PARTY TRANSACTIONS

     Oglebay Norton Industrial Sands, Inc. ("ONIS"), a wholly-owned subsidiary of Oglebay Norton, sells ground silica to, and purchases heavy density grinding media and ceramic mill lining from, Ferro Corporation. Mr. Bersticker is Chairman of the Board and Chief Executive Officer of Ferro Corporation. During the year ended December 31, 1997, total sales to and purchases from Ferro Corporation by ONIS were $627,603 and $528,067, respectively. These transactions were entered into by ONIS pursuant to arm's length negotiations in the ordinary course of business and on terms that Oglebay Norton believes to be fair.

                                 LEGAL OPINION

     The legality of the Common Shares of the Holding Company has been passed upon by Thompson Hine & Flory LLP, Cleveland, Ohio, legal counsel to Oglebay Norton. Several partners of Thompson Hine & Flory LLP own shares of Common Stock of Oglebay Norton. Information on the share ownership of Malvin E. Bank, who is a director of Oglebay Norton, and Douglas N. Barr is set forth above under the heading "BENEFICIAL OWNERSHIP OF COMMON STOCK OF OGLEBAY NORTON." Other partners of Thompson Hine & Flory LLP have advised Oglebay Norton that they own an aggregate of approximately 500 shares of Common Stock of Oglebay Norton.

                                    EXPERTS

     The consolidated financial statements of Oglebay Norton appearing in Oglebay Norton's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Deloitte & Touche LLP has delivered an opinion to Oglebay Norton regarding the federal income tax consequences of the reorganization described herein. Deloitte & Touche LLP was selected by Oglebay Norton, and is qualified to deliver such opinion, based upon the authority of such firm as experts in tax matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the records and information of Oglebay Norton, Oglebay Norton believes that all Securities and Exchange Commission filing requirements applicable to directors and executive officers under Section 16(a) of the Securities Exchange Act of 1934, as amended, for 1997 were met.

                              INDEPENDENT AUDITORS

     A representative of Ernst & Young LLP, the independent auditor of Oglebay Norton for the year ended December 31, 1997, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so and to respond to appropriate questions with respect to the firm's examination of the consolidated financial statements and records of Oglebay Norton for the year ended December 31, 1997. The Board of Directors of Oglebay Norton has not yet considered the appointment of independent auditors for the year ending December 31, 1998.

                              FINANCIAL STATEMENTS

     Oglebay Norton's Annual Report for the year ended December 31, 1997, including financial statements for such year, accompanies this Proxy Statement-Prospectus. Stockholders may obtain a copy of Oglebay Norton's

Annual Report on Form 10-K as filed with the Securities and Exchange Commission free of charge upon oral or written request to the Secretary, Oglebay Norton Company, 1100 Superior Avenue, Cleveland, Ohio 44114-2598, Telephone Number
(216) 861-3300.

                              1999 ANNUAL MEETING

     The 1999 Annual Meeting of Stockholders of the Holding Company is presently scheduled to be held on April 28, 1999. The deadline for stockholders to submit proposals to be considered for inclusion in the proxy statement for that meeting is November 25, 1998.

                                 OTHER MATTERS

     The management of Oglebay Norton does not know of any business to be acted upon at the Annual Meeting other than the matters described above, but if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote thereon in accordance with their best judgment.

     Stockholders are urged to sign and return their proxies without delay.

By Order of the
Board of Directors

                                          /s/ David G. Slezak
                                          DAVID G. SLEZAK,
                                          Secretary and Director
                                          of Legal Affairs


April 28, 1998

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of April 6, 1998, by and among Oglebay Norton Company, a Delaware corporation ("Oglebay Norton"), Oglebay Norton Holding Company, an Ohio corporation and wholly-owned subsidiary of Oglebay Norton (the "Holding Company"), ONCO Investment Company, an Ohio corporation and wholly-owned subsidiary of the Holding Company (the "Investment Company"), and Oglebay Norton Merger Company, a Delaware corporation and wholly-owned subsidiary of the Investment Company (the "Merger Company").

     WHEREAS, Oglebay Norton has an authorized capital stock consisting of 10,000,000 shares of Common Stock, $1.00 par value per share, of which 4,763,351 are issued and outstanding, and 5,000,000 shares of Preferred Stock, without par value, none of which are issued and outstanding.

     WHEREAS, the Investment Company has an authorized capital stock consisting of 100 Common Shares, $1.00 par value, of which one share is issued and outstanding and is owned by the Holding Company.

     WHEREAS, the Merger Company has an authorized capital stock consisting of 100 shares of Common Stock, $1.00 par value, of which one share is issued and outstanding and is owned by the Investment Company.

     WHEREAS, at the Effective Date (as defined below), the Holding Company will have an authorized capital stock consisting of 30,000,000 Common Shares, $1.00 par value per share, of which one share is issued and outstanding and is owned by Oglebay Norton, and 5,000,000 Preferred Shares, without par value, none of which are issued and outstanding.

     WHEREAS, the respective Boards of Directors of Oglebay Norton, the Holding Company, the Investment Company and the Merger Company deem it advisable that the Merger Company merge with and into Oglebay Norton upon the terms and conditions herein provided and, therefore, have each approved and authorized this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that in accordance with the Delaware General Corporation Law (the "DGCL") the Merger Company shall be merged with and into Oglebay Norton in accordance with the following terms and conditions.

     1. The Merger. Effective upon the filing of this Merger Agreement or a separate certificate of merger, in such form as is required by the DGCL, with the Secretary of State of the State of Delaware (the "Effective Date"), the Merger Company will be merged with and into Oglebay Norton in accordance with the DGCL. As a result of the merger (the "Merger"), the separate existence of the Merger Company will cease and Oglebay Norton will be the surviving corporation (the "Surviving Company"). From and after the Effective Time, the Merger will have the effects specified in the DGCL.

     2. Conditions to the Merger. The obligations of Oglebay Norton, the Holding Company, the Investment Company and the Merger Company to consummate the Merger are subject to (a) the adoption of the Merger Agreement at the 1998 Annual Meeting of Stockholders of Oglebay Norton (the "Annual Meeting") by the vote of the holders of at least two-thirds of the shares of Common Stock of Oglebay Norton outstanding on the record date for the Annual Meeting and (b) the receipt by Oglebay Norton of the consent to the Merger of the United States Secretary of Transportation as and to the extent required by contracts relating to the construction and chartering of vessels financed under Title XI of the Merchant Marine Act of 1939.

     3. Certificate of Incorporation and By-laws of the Surviving Company. The Certificate of Incorporation of the Merger Company, as amended and in effect on the Effective Date, shall be the Certificate of Incorporation of the Surviving Company without change or amendment until further amended in accordance with the provisions thereof and applicable law, except that the first section of the Certificate of Incorporation of the Surviving Company shall, as of the Effective Date, be amended to read as follows:

          FIRST. The name of the Corporation shall be "ONCO Transportation Company."

     The By-laws of the Merger Company, as amended and in effect on the Effective Date, shall be the By-laws of the Surviving Company, without change or amendment until further amended in accordance with the provisions thereof and applicable law.

     4. Articles of Incorporation and By-laws of the Holding Company. Article FIRST of the Articles of Incorporation of the Holding Company shall, as of the Effective Date, be amended to read as follows:

          FIRST.  The name of the Corporation shall be "Oglebay Norton Company."

     5. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Merger Company immediately prior to the Effective Time will be the directors and officers of the Surviving Company after the consummation of the Merger.

     6. Further Assurances. From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Merger Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further actions, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Merger Company, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Company are fully authorized in the name and on behalf of the Merger Company or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

     7. Common Stock of Oglebay Norton. On the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of Common Stock, $1.00 par value per share, of Oglebay Norton outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable Common Share, $1.00 par value per share, of the Holding Company. The conversion of these shares will occur by virtue of the Merger and without an exchange of certificates, and each certificate representing shares of Common Stock of Oglebay Norton issued and outstanding immediately prior to the Merger will, upon completion of the Merger, represent Common Shares of the Holding Company.

     8. Common Stock of the Merger Company. On the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock, $1.00 par value per share, of the Merger Company outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock, $1.00 par value per share, of the Surviving Company.

     9. Common Shares of the Holding Company Owned by Oglebay Norton. On the Effective Date, each Common Share of the Holding Company will be canceled, and all rights in respect thereof will cease.

     10. Stock Certificates. On and after the Effective Date, all of the outstanding certificates that prior to that time represented shares of Common Stock of Oglebay Norton shall be deemed for all purposes to evidence the same number of Common Shares of the Holding Company. The registered owner on the books and records of the Holding Company or its transfer agent of any such stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Holding Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Holding Company to which such person is entitled.

     11. Abandonment. This Merger Agreement will terminate and the Merger will be abandoned if the Merger Agreement is not adopted at the Annual Meeting by the vote of the holders of at least two-thirds of the shares of Common Stock of Oglebay Norton outstanding on the record date for the Annual Meeting. In addition, at any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned at the election of the Board of Directors of Oglebay Norton, whether before or after approval of this Merger Agreement by the stockholders of Oglebay Norton, if the Board of Directors shall have determined that the Merger is not in the best interest of Oglebay Norton or its stockholders.

     12. Amendment. This Merger Agreement may be amended at any time before the Merger becomes effective in a written instrument approved in form and substance by the Board of Directors of Oglebay Norton and executed by all of the parties hereto. However, after the adoption of this Merger Agreement by the stockholders of Oglebay Norton, this Merger Agreement may not be amended in a way that, in the judgment of the Board of Directors of Oglebay Norton, materially and adversely affects the rights of the stockholders of Oglebay Norton, unless the Merger Agreement, as amended, is adopted by the holders of at least two-thirds of the outstanding shares of Common Stock of Oglebay Norton entitled to vote thereon.

     13. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed by their respective authorized officers as of the date first written above.

                                          OGLEBAY NORTON COMPANY

                                          /s/ JOHN N. LAUER

                                          --------------------------------------
                                          By: John N. Lauer
                                          Title: President and Chief Executive
                                          Officer

                                          OGLEBAY NORTON HOLDING COMPANY

                                          /s/ JOHN N. LAUER

                                          --------------------------------------
                                          By: John N. Lauer
                                          Title: President

                                          ONCO INVESTMENT COMPANY

                                          /s/ JOHN N. LAUER

                                          --------------------------------------
                                          By: John N. Lauer
                                          Title: President

                                          OGLEBAY NORTON MERGER COMPANY

                                          /s/ JOHN N. LAUER

                                          --------------------------------------
                                          By: John N. Lauer
                                          Title: President

                                                                       EXHIBIT B

                           ARTICLES OF INCORPORATION
                                       OF
                         OGLEBAY NORTON HOLDING COMPANY

     FIRST.  The name of the Corporation is "Oglebay Norton Holding Company."

     SECOND. The principal office of the Corporation in the State of Ohio is located in the City of Cleveland, Cuyahoga County.

     THIRD. The purpose or purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporation may be formed under the Ohio General Corporation Law.

     FOURTH. The total number of shares which the Corporation shall have authority to issue is 35,000,000, of which 5,000,000 shall be Preferred Shares without par value, and 30,000,000 shall be Common Shares with a par value of $1 per share. The Preferred Shares may be issued from time to time in one or more series. To the extent permitted by the Ohio General Corporation Law, the Board of Directors of the Corporation shall have the right, by resolution or resolutions, to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury Preferred Shares and thereby to fix or change: the division of such shares into series; the dividend or distribution rate; the dates of payment dividends or distributions; whether dividends are cumulative and, if so, the dates from which they are cumulative; the liquidation price; the redemption rights and price; sinking fund requirements; conversion rights; restrictions on the issuance of shares of any class or series; and any other relative, participating, optional, or other special rights and privileges of, and qualifications or restrictions on, the rights of holders of shares of any class or series; provided, however, that (i) the aggregate number of Common Shares into which all of the Preferred Shares shall at any time be convertible shall not exceed 5,000,000, subject to appropriate adjustment in the event of any stock dividend, stock split-up, or other change in the Common Shares; and
(ii) the price at which Preferred Shares of any series shall at any time be convertible into Common Shares shall be not less than the fair market value, as determined by the directors, of the Common Shares on the date on which the conversion rights of the Preferred Shares of such series are fixed by resolution or resolutions adopted by the Board of Directors, subject to appropriate adjustment in the event of any stock dividend, stock split-up, or other change in the Common Shares. All Preferred Shares of any series issued at different times may differ as to the dates of issue and the dates from which dividends thereon shall accumulate.

                                   DIVISION A

                                 EXPRESS TERMS
                                       OF
                          SERIES C $10 PREFERRED STOCK

     There is hereby established a series of Preferred Shares; the designation, number, voting powers, preferences and rights and the qualifications, limitation, or restrictions thereof are as follows:

          SECTION 1. DESIGNATION. The shares of such series are designated as the "Series C $10.00 Preferred Stock" (the "Series C Preferred Stock").

          SECTION 2. AUTHORIZED NUMBER OF SHARES. Fractional Shares. The authorized number of shares constituting the Series C Preferred Stock is 300,000. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

          SECTION 3. DIVIDENDS AND DISTRIBUTIONS. (a) Subject to any prior and superior rights of the holders of any series of Preferred Shares ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends that may be authorized by the Restated Certificate of Incorporation, the holders of shares of Series C Preferred Stock shall be entitled prior to the payment of any dividends on shares ranking junior to the Series C Preferred Stock to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded by the nearest cent) equal to the greater of
     (a) $1,000 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares, by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time after August 26, 1987 (the "Rights Declaration Date") (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause
     (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

          (b) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.

          (d) Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

          (e) Dividends in full shall not be declared or paid or set apart for payment on the Series C Preferred Stock for a dividend period terminating on the Quarterly Dividend Payment Date unless dividends in full have been declared or paid or set apart for payment on the Preferred Shares of all series (other than series with respect to which dividends are not cumulative from a date prior to such dividend date) for the respective dividend periods terminating on such dividend date. When the dividends are not paid in full on all series of the Preferred Shares, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full.

          SECTION 4. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series C Liquidation Preference"). Following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C Preferred Stock unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) 100 (as appropriately adjusted in accordance with subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii) is hereinafter referred to as the "Adjustment Number"). Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Preferred Stock and Common Shares, respectively, holders of Series C Preferred Stock and holders of Common Shares shall receive their ratable and proportionate share, on a per share basis of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to the Series C Preferred Stock and Common Shares, respectively.

          (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series C Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

          (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

          SECTION 5. CONVERSION ON MERGER, CONSOLIDATION, ETC. In case the Corporation shall enter into any merger, consolidation, combination or other transaction in which Common Shares are exchanged or changed into other shares or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

          SECTION 6. REDEMPTION. The outstanding shares of Series C Preferred Stock shall not be redeemable.

          SECTION 7. VOTING RIGHTS. Each holder of shares of Series C Preferred Stock shall be entitled to one hundred votes for each share held, and except as otherwise by law provided, the holders of Series C Preferred Stock and the holders of Common Shares shall vote together as one class.

          SECTION 8. CONDITION TO ISSUANCE OF ANY OTHER SERIES. The Articles of Incorporation of the Corporation shall not be further amended to provide for the issuance of any other series of Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting separately as one voting group.

     FIFTH.  The existence of the Corporation shall be perpetual.

     SIXTH. The private property of the shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

     SEVENTH. Provisions for the management of the business and conduct of the affairs of the Corporation, and to define and regulate the powers of the Corporation, the directors and the shareholders, are as follows:

          (a) The number of directors of the Corporation shall be fixed from time to time as may be provided in its Regulations, but shall never be less than three. In the case of an increase in the number of directors at any time, the additional directors may be elected by the directors then in office, unless otherwise provided in the Regulations. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. The number of directors in each of these classes shall be fixed or changed as may be provided in the Regulations.

          Notwithstanding the foregoing, whenever the holders of any class or series of Preferred Shares issued by the Corporation has the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, classification, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of such Preferred Shares.

          (b) The Board of Directors may from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation shall be open to the inspection of the shareholders, and no shareholder shall have any right to inspect any document, book, or account of the Corporation, except as conferred by law, unless authorized by resolution of the Board of Directors.

          (c) The shareholders and directors shall have power, if the Regulations so provide, to hold their meetings and to have one or more offices within or without the State of Ohio and, subject to the provisions of the laws of Ohio, to keep the books, documents, and papers of the Corporation outside the State of Ohio at such places as may be from time to time designated by the Board of Directors.

          (d)(1) The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact the he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. The Corporation may, in its discretion, indemnify and other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law. Notwithstanding the foregoing, except as provided in Subsection (2) hereof, the Corporation shall indemnify or advance expenses to any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          (d)(2) If a claim under Subsection (1) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Ohio General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Ohio General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (d)(3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subparagraph (d) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Regulations, agreement, vote of shareholders or disinterested directors, or otherwise.

          (d)(4) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this subparagraph (d) or of the Ohio General Corporation Law.

          (e) The Corporation may in its Regulations confer powers upon its directors in addition to those conferred herein and in addition to the powers and authorities expressly conferred upon them by statute.

          (f) No shareholder of the Corporation shall have any pre-emptive right to subscribe for any additional issues of shares of the Corporation.

     EIGHTH. The affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the Corporation shall be required:

          (a) To approve (1) the merger of the Corporation into or its consolidation with another corporation, or (2) the merger into the Corporation of another corporation, if under the Ohio General Corporation Law, the affirmative vote of holders of shares would be required to effect the merger, or (3) the sale, lease, exchange, or other disposition by the Corporation of all, or substantially all, of its property and assets to another corporation; or

          (b) To approve any agreement, contract, or other arrangement providing for any of the transactions described in subparagraph (a) above.

          No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change, or repeal any of the provisions of this Article EIGHTH, unless the amendment effecting such amendment, alteration, change, or repeal shall receive the affirmative vote or consent of the holders of share entitling them to exercise at least two-thirds of the voting power of the Corporation.

     NINTH. (a) VOTING REQUIREMENT FOR CERTAIN BUSINESS COMBINATIONS. Unless both the fair price requirement set forth in the subparagraph (a) and the other conditions set forth in subparagraph (c) below have been satisfied, the affirmative vote of the holders of 75% of all outstanding shares of the Corporation entitled to vote in elections of directors, voting together as a single class, shall be required for the authorization or approval of any of the following transactions:

          (a)(1) The merger or consolidation of the Corporation or any of its subsidiaries with or into an interested shareholder (as hereinafter defined).

          (a)(2) The sale, lease, pledge, or other disposition, in one transaction or in a series of transactions, from the Corporation or any of its subsidiaries to an interested shareholder, or from an interested shareholder to the Corporation or any of its subsidiaries, of assets having an aggregate fair market value (as hereinafter defined) equal to or exceeding 20% of the fair market value, as determined by the continuing directors (as hereinafter defined), of the consolidated assets of the Corporation and its subsidiaries.

          (a)(3) The issuance, sale, or other transfer, in one transaction or in a series of transactions, by the Corporation or any of its subsidiaries to an interested shareholder, or by an interested shareholder to the Corporation or any of its subsidiaries, of securities for cash or other consideration having an aggregate fair market value equal to or exceeding 20% of the fair market value, as determined by the continuing directors, of the consolidated assets of the Corporation and its subsidiaries.

          (a)(4) The liquidation or dissolution of the Corporation proposed by an interested shareholder.

          (a)(5) The reclassification of securities, recapitalization of the Corporation, or other transaction that has the effect of increasing the proportionate share of any class or series of outstanding securities of the Corporation or any of its subsidiaries beneficially owned (as hereinafter defined) by an interested shareholder or of otherwise diluting the position of any shareholder of the Corporation in comparison with the position of an interested shareholder.

          (a)(6) Any other transaction or series of transactions that is similar in purpose or effect to those referred to in subsections (1) through (5) of this subparagraph (a).

          This voting requirement shall apply even though no vote, or a lesser percentage vote, may be required by law, by any other provision of these Articles of Incorporation, or otherwise. The term "business combination," as used in this Article, means any of the transactions referred to in subsections (1) through (6) of this subparagraph (a).

          (b) FAIR PRICE REQUIREMENT. The fair price requirement will be satisfied if the consideration to be received in the business combination by the holders of Common Shares or Preferred Shares, and by the Corporation or any of its subsidiaries, as the case may be, meets the following tests:

             (b)(1) If any holder of the Common Shares or Preferred Shares, other than an interested shareholder, is to receive consideration in the business combination for any of the shares, the aggregate amount of cash and fair market value of any other consideration to be received per share may not be less than the sum of --

                (i) the greater of (A) the highest per share price, including commissions, paid by the interested shareholder for any shares of the same class or series during the two-year period ending on the date of the most recent purchase by the interested shareholder of any shares of the same class or series, (B) the highest per share sales price reported for shares of the same class or series traded on a national securities exchange or in the over-the-counter market during the one-year period preceding the first public announcement of the proposed business transaction, or (C) in the case of Preferred Shares, the amount of the per share liquidation preference; plus

                (ii) interest on the per share price calculated at the rate payable by the Corporation under its principal credit facility on the date on which the interested shareholder became an interested shareholder, compounded annually from that date until the business combination is consummated, less the per share amount of cash dividends payable to holders of record on record dates from that date until the business combination is consummated, up to the amount of such interest.

             For purposes of this subsection (1), per share amounts will be adjusted for any stock dividend, stock split, or similar transaction.

             (b)(2) The consideration to be received by holders of the Common Shares or Preferred Shares must be paid in cash or in the same form as was previously paid by the interested shareholder for shares of the same class or series; if the interested shareholder previously paid for such shares with different forms of consideration, the consideration to be received by the holders of the shares must be in cash or in the same form as was paid by the interested shareholder for the greatest number of shares previously acquired by it. The provisions of this subsection
        (2) are not intended to diminish the aggregate amount of cash and fair market value of any other consideration that any holder of the Common Shares or Preferred Shares is otherwise entitled to receive upon the liquidation or dissolution of the Corporation, under the terms of any contract with the Corporation or an interested shareholder, or otherwise.

             If the Corporation or any of its subsidiaries is to receive consideration in the business combination, the consideration to be received must be fair to the Corporation or its subsidiaries, as determined by the continuing directors.

          (c) OTHER CONDITIONS. The other conditions will be satisfied if, from the time the interested shareholder became an interested shareholder until the completion of the business combination, each of the following has at all times been and continues to be true:

             (c)(1) The Corporation's Board of Directors has included at least a majority of continuing directors. The term "continuing director," as used in this Article NINTH, means an individual who (i) either was a director of the Corporation at the time the interested shareholder became an interested shareholder or whose nomination was subsequently approved by the other continuing directors and (ii) is not an affiliate or associate (as hereinafter defined) of the interested shareholder. All actions required or permitted to be taken by the continuing directors under this Article NINTH shall be taken by the unanimous written consent of all continuing directors or by the vote of a majority of the continuing directors then in office at a meeting convened upon such notice as would be required for a meeting of the full Board of Directors.

             (c)(2) The interested shareholder has not become the beneficial owner (as hereinafter defined) of any additional Common Shares or Preferred Shares, except (i) as part of the transaction that resulted in the interested shareholder becoming an interested shareholder, (ii) upon conversion of securities previously acquired by it, or (iii) pursuant to a stock dividend or stock split.

             (c)(3) The interested shareholder has not received, directly or indirectly, the benefit (except proportionately as a shareholder) of any loan, advance, guaranty, pledge, or other financial assistance, tax credit or deduction, or other benefit from the Corporation or any of its subsidiaries.

             (c)(4) A proxy or information statement describing the business combination and complying with the requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations under it (or any subsequent provisions replacing that Act and the rules and regulations under it) has been mailed at least 30 days prior to the completion of the business combination to the holders of all shares of the Corporation entitled to vote in elections of directors, whether or not shareholder approval of the business combination is required. If deemed advisable by the continuing directors, the proxy or information statement shall contain a recommendation by the continuing directors as to the advisability (or inadvisability) of the business combination or an opinion by an investment banking firm, selected by the continuing directors and retained at the expense of the Corporation, as to the fairness (or unfairness) of the business combination to holders of Common Shares or Preferred Shares other than the interested shareholder.

             (c)(5) Except to the extent approved by the continuing directors, there has been no (i) failure to pay in full, when and as due, any dividends on the Preferred Shares or (ii) failure to pay or reduction in the annual rate of dividends on the Common Shares, whether directly or indirectly through a reclassification, recapitalization, or otherwise.

             (c)(6) Except to the extent approved by the continuing directors, there has been no material change in (i) the nature of the business conducted by the Corporation and its subsidiaries or (ii) the capital structure of the Corporation, including but not limited to any change in the number of outstanding Common Shares, the number and series of any outstanding Preferred Shares, and the types and aggregate principal amount of any outstanding debt securities, except for changes resulting from the exercise of previously issued options, warrants, or other rights, the conversion of previously issued shares or other instruments, the issuance of previously authorized debt securities, or the mandatory redemption or retirement of debt securities in accordance with their terms.

          (d) DEFINITIONS.  As used in this Article NINTH:

             (d)(1) "AFFILIATE" and "ASSOCIATES". The terms "affiliate" and "associate" have the meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, as in effect on May 4, 1983.

             (d)(2) "BENEFICIAL OWNERSHIP". A person or entity is deemed to "beneficially own" shares if, directly or indirectly through any contract, understanding, arrangement, relationship, or otherwise, that person or entity has or shares (i) the power to vote or to dispose of, or to direct the voting or disposition of, the shares or (ii) the right to acquire the shares pursuant to any contract or arrangement, upon the exercise of any option, warrant, or right, upon the conversion of any shares or other instrument, upon revocation of a trust, or otherwise. The person or entity is also deemed to "beneficially own" shares that are beneficially owned by affiliates and associates of that person or entity.

             (d)(3) "BUSINESS COMBINATION". The term "business combination" has the meaning ascribed to it in subparagraph (a) of this Article NINTH.

             (d)(4) "CONTINUING DIRECTORS". The term "continuing directors" has the meaning ascribed to it in subsection (1) of subparagraph (c) of this Article NINTH.

             (d)(5) "FAIR MARKET VALUE".  The term "fair market value" means,
        (i) in the case of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation Systems (NASDAQ), the highest sales price reported for securities of the same class or series traded on the national securities exchange or in the over-the-counter market during the preceding 30-day period, or if no such report or quotation is available, the value determined by the continuing directors, and (ii) in the case of other securities and of consideration or assets other than securities or cash, the value determined by the continuing directors.

             (d)(6) "INTERESTED SHAREHOLDER". The term "interested shareholder" means any person or entity that, together with its affiliates and associates, is at the time of, or has been within the two-year period immediately prior to, the consummation of a business combination the beneficial owner of shares having at least 25% of the aggregate voting power of all outstanding shares of the Corporation entitled to vote in elections of directors. The term "interested shareholder," for purposes of the requirements and conditions of this Article NINTH, also includes the affiliates and associates of the interested shareholder. Notwithstanding the foregoing, the Corporation and its subsidiaries, and any profit-sharing, employee stock ownership, employee pension, or other employee benefit plan of the Corporation or any subsidiary, are not deemed to be "interested shareholders."

             (e) Nothing contained in this Article NINTH shall be construed to relieve any interested shareholder from any fiduciary obligations imposed by law.

             (f) Notwithstanding any other provision of these Articles of Incorporation or the Regulations of the Corporation (and notwithstanding the fact that a lesser percentage may be required by law, these Articles of Incorporation, or the Regulations), the affirmative vote of the holders of 75% of the outstanding shares of the Corporation entitled to vote in elections of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article NINTH.

     TENTH. (A) FOREIGN OWNERSHIP OF SHARES, ETC.

          (a)(1) Notwithstanding anything to the contrary in these Articles of Incorporation, it is the policy of the Corporation that, consistent with law, Foreigners shall not own or control more than the Permitted Percentage of the shares of any class of the Corporation at any time outstanding, and, if Foreigners nevertheless at any time do own more than the Permitted Percentage of such shares, shares owned by Foreigners may be purchased by the Corporation, or the voting and the dividend and other distribution rights of shares owned by Foreigners may be suspended, and the issuance of stock certificates and the transfer of share ownership on the books of register of the Corporation to Foreigners may be denied, all to the extent necessary to prevent the loss by the Corporation (or any Subsidiary or Controlled Person) of, or to reinstate, its right to be a United States Maritime Company or to have any license or franchise from a governmental agency that is conditioned upon some or all of the holders of shares of the Corporation possessing prescribed qualifications.

          (a)(2) The Board of Directors is generally authorized to adopt all such rules and resolutions and to take any and all other lawful measures reasonably necessary, appropriate, or desirable to carry out the policy set forth in subparagraph (a)(1).

          (a)(3) Without in any way limiting the general powers and authority set forth in subparagraph (a)(2), the Board of Directors is specifically authorized to take any or all of the actions specified below and, in that regard, is authorized to take all such action and make all such determinations as it deems necessary, appropriate, or desirable and as are in accordance with law and not inconsistent with this Article TENTH, including making changes in any of the definitions contained in subparagraph (i) to accord with changes in applicable law or the rules, regulations, and practices of any relevant governmental agency.

          (b) RESTRICTIONS ON TRANSFER. Any transfer, or attempted or purported transfer, of any shares issued by the Corporation that would result in the ownership by one or more Foreigners of an aggregate percentage of the shares of any class of the Corporation in excess of the Permitted Percentage shall, to the full extent permitted by law and for so long as such excess exists, be ineffective as against the Corporation, and the Corporation shall not recognize the purported transferee as a shareholder of the Corporation for any purpose whatsoever except for the purpose of making a further transfer to a person not a Foreigner and for purposes of the purchase or redemption of such shares by the Corporation, effecting any other remedy available to the Corporation, or otherwise carrying out the provisions of this Article TENTH.

          (c) NO VOTING RIGHTS; TEMPORARILY WITHHOLDING PAYMENTS OF DIVIDENDS AND OTHER DISTRIBUTIONS. If at any time (including the time of any record date) ownership by Foreigners of the outstanding shares of any class of the Corporation is in excess of the Permitted Percentage, the Corporation may, to the full extent permitted by law, determine which shares owned by Foreigners are deemed to be included in such excess (to be selected in a manner consistent with the provisions of Subsection (d)(3) below), and the shares deemed to be included in such excess shall (so long as such excess exists) not have any voting rights, and the Corporation may (so long as such excess exists) temporarily withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the shares deemed to be included in such excess; provided, however, that any such dividend or distribution shall be set aside for payment to the owners of such shares (or their transferees) when, as, and if such excess no longer exists or such shares are no longer owned by Foreigners.

          (d) REDEMPTION OF SHARES. Notwithstanding any other provision of these Articles of Incorporation and without limiting the power of the Board of Directors to purchase shares pursuant to subparagraph (f), outstanding shares of any class of the Corporation shall be subject to redemption by the Corporation (by action of the Board of Directors, if in the judgment of the Board such action should be taken) pursuant to Section 1701.23 of the Ohio General Corporation Law (or any other provision of law) to the extent necessary to reduce the percentage of shares owned by Foreigners to the Permitted Percentage. The terms and conditions of such redemption shall be as follows:

             (1) the redemption price shall be the Fair Market Value of such shares;

             (2) the redemption price for shares owned by Foreigners in excess of the Permitted Percentage may be paid in cash or in Redemption Securities, as determined by the Board of Directors;

             (3) the shares owned by Foreigners to be redeemed shall be selected in such manner as shall be prescribed by the Board of Directors, including selection first of the shares most recently purchased, selection by lot or on a pro rata basis, or selection in any other manner that is consistent with the policy set forth in this Article TENTH;

             (4) the number of shares to be redeemed shall not exceed the number necessary to reduce the percentage of shares owned by Foreigners to the Permitted Percentage;

             (5) written notice of the date of redemption (the "Redemption Date") shall be given to the record holders of the selected shares (unless waived in writing by any such holder);

             (6) the Redemption Date shall be the later of (i) the date on which written notice is given to record holders and (ii) the date on which the funds or Redemption Securities necessary to effect the redemption have been deposited in trust for the benefit of such record holders and are subject to immediate withdrawal by them upon surrender of their stock certificates;

             (7) from and after the Redemption Date, any and all rights in respect of the shares selected for redemption shall cease and terminate, and the owners of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

             (8) such other terms and conditions as the Board of Directors may reasonably determine.

          (e) DUAL STOCK CERTIFICATE SYSTEM AND OTHER ACTIONS. The Board of Directors is authorized to adopt rules and to take such other action as it may deem necessary or desirable in order to carry out the policy set forth in subparagraph (a)(1), to impose restrictions on the transfer or the registration of transfer of shares of any class of the Corporation, in accordance with law, and to determine whether outstanding shares of any class of the Corporation are owned by Foreigners or by citizens of the United States. Such restrictions may include a Dual Stock Certificate System.

          (f) PURCHASE OF SHARES BY THE CORPORATION. Without limiting the power of the Board of Directors to redeem shares owned by Foreigners in accordance with subparagraph (d) or generally to purchase outstanding shares or other securities of the Corporation, the Board of Directors is authorized, in carrying out the policy set forth in subparagraph (a)(1), to cause the Corporation to purchase shares of any class of the Corporation that are owned by Foreigners. Any such purchase may be carried out at such price and under such other terms as the Board of Directors deems appropriate and fair to the Corporation under the circumstances.

          (g) OWNERSHIP. Whether outstanding shares are owned by Foreigners for the purposes of this Article TENTH shall be determined under such rules and resolutions, consistent with definitions of ownership under any applicable law and the rules, regulations, and practices of any governmental agency and not inconsistent with this Article TENTH, as may be adopted from time to time by the Board of Directors. The Corporation may, in its discretion, rely on the records of the Corporation maintained in accordance with a Dual Stock Certificate System and the certificates of transferees or with holders to prove that shares are or are not owned by a Foreigner. Whether shares are or are not owned by Foreigners may also be subject to proof in such other way or ways as the Corporation may deem reasonable. The Corporation at any time may require proof, in addition to the certification, that shares are or are not owned or are or are not applied for by a Foreigner, and the payment of dividends may be withheld, and any application for transfer of ownership on the books of register of the Corporation may be rejected, until such additional proof is submitted.

          (h) EFFECTIVENESS. This Article TENTH shall be effective only so long as the Corporation or any Subsidiary or Controlled Person (a) is a United States Maritime Company or has a license or franchise from a governmental agency that is conditioned upon one or all of the holders of shares of the Corporation possessing prescribed qualifications or (b) intends to reinstate itself as a United States Maritime Company, or to reinstate any such license or franchise, within a reasonable time, after ceasing to be or hold the same.

          (i) DEFINITIONS.

             (i)(1) "FAIR MARKET VALUE" of a share of any class of the Corporation on any particular date shall mean the average (unweighted) closing price for such a share on the New York Stock Exchange for each of the 45 trading days on which shares of such class have been traded preceding the day on which notice of a redemption is given pursuant to subparagraph (d)(5), except that if such class is not traded on the New York Stock Exchange, then such closing price for each of the 45 trading days shall be those listed on any other national security exchange on which shares of such class are listed, and if not listed on any national security exchange, the last sale price for each of the 45 trading days as quoted in the NASDAQ National Market System, and if not quoted in the NASDAQ National Market System, the mean between the representative bid and asked prices on each of the 45 trading days as quoted by NASDAQ or another generally recognized reporting system.

             (i)(2) "SUBSIDIARY" shall mean any corporation more than 50% of the outstanding shares of which are owned by the Corporation or by any Subsidiary of the Corporation.

             (i)(3) "FOREIGNER" shall mean (a) any person (including for purposes of this subparagraph (i) an individual, a partnership, a corporation, or an association) that is not a United States citizen or is the representative of or fiduciary for any person that is not a United States citizen; (b) any foreign government or the representative thereof; (c) any corporation the president, chief executive officer, or chairman of the board of directors of which is a Foreigner, or of which more than a minority cf its directors necessary to constitute a quorum are Foreigners; (d) any corporation organized under the laws of any foreign government; (e) any corporation of which a majority of its shares are owned beneficially or of record, or may be voted by, Foreigners, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by Foreigners; (f) any partnership or association which is controlled by Foreigners; (g) any corporation of which a 25% or greater interest is owned beneficially or of record by Foreigners and which may be deemed to "control" the Corporation (the Board of Directors being authorized to determine reasonably the meaning of "control" for this purpose); (h) any other person deemed by the Board of Directors to be a Foreigner as to the United States or the Corporation (or any Subsidiary) or otherwise not possessing prescribed qualifications to be a holder of outstanding shares of the Corporation in accordance with the policy set forth in subparagraph (a)(1); or (i) any person who acts as representative of or fiduciary for any person described in clauses (a) through (h) above.

             (i)(4) "PERMITTED PERCENTAGE" shall mean the lesser of the following percentages of the outstanding shares of any class of the
        Corporation: (i) so long as the Corporation (or any Subsidiary or Controlled Person) operates vessels in the United States coastwise, intercoastal, or noncontiguous domestic trade, 25%; and (ii) so long as the Corporation (or any Subsidiary or Controlled Person) shall have a license or franchise from a governmental agency to conduct its business which is conditioned upon some of the holders of shares of the Corporation possessing prescribed qualifications, the percentage prescribed by law to possess or operate under such license or franchise; except that the Board of Directors may reduce the lesser of the foregoing percentages by not more than 2-1/2% in the event that the Board determines that a reasonable margin in the amount of such reduction is desirable, in which case "Permitted Percentage" shall mean the lesser of such percentages reduced by such margin.

             (i)(5) "REDEMPTION SECURITIES" shall mean interest bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a rate, and having other terms, designed to ensure that the value of the promissory note at the date of issue is equivalent to the redemption price.

             (i)(6) "DUAL STOCK CERTIFICATE SYSTEM" means a system under which
        (i) one of two different forms of stock certificate, representing outstanding shares of any class of the Corporation, is issued to the holders of record dependent on whether the shares are or are not owned by a Foreigner; (ii) the forms of stock certificate for any class of the Corporation are marked "Foreign" for shares owned by Foreigners or "Domestic" for shares not owned by Foreigners but are identical in all other respects and comply with all provisions of the Ohio General Corporation Law (including Section 1701.23 thereof with respect to restrictions on transfer or registration of transfer); (iii) when, as, and if the Permitted Percentage is reached or exceeded for any class of shares and until the percentage of the class owned by Foreigners has been reduced to or below the Permitted Percentage, no additional "Foreign" stock certificates may be issued for the class to any transferee of the holder of a "Domestic" stock certificate and the Corporation will not recognize any such transferee as an owner of shares of the Corporation for any purpose whatsoever; (iv) a certification is required from any transferee (and from any recipient upon original issuance) of shares of the Corporation as to whether such transferee (or recipient), and if such transferee (or recipient) is acting as nominee or in any other capacity for an owner, such owner, is or is not a Foreigner and registration of transfer (or original issuance) is denied upon refusal to furnish such certification; (v) to the extent necessary to enable the Corporation to determine the percentage of any class of outstanding shares of the Corporation that is owned by Foreigners for the purpose of submitting any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the record holders and the owners of such shares may be required from time to time to confirm their citizenship status, and dividends payable to any such record holder and owner may, in the discretion of the Board of Directors, be temporarily withheld until confirmation of such citizenship status is received; and
        (vi) the records of the Corporation are maintained in such manner as to enable determination at any time, as to each class of outstanding shares of the Corporation, of the percentage that is owned by Foreigners and the percentage that is owned by United States citizens.

             (i)(7) "CONTROLLED PERSON" means any corporation or partnership of which the Corporation or any subsidiary owns or controls an interest in excess of 25%.

             (i)(8) "UNITED STATES MARITIME COMPANY" means any corporation or other entity which, directly or indirectly, (i) owns or operates vessels in the United States coastwise trade, intercoastal trade, or non-contiguous domestic trade, (ii) owns, charters, sub-charters, or leases any vessel the costs of construction, renovation, or reconstruction of which have been financed, in whole or in part, by obligations insured or guaranteed under Title XI of the Merchant Marine Act of 1936, as amended, (iii) conducts any activity, takes any action, or receives any benefit that would be adversely affected under any provision of the United States maritime, shipping, or vessel documentation laws because of the ownership by Foreigners of its shares, or (iv) maintains a Capital Construction Fund under the provisions of
        Section 807 of the Merchant Marine Act of 1936, as amended.

     ELEVENTH. Except as expressly provided in these Articles of Incorporation, all actions that would otherwise require the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Corporation on such proposal may be taken with the affirmative vote of the holders of a majority of such voting power.

     TWELFTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders are granted subject to this reservation.

                                                                       EXHIBIT C

                                  REGULATIONS

                                       OF

                         OGLEBAY NORTON HOLDING COMPANY

                               TABLE OF CONTENTS

                                                                          PAGE
NUMBER                               SUBJECT                             NUMBER
-------                              -------                             ------
                                     OFFICES
   1.      Offices.....................................................     1
                                       SEAL
   2.      Seal........................................................     1
                              SHAREHOLDERS' MEETINGS
   3.      Place of meetings...........................................     1
   4.      Annual meeting..............................................     1
   5.      Quorum......................................................     1
   6.      Voting......................................................     1
   7.      Notice of annual meeting....................................     1
   8.      Shareholders' list..........................................     1
   9.      Special meetings............................................     2
  10.      Business transacted at special meetings.....................     2
  11.      Notice of special meetings..................................     2
                                    DIRECTORS
  12.      Number; election; qualifications; term of office............     2
  13.      Powers and authorities......................................     2
                                    VACANCIES
  14.      Vacancies...................................................     2
                              MEETINGS OF THE BOARD
  15.      Notice......................................................     2
  16.      Quorum......................................................     2
                             ACTION WITHOUT A MEETING
  17.      Action by directors without a meeting.......................     2
                                    COMMITTEES
  18.      Executive Committee.........................................     3
  19.      Other committees............................................     3
                 COMPENSATION OF DIRECTORS AND COMMITTEE MEMBERS
  20.      Compensation of directors and committee members.............     3
                                     OFFICERS
           Election and designation of officers; compensation; term of
  21.      office; vacancies...........................................     3
                              CHAIRMAN OF THE BOARD
  22.      Chairman of the Board.......................................     3
                                    PRESIDENT
  23.      President...................................................     3
                                    SECRETARY
  24.      Secretary...................................................     4
                                    TREASURER
  25.      Treasurer...................................................     4
                                  OTHER OFFICERS
  26.      Other officers..............................................     4
                           AUTHORITY TO VOTE SECURITIES
  27.      Authority to vote securities................................     4
                        DELEGATION OF AUTHORITY AND DUTIES
  28.      Delegation of authority and duties of officers..............     4

                                                                          PAGE
NUMBER                               SUBJECT                             NUMBER
-------                              -------                             ------
                                STOCK CERTIFICATES
  29.      Stock certificates..........................................     4
                               TRANSFERS OF SHARES
  30.      Transfers of shares.........................................     4
                      LOST, STOLEN OR DESTROYED CERTIFICATES
  31.      Lost, stolen or destroyed certificates......................     5
                           TRANSFER AGENT AND REGISTRAR
  32.      Transfer agent and registrar................................     5
                                   RECORD DATES
  33.      Record dates................................................     5
                             REGISTERED SHAREHOLDERS
           Right of corporation to recognize only record
  34.      shareholders................................................     5
                               INSPECTION OF BOOKS
  35.      Inspection of books.........................................     5
                                    DIVIDENDS
  36.      Dividends...................................................     5
                           DIRECTORS' ANNUAL STATEMENT
  37.      Directors' annual statement.................................     6
                                     NOTICES
  38.      Notices.....................................................     6
  39.      Advance notice of proposals by shareholders.................     6
  40.      Advance notice of nominations by shareholder................     6
                                    AMENDMENTS
  41.      Amendments..................................................     7

                                  REGULATIONS
                                       OF
                         OGLEBAY NORTON HOLDING COMPANY

                                    OFFICES

     1. The principal office of the corporation in the State of Ohio is located in the City of Cleveland, Cuyahoga County. The corporation shall also have an office in the City of Cleveland, Ohio, and it may also have such other offices at such other places, either within or without the State of Ohio, as the Board of Directors may from time to time designate or the business of the corporation may require.

                                      SEAL

     2. The corporate seal shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Ohio". Said seal may be used by causing it, or a facsimile thereof, to be impressed, affixed, or otherwise reproduced.

                             SHAREHOLDERS' MEETINGS

     3. All meetings of the shareholders may be held at such place within or without the State of Ohio as shall be designated in the call for such meeting.

     4. The annual meeting of the shareholders shall be held on the last Wednesday in April in each year at such time and place as shall be designated in the call for such meeting, and at such meeting the shareholders shall elect, by ballot, a Board of Directors and transact such other business as may properly be brought before the meeting.

     5. The holders of a majority of the outstanding shares of the corporation present in person or represented by proxy shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by law, by the Articles of Incorporation, or by these Regulations; provided, however, that no action required by law, by the Articles of Incorporation, or by these Regulations to be authorized or taken by a designated proportion of the shares of the corporation may be authorized or taken by a lesser proportion; and provided, further, that, if a quorum shall not be present or represented at any meeting of the shareholders, the holders of a majority of the voting shares present or represented thereat shall have power to adjourn the meeting, from time to time, without notice other than announcement at the meeting, until the requisite number of shares shall be present or represented. At such adjourned meeting, at which the requisite number of shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

     6. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder and bearing a date not more than eleven months prior to said meeting, unless said instrument specifies the date on which it is to expire or the length of time it is to continue in force. In all elections of directors, each shareholder shall be entitled to vote cumulatively, subject to the notice requirements of the Ohio General Corporation Law, and to give one candidate as many votes as the number of directors to be elected multiplied by the number of his or her votes, or to distribute his or her votes on the same principle among two or more candidates, as he or she sees fit. The vote for directors and, on the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All elections shall be had and all questions decided by a plurality vote, except as otherwise required by law or by these Regulations.

     7. Written notice of the annual meeting, stating the time, place and object thereof, shall be mailed to each shareholder entitled to vote thereat at such address as appears on the records of the corporation not less than ten or more than sixty days prior to the meeting.

     8. Upon request of any shareholder at any meeting of shareholders, a complete list, or classified lists, of the shareholders of record, arranged in alphabetical order and showing the address of each and the number of shares registered in the name of each, shall be produced at the meeting and open to the examination of any shareholder who may be present at the meeting.

     9. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board, by the President, by the directors by action at a meeting or a majority of the directors acting without a meeting, or by persons who hold fifty percent of all shares outstanding and entitled to vote thereat.

     10. Business transacted at all special meetings shall be confined the objects stated in the call.

     11. Written notice of any special meeting of the shareholders stating the time, place and object thereof, shall be mailed, postage prepaid, not less than ten or more than sixty days before such meeting, to each shareholder entitled to vote thereat, at such address as appears on the books of the corporation.

                                   DIRECTORS

     12. The property and business of this corporation shall be managed by its Board of Directors, consisting of such number of members, not less, however, than three, as the shareholders may determine at any annual or special meeting called for the purpose of electing directors at which a quorum is present, by the affirmative vote of a majority of the shares which are represented at the meeting and entitled to vote on such proposal, or as the directors may determine from time to time. Whenever the shareholders shall have so determined the number, such number shall be deemed the authorized number of directors until the same shall be changed by vote of the shareholders as aforesaid or by the directors. Directors need not be shareholders. They shall be elected at the annual meeting of the shareholders, and each director shall be elected to serve until his successor shall be elected and shall qualify. No director may be removed from office.

     13. In addition to the powers and authorities by these Regulations expressly conferred upon them, the directors may exercise all such powers of the corporation and do all such lawful acts and things as are not by law, by the Articles of Incorporation, or by these Regulations directed or required to be exercised or done by the shareholders.

                                   VACANCIES

     14. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification or otherwise, the remaining directors, though less than a quorum, may choose a successor or successors who shall hold office until the next annual meeting of shareholders at which the class or classes of directors in which the vacancy or vacancies occur shall be elected.

                             MEETINGS OF THE BOARD

     15. Regular or special meetings of the Board may be called by the Chairman of the Board or by the President on one day's notice to each director, either personally or by mail, telegram, or cablegram. Special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two directors.

     16. At all meetings of the Board, a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Articles of Incorporation, or by these Regulations.

                            ACTION WITHOUT A MEETING

     17. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if, prior to such action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

                                   COMMITTEES

     18. The Board of Directors shall by resolution appoint an Executive Committee consisting of not less than four or more than eight directors of the corporation, as the Board shall determine, together with such alternates as the Board may deem advisable. The Executive Committee shall meet as called by either the Chairman of that Committee or the Secretary of the Company, at such place or places as they may from time to time determine. The Executive Committee shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, other than the filling of vacancies among the directors or in any committee of the directors, when the Board is not in session, subject to any specific resolutions of the Board of Directors. Unless otherwise ordered by the Board of Directors, the Executive Committee may prescribe its own rules for calling and holding meetings and for its own procedures and may act at a meeting by a majority of its members or without a meeting by written consent of all of its members. The Executive Committee shall cause the Secretary to keep full and complete records of all meetings and actions, which shall be open to inspection. by any director. Each member of the Executive Committee and each alternate shall hold office during the pleasure of the Board of Directors.

     19. The Board of Directors may by resolution appoint one or more additional committees, each committee to consist of three or more directors and to have such authority and to perform such duties as may from time to time be determined by the Board of Directors.

                COMPENSATION OF DIRECTORS AND COMMITTEE MEMBERS

     20. The directors, by the affirmative vote of a majority of those in office, shall have the authority to establish reasonable compensation for services to the corporation by directors and committee members, or may delegate such authority to one or more officers or directors.

                                    OFFICERS

     21. The Board of Directors shall elect a Chairman of the Board, a President, one or more Vice Presidents, any one or more of whom may be designated Executive Vice Presidents and any one or more of whom may be designated Senior Vice Presidents, a Treasurer and a Secretary. The Board of Directors may elect such other officers as in its discretion it deems necessary. The Chairman of the Board, any Vice Chairman of the Board, and the President shall be directors, but no other one of the officers need be a director. Any two, but not more than two, of such offices may be held by the same person. The compensation of all of the officers of the corporation shall be fixed by the Board of Directors. officers elected by the Board of Directors shall hold office until their successors are chosen and qualified in their stead. Any officer elected by the Board of Directors shall hold office during the pleasure of the Board. If the office of any officer or officers becomes vacant, the vacancy may be filled by the Board of Directors.

                             CHAIRMAN OF THE BOARD

     22. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other authority and perform such other duties as may be determined by the Board of Directors.

                                   PRESIDENT

     23. The President shall preside at all meetings of the shareholders. Subject to directions of the Board of Directors, he shall have general executive authority and responsibility with respect to the business and affairs of the corporation, and shall have such other authority and perform such other duties as may be determined by the Board of Directors.

                                   SECRETARY

     24. The Secretary shall record all of the proceedings of the meetings of the shareholders, the Board of Directors, and the Executive Committee. He shall keep such other books as may be required by the Board of Directors, shall give notices of meetings of the shareholders, the Board, and the Executive Committee required by law, by these Regulations, or otherwise, shall attest, on behalf of the corporation, all documents requiring the attestation of the Secretary, and shall have such authority and perform such other duties as may be determined by the Board of Directors.

                                   TREASURER

     25. The Treasurer shall receive and have in charge all money, bills, notes, bonds, shares in other corporations, and similar property belonging to the corporation, and shall hold and dispose of the same as may be ordered by the Board of Directors. He shall keep accurate financial accounts and hold the same open for the inspection and examination of the directors and shall have such authority and perform such other duties as may be determined by the Board of Directors.

                                 OTHER OFFICERS

     26. The Vice Presidents, Assistant Secretaries, and the Assistant Treasurers, if any, and any other officers whom the Board of Directors may elect shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors.

                          AUTHORITY TO VOTE SECURITIES

     27. The Chairman of the Board, the President, and any other officers designated by the Board of Directors are each authorized to vote, appoint proxies, and execute consents, waivers, and releases with respect to securities of other corporations owned by the corporation.

                       DELEGATION OF AUTHORITY AND DUTIES

     28. The Board of Directors is authorized to delegate the authority and duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned in these Regulations.

                               STOCK CERTIFICATES

     29. Every holder of shares in the corporation shall be entitled to one or more certificates, signed by the Chairman of the Board, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, certifying the number of shares owned by him in the corporation. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the corporation may be facsimile, engraved, stamped, or printed. Although any officer of the corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered.

                              TRANSFERS OF SHARES

     30. Shares of the corporation shall be transferable upon the books of the corporation by the holders thereof, in person, or by a duly authorized attorney, and new certificates shall be issued upon surrender and cancellation of certificates for a like number of shares, with duly executed assignment or power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures to such assignment or power of transfer as the corporation or its agents may reasonably require.

                     LOST, STOLEN OR DESTROYED CERTIFICATES

     31. The corporation may issue a new stock certificate in the place of any certificate alleged to have been lost, stolen or destroyed. The Board of Directors may require the owner, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the issuance of such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the directors, it is proper to do so.

                          TRANSFER AGENT AND REGISTRAR

     32. The Board of Directors may, from time to time, appoint, or revoke the appointment of, transfer agents and registrars and may require all stock certificates to bear the signatures of such transfer agents and registrars or any of them.

                                  RECORD DATES

     33. The Board of Directors may fix in advance a date, not exceeding fifty days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, or a date in connection with obtaining the consent of shareholders for any purpose, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, or to give such consent, and in such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after any such record date fixed as aforesaid. In the event that no record date shall be fixed for the determination of shareholders entitled to vote at a meeting of shareholders, the record date shall be the date next preceding the day on which notice is given, or the date next preceding the day on which the meeting is held, as the case may be.

                            REGISTERED SHAREHOLDERS

     34. The corporation shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Ohio.

                              INSPECTION OF BOOKS

     35. The directors shall determine, from time to time, whether and if allowed, when and under what conditions and regulations, the accounts and books of the corporation (except such as may by statute be specifically open to inspection), or any of them, shall be open to the inspection of the shareholders, and the shareholders' rights in this respect are and shall be restricted and limited accordingly.

                                   DIVIDENDS

     36. Dividends upon the shares of the corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares.

     Before payment of any dividend, there may be set aside, out of any funds of the corporation available for dividends, such sum or sums as the directors, from time to time, in their absolute discretion, think proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation; and the directors may abolish any such reserve in the manner in which it was created.

                          DIRECTORS' ANNUAL STATEMENT

     37. The Board of Directors shall present at each annual meeting, and when called for by vote of the shareholders, at any special meeting of the shareholders, a full and clear statement of the business and condition of the corporation.

                                    NOTICES

     38. Expect as provided in Section 39 and 40, whenever, under the provisions of these Regulations, notice is required to be given to any director, officer or shareholder, it shall not be construed to mean personal notice, but such notice as may be given in writing by mail, by depositing the same in the post office or letter box in a postpaid, sealed wrapper, addressed to such shareholder, officer or director at such address as appears on the books of the corporation; and such notice shall be deemed to be given at the time when the same shall be thus mailed.

     Any shareholder, director or officer may waive any notice required to be given by law, by the Articles of Incorporation or by these Regulations and shall be deemed to have waived notice of any meeting which he shall attend without protesting, prior to or at the commencement of such meeting, the lack, of proper notice thereof.

     39. At any annual or special meeting of shareholders, proposals by shareholders shall be considered only if the shareholder intending to make the proposal is entitled to vote on the proposal at the meeting, advance notice of the intention to make the proposal is timely given in accordance with this
Section 39 and the proposals are otherwise proper for consideration under applicable law and the Articles of Incorporation. Notice of any such shareholder proposal must be given in writing to the Secretary, and received at the corporation's principal executive offices, not less than sixty nor more than ninety days prior to the scheduled date of the meeting, as disclosed by the corporation to its shareholders or in other public notice (including, in the case of an annual meeting, disclosure in the proxy statement for the previous year); except that, if notice to the shareholders or prior public disclosure of the scheduled date of the meeting is first given or made less than seventy-five days prior to the date of the meeting, the written notice of the intention to make the shareholder proposal must be given to the Secretary not later than the close of business on the fifteenth day following the day on which such notice to the shareholders or public disclosure (whichever occurs earlier) is first given or made. Notice of the anticipated date of the annual meeting included the corporation's proxy statement for the prior year will, for this purpose, be adequate notice of the date of the meeting unless the date is subsequently advanced by more than thirty days or delayed by more than ninety days. Any notice of the intention to make a shareholder proposal shall be accompanied by the text of the proposal and a brief written statement of the reasons why the shareholder favors the proposal and shall set forth (i) the shareholder's name and record address, (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the proposal, (iii) a description of all arrangements or understandings between the shareholder and any other person (naming that person) pursuant to which the proposal is to be made, and (iv) the number and class of all shares of the corporation beneficial owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by the shareholder and any material interest of the shareholder in the proposal (other than any interest solely as a shareholder). The person presiding at the meeting shall determine whether the notice of the shareholder proposal has been duly given and shall direct that the proposal not be considered if the notice (together with all information required to be submitted by the shareholder under this Section 40) has not been given.

     40. Subject to the rights of the holders of any class or series of preferred shares of the corporation, a shareholder may make nominations for the election of directors at an annual or special meeting of shareholders only if the shareholder intending to make the nominations is entitled to vote for the election of directors at the meeting and written notice of the intention to make the nominations is timely given as provided in this Section 41. Notice of any such shareholder nominations must be given in writing to the Secretary, and received at the corporation's principal executive offices, not less than sixty nor more than ninety days prior to the scheduled date of the meeting, as disclosed by the corporation to its shareholders or in other public notice (including, in the case of an annual meeting, disclosure in the proxy statement for the previous year); except that, if notice to the shareholders or prior public disclosure of the scheduled date of the meeting is first given or made less than seventy-five days prior to the date of the meeting, the written notice of the intention to make the nominations must be given to the Secretary not later than the close of business on the fifteenth day following the day on which such notice to the shareholders or public disclosure (whichever occurs earlier) is first given or made. Any notice of a shareholder's intention to make such nominations shall set forth: (i) as to each person who is not an incumbent director when the shareholder proposes to nominate that person for election as a director, (A) the name, age, and business and residence address of that person, (B) the principal occupation and employment of that person during the past five years and the name and principal business of any corporation or other organization in which such occupations and employment were carried on, (C) all positions of that person as a director, officer, partner, employee or controlling shareholder of any corporation or other organization, (D) the class and number of shares of the corporation that are beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by that person, (E) any other information regarding the person that would be required, pursuant to Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulations subsequently adopted by the Securities and Exchange Commission applicable to the corporation), to be included in a proxy statement of the corporation complying with the proxy rules of the Securities and Exchange Commission if that person were nominated by the board of directors of the corporation, and (F) the written consent of that person to serve as a director of the corporation, and (ii) as to the shareholder giving the notice,
(A) the name and record address of the shareholder, (B) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming that person) pursuant to which the nomination is to be made, and (D) the class and number of shares of the corporation that are beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by the shareholder.

                                   AMENDMENTS

     41. These Regulations may be amended, or new Regulations may be adopted, at a meeting by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise all of the voting power of the corporation on the proposal. No amendment of these Regulations with respect to the time or place for the election of directors shall be made within sixty days next before the day on which such election is to be held. In case of any amendment of these Regulations with respect to such time or place, notice thereof shall be given to each shareholder, in the manner provided in Section 39 of these Regulations, at least twenty days before the first election following such amendment is held. Any amendment of [the first sentence of Section 14,] Section 39, or Section 40 of these Regulations adopted by shareholders at an annual or special meeting shall only be effective for subsequent meetings and shall not eliminate or modify the prohibition on removal of directors or the requirement for advance notice of shareholder proposals or shareholder nominations for the election of directors, as the case may be, made at the meeting at which the amendment is adopted.

                                                                       EXHIBIT D

                             OGLEBAY NORTON COMPANY
                           DIRECTOR FEE DEFERRAL PLAN

                                   ARTICLE I

               ESTABLISHMENT OF PLAN, PURPOSE, SHARES AUTHORIZED

     SECTION 1.1 ESTABLISHMENT OF PLAN. This Oglebay Norton Company Director Fee Deferral Plan (the "Plan") is established effective as of February 1, 1998, subject to approval by its Stockholders at its 1998 Annual Meeting of Stockholders.

     SECTION 1.2 PURPOSE. The Plan is intended to attract and retain qualified individuals to serve as Directors of the Company by offering them the opportunity to defer some or all of the Fees earned by them for services as a Director of the Company.

     SECTION 1.3 SHARES AUTHORIZED. The aggregate number of shares of Common Stock of the Company that may be issued and distributed under the Plan shall be 100,000 shares, subject to adjustment as, provided in Section 7.5, which may be authorized and unissued shares, treasury shares, or shares acquired on the open market specifically for distribution under the Plan, as the Board of Directors may from time to time determine.

                                   ARTICLE II

                                  DEFINITIONS

     For purposes of the Plan, the following terms, when used with initial capital letters, shall have the meanings as set forth below:

     "Account" means the bookkeeping account established by the Company for a Participant who elects to defer any portion of his Fees pursuant to the Plan.

     "Board" means the Board of Directors of the Company.

     "Committee" means the Committee authorized by the Board to administer the Plan.

     "Common Stock" or "Stock" means common stock, one dollar ($1.00) par value per share, of the Company.

     "Company" means Oglebay Norton Company, a corporation organized under the laws of the State of Delaware, or any successor organization.

     "Deferred Cash" means Deferred Fees that are credited with interest based on the Prime Rate in accordance with Section 4.5.

     "Deferred Compensation Election" means a written election delivered to the Company pursuant to which a Participant elects to defer Fees under the Plan.

     "Deferred Fee" means any portion of Fees deferred pursuant to the Plan.

     "Designated Beneficiary" means one or more beneficiaries designated by the Participant in accordance with Section 7.2.

     "Fair Market Value," with respect to a share of Stock as of any given day, means the last reported closing price for a share of Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for that day or, if there was no sale of Stock so reported for that day, on the most recently preceding day on which there was such a sale. If the Stock is not listed or admitted to trading on NASDAQ on any given day, the Fair Market Value on that day will be as determined by the Committee.

     "Fees" means any and all compensation payable, but for an election made under the Plan, to a Participant in the form of cash for services as a Director of the Company.

     "Matching Contributions" mean the additional Share Units credited by the Company to the Account of a Participant who (i) elects to defer a portion of his Fees in the form of Share Units, or (ii) elects to defer a portion of dividend equivalents attributable to Share Units as provided in Section 4.03.

     "Participant" means a Director who is or hereafter becomes eligible to participate in the Plan and does participate by electing, in the manner specified herein, to defer Fees pursuant to the Plan.

     "Prime Rate" means the Prime Rate as reported in The Wall Street Journal in effect as of the date of each Annual Meeting of Stockholders.

     "Share Units" mean Deferred Fees that are converted into share units in accordance with Section 4.3.

     "Termination of Service" means an individual's termination of service as a Director for any reason whatsoever.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

     SECTION 3.1 ELIGIBILITY AND PARTICIPATION. Any Director of the Company who is not employed by the Company shall be eligible to participate under the Plan and will become a Participant upon submission to the Company of a properly completed and executed Deferred Compensation Election.

     SECTION 3.2 DEFERRAL OPTIONS. For the period beginning February 1, 1998 and ending December 31, 1998, and each calendar year thereafter, a Participant may elect to defer the receipt of all or part of his or her Fees (in ten-percent increments) in the form of Share Units or Deferred Cash. Once a Participant has made an effective election, he may not thereafter change that election or change any allocation between Share Units or Deferred Cash with respect to such calendar year.

     SECTION 3.3 ELECTION DEADLINE. To be in effect, a Participant's election must be completed, signed and filed with the Secretary of the Company on or before such date as is necessary to defer inclusion of the Fees in the Director's gross income for Federal income tax purposes.

                                   ARTICLE IV

                                 DEFERRED FEES

     SECTION 4.1 CREDITING OF DEFERRED FEES. Deferred Fees shall be credited to the Participant's Account on the dates the Fees would have been paid to the Participant if there had been no valid deferral election.

     SECTION 4.2 DEFERRAL PERIODS. Payment of the amount of Fees allocated to Share Units or Deferred Cash will be deferred to Termination of Service. Such Fees shall be credited to the Participant on the date such amounts would have been paid to him if there had been no valid deferral election.

     SECTION 4.3 SHARE UNITS. Fees deferred in the form of Share Units shall be converted into that number of Share Units equal to the amount of the Fees being deferred divided by the Fair Market Value of one share of Stock on the date the Fees are credited to the Participant's Account. On each Company Stock dividend payment date, dividend equivalents equal to the actual Company Stock dividends shall either, based upon the written election of the Participant, (i) be credited to the Share Units in the Participant's Account, and shall in turn be converted into Share Units based upon the Fair Market Value of the Stock on that date, or (ii) be paid to the Participant in cash.

     SECTION 4.4 MATCHING CONTRIBUTION. The Company shall credit to the Participant's Account in the form of additional Share Units (a) at the time the Fees are credited to the Account a Matching Contribution equal to twenty-five percent (25%) of the Deferred Fees credited in the form of Share Units, and (b) at each Company Stock dividend payment date, to the extent the Participant has elected to defer dividend equivalents in Share Units, a Matching Contribution equal to twenty-five percent (25%) of the dividends deferred by the Participant on that date.

     SECTION 4.5 DEFERRED CASH. Fees deferred as Deferred Cash shall be credited with interest at the Prime Rate, compounded annually effective as of the end of each calendar year, until distributed.

                                   ARTICLE V

                                 DISTRIBUTIONS

     SECTION 5.1 TIMING. Following a Participant's Termination of Service, all Share Units and Deferred Cash in the Participant's Account shall be distributed in the manner described in Section 5.2. Such distributions shall be made or commence as soon as administratively feasible following the event that entitles the Participant to a distribution.

     SECTION 5.2 FORM OF DISTRIBUTION. Any Share Units standing to the Participant's credit shall be converted to the same number of common shares of Stock for distribution to the Participant in a single distribution, except that any fractional Share Units shall be paid in cash. Any Deferred Fees credited to the Participant's Account in the form of Deferred Cash shall be automatically distributed in three substantially equal annual installments of principal in the form of cash, with interest continuing to accrue on the undistributed balance in the Participant's Account.

                                   ARTICLE VI

                   ADMINISTRATION, AMENDMENT AND TERMINATION

     SECTION 6.1 ADMINISTRATION. The Plan shall be administered by the Committee.

     SECTION 6.2 AUTHORITY OF THE COMMITTEE. The Committee shall have the authority to:

          (a) interpret the terms and provisions of the Plan and any deferral made hereunder (and any agreements relating thereto), and otherwise settle all claims and disputes arising under the Plan;

          (b) delegate responsibility and authority for the operation and administration of the Plan, appoint employees and officers of the Company to act on its behalf, and employ persons to assist in fulfilling its responsibilities under the Plan; and

          (c) adopt, alter and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable, and otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

     SECTION 6.3 AMENDMENTS AND TERMINATION. The Board may amend, alter, or discontinue the Plan at any time and from time to time, but no amendment, termination, or discontinuation shall be made that would impair the rights of a Participant with respect to any outstanding deferral under the Plan without the Participant's consent, or that, without the approval of the Company's stockholders, would (a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan; or (b) otherwise cause the Plan to fail to satisfy the requirements of any applicable securities or tax law or the applicable rules and regulations promulgated under NASDAQ.

     SECTION 6.4 UNFUNDED STATUS OF PLAN. The Plan is intended to constitute an "unfunded" plan for deferral of compensation. Payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payments shall be made, and neither a Participant nor Designated Beneficiary shall have any interest in any particular assets of the Company by reason of its obligations hereunder. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to deferrals hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected

Participant, the existence of such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.1 NON-ALIENATION OF BENEFITS. Subject to any federal statute to the contrary, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant or a Designated Beneficiary (if entitled to benefits under the Plan) shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, Designated Beneficiary, or his spouse, children, or other dependents, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

     SECTION 7.2 DESIGNATION OF BENEFICIARY. A Participant may designate one or more Designated Beneficiaries on a form prescribed by the Committee, to whom payments otherwise due to or for the benefit of the Participant hereunder shall be made in the event of his death prior to the commencement or completion of benefit payments hereunder. In the event no such written designation is made by a Participant or if no Designated Beneficiary shall be in existence at the time of the Participant's death or if each Designated Beneficiary predeceases the Participant, the estate of the Participant shall be his Designated Beneficiary.

     SECTION 7.3 NO EMPLOYMENT AGREEMENT. The Plan shall not be deemed to constitute a contract of employment between the Company and a Participant. Neither shall the execution of the Plan nor any action taken by the Company pursuant to the Plan be held or construed to confer on a Participant any legal right to be continued as Director of the Company or in any other capacity with the Company whatsoever; nor shall any provision herein restrict the right of any Participant to resign as a Director.

     SECTION 7.4 BINDING EFFECT. Obligations incurred by the Company pursuant to the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant or his Designated Beneficiary.

     SECTION 7.5 ENTIRE PLAN This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

     SECTION 7.6 ADJUSTMENT UPON CHANGE IN COMMON STOCK. In the event of any stock dividend, stock split, or share combination with respect to the Common Stock or any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving the Company or any spin-off or other distribution to stockholders of the Company (other than normal cash dividends), (a) the Committee shall make appropriate adjustments to the maximum number of shares of Common Stock that may be issued under the Plan, and (b) the Committee shall adjust the number and such other aspects of the Share Units then outstanding as may be necessary and in such manner that the benefits of Participants under all then outstanding Share Units shall be maintained substantially as before the occurrence of such event. Any adjustment so made by the Committee shall be conclusive and binding for all purposes of the Plan as of such date as the Committee may determine.

                                  ARTICLE VIII

                                  CONSTRUCTION

     SECTION 8.1 GOVERNING LAW. The Plan shall be construed and governed in accordance with the laws of the State of Ohio.

     SECTION 8.2 GENDER. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

                    *                   *                   *

     EXECUTED at Cleveland, Ohio, effective as of the date described herein.

                                            OGLEBAY NORTON COMPANY

                                            By: /s/ Richard J. Kessler

                                              ----------------------------------
                                              Richard J. Kessler
                                              Vice President -- Finance &
                                                Planning

                                            By: /s/ Paul V. Gorman, Jr.

                                              ----------------------------------
                                              Paul V. Gorman, Jr.
                                              Assistant Vice President -- Human
                                                Resources

                                                                       EXHIBIT E

                             OGLEBAY NORTON COMPANY
                          PERFORMANCE OPTION AGREEMENT

     This Agreement between OGLEBAY NORTON COMPANY ("Oglebay") and JOHN LAUER ("Lauer") memorializes the grant made on December 17, 1997 by Oglebay's Compensation Subcommittee to Lauer of a nonqualified stock option as contemplated by the Employment Agreement entered into between Oglebay and Lauer on that same date (the "Employment Agreement"). Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Employment Agreement.

     1. GRANT OF OPTION. The Compensation Subcommittee hereby grants to Lauer, as of December 17, 1997, an option (the "Performance Option") to purchase all or any number of an aggregate of 380,174 shares of Oglebay Common Stock, $1.00 par value ("Shares"), at an exercise price of $38.00 per Share (the "Exercise Price"). (The Exercise Price is equal to the closing per Share sales price for December 16, 1997 as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market plus $6.00 per Share.) The Performance Option shall be a nonqualified stock option and shall not be treated as an incentive stock option. The Performance Option is granted subject to approval of Oglebay's shareholders, which approval will be sought at Oglebay's 1998 Annual Meeting of Shareholders.

     2. TERM OF OPTION. Unless earlier terminated pursuant to any of Sections 6.1, 6.2, or 6.3, the Performance Option shall terminate at the close of business on, and shall not be exercisable at any time after, June 30, 2005.

     3. FULL VESTING IF LAUER REMAINS IN EMPLOY OF OGLEBAY THROUGH JANUARY 2, 2003. If Lauer remains in the employ of Oglebay through January 2, 2003, the Performance Option, to the extent not previously exercised by Lauer, shall remain exercisable thereafter through June 30, 2005.

     4. EXERCISE OF OPTION.

          4.1 First Exercise Date. Unless accelerated as provided in Section 6.1, the Performance Option will first become exercisable on January 1, 2001.

          4.2 Exercise in Whole or in Part. Once exercisable, the Performance Option may be exercised by Lauer in whole or in part (but not for any fractional Shares) and from time to time until the expiration or termination of the Performance Option.

          4.3 Method of Exercise. The Performance Option will be exercisable by delivery of (a) the Exercise Price (payable in accordance with Section 4.4), and (b) a written notice to Oglebay identifying this Agreement and specifying the number of Shares as to which the Performance Option is being exercised. Upon any exercise of the Performance Option, Lauer shall provide Oglebay the means to satisfy Oglebay's withholding obligation in accordance with Section 5. Oglebay shall deliver to Lauer certificates representing the Performance Option Shares as soon as administratively feasible following any exercise made in conformance with all of the terms of this Agreement.

          4.4 Payment for Shares. Upon exercise of the Performance Option, Lauer shall pay the Exercise Price in cash or in such other form of consideration as the Compensation Subcommittee may determine to be acceptable, including, without limitation, (a) by delivery by Lauer (with the written notice of election to exercise) of irrevocable instructions to a broker registered under the Securities Exchange Act of 1934, as amended, to promptly deliver to Oglebay the amount of sale or loan proceeds to pay the Exercise Price, (b) in Shares (including through an attestation procedure) surrendered to Oglebay, (c) by the surrender of all or part of the Performance Option, or (d) by a combination of the foregoing methods, as and to the extent permitted by the Compensation Subcommittee. Shares surrendered in connection with the exercise of the Performance Option shall be valued at their Fair Market Value on the date of exercise. Except as otherwise determined by the Compensation Subcommittee, the term "Fair Market Value" with respect to Shares means the closing sales price of Shares as reported on NASDAQ National Market on the date for which the determination of fair market value is made or, if there are no sales of Shares on that date, then on the next preceding date on which there were any sales of Shares. If the Shares cease to be traded on the NASDAQ National Market, the "Fair Market Value" of Shares shall be determined in such similar manner as may be prescribed by the Compensation Subcommittee.

     5. WITHHOLDING OF TAXES. The Compensation Subcommittee may, in its discretion, permit or require Lauer to satisfy, in whole or in part, any applicable federal, state, and local withholding tax obligation that may arise in connection with the acquisition of Shares pursuant to the Performance Option, by such means as the Compensation Subcommittee may determine including, without limitation, by having Oglebay hold back some portion of the Shares that would otherwise be delivered pursuant to the Performance Option or by delivering to Oglebay an amount equal to the withholding tax obligation arising with respect to such acquisition in (a) cash, (b) Shares, or (c) such combination of cash and Shares as the Compensation Subcommittee may determine. The Fair Market Value of the Shares to be so held back by Oglebay or delivered by Lauer shall be determined as of the date on which the obligation to withhold first arose. Oglebay may apply the provisions of this Section 5 based upon generally applicable withholding rates and without regard to any statutory minimum rate applicable to special payments.

     6. EFFECT OF TERMINATION OF LAUER'S EMPLOYMENT BEFORE JANUARY 2, 2003. The provisions of this Section 6 shall apply only if the date on which Lauer's employment with Oglebay terminates (the "Termination Date") occurs before January 2, 2003.

          6.1 Termination Without Cause, etc., Constructive Termination, or Termination by Lauer after a Change of Control. If, before January 2, 2003, Lauer's employment is terminated by Oglebay for any reason other than Cause, disability, or death or Lauer is Constructively Terminated or Lauer terminates his employment by notice to the Board of Directors within 90 days of the occurrence of a Change of Control, the Performance Option, (a) to the extent not already exercisable, will become immediately exercisable,
     (b) will remain exercisable through January 2, 2004, and (c) will be terminated at the close of business on January 2, 2004.

          6.2 Termination by Death or Disability. If, before January 2, 2003, Lauer's employment with Oglebay is terminated by his death or by Oglebay on account of Lauer's disability:

             (a) if the Termination Date occurs before January 1, 2001, the Performance Option will be terminated as of the Termination Date; and

             (b) if the Termination Date occurs after December 31, 2000, the Performance Option, to the extent not previously exercised, will remain exercisable for a period of one year after the Termination Date and will be terminated at the close of business on the first anniversary of the Termination Date.

          6.3 Termination for Cause or Voluntarily by Lauer. If, before January 2, 2003, Lauer's employment is terminated by Oglebay for Cause or by Lauer other than as a result of a Constructive Termination, the Performance Option will be terminated as of the Termination Date.

     7. TRANSFERABILITY. The Performance Option may not be transferred by Lauer other than by will or by the laws of descent and distribution. During Lauer's lifetime, only Lauer himself (or, in the case of his incapacity, his attorney in fact or legal guardian) may exercise the Performance Option.

     8. ADJUSTMENT UPON CHANGES IN SHARES. In the event of any stock dividend, stock split, or share combination of the Shares or any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving Oglebay or any spin-off or other distribution to shareholders of Oglebay (other than normal cash dividends), the Compensation Subcommittee shall adjust the number and kind of shares subject to, the price per share under, and the terms and conditions of the Performance Option to the extent necessary and in such manner that the benefits to Lauer under the Performance Option shall be maintained substantially as before the occurrence of that event. Any adjustment so made by the Compensation Subcommittee shall be conclusive and binding for all purposes of this Agreement as of such date as the Compensation Subcommittee may determine.

     9. ADMINISTRATION. The Compensation Subcommittee shall have the authority to make all determinations necessary for the administration of this Agreement. The construction and interpretation by the Compensation Subcommittee of any provision of this Agreement and any determination made by the Compensation Subcommittee pursuant to any provision hereof shall be final and conclusive. No member or alternate member of the Committee shall be liable for any action or determination made in good faith. The Compensation Subcommittee may authorize any one or more members of the Compensation Subcommittee or any officer of Oglebay to execute and deliver documents on behalf of the Compensation Subcommittee and the Compensation Subcommittee may delegate to one or more employees, agents, or officers of Oglebay, or to one or more third party consultants, accountants, lawyers, or other advisors, such ministerial duties related to the operation of the Agreement as it may deem appropriate.

     10. MISCELLANEOUS. Nothing contained in this Agreement shall be understood as conferring on Lauer any right to continue as an employee of Oglebay or any affiliate. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Performance Option shall not be transferable by Lauer other than as provided in Section 7.

     IN WITNESS WHEREOF, Oglebay has caused this Agreement to be executed on its behalf by its duly authorized Chairman of the Compensation Subcommittee, and Lauer has hereunto set his hand, all as of the day and year first written above.

                                          OGLEBAY NORTON COMPANY

                                          By /s/ JOHN D. WEIL

                                            ------------------------------------
                                            John D. Weil, Chairman, Compensation
                                             Subcommittee

                                               /s/ JOHN LAUER

                                             -----------------------------------
                                             John Lauer

                                  Oglebay Logo

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as the Holding Company, the power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of the Holding Company and other specified persons have been adopted pursuant to Ohio law and are contained in Article Seventh of the Holding Company's Articles of Incorporation. Article Seventh of the Articles of Incorporation provides that the corporation shall indemnify, to the fullest extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. Article Seventh provides also that the corporation shall pay, to the fullest extent then required by law, expenses, including attorney's fees, incurred by a director in defending any such action, suit or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. Article Seventh provides further that the corporation may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the fullest extent then permitted by law. Finally, Article Seventh provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Article Seventh of the Articles of Incorporation or Ohio law.

     Oglebay Norton maintains insurance coverage for the benefit of its directors and officers with respect to many types of claims that may be asserted against them, some of which claims may be in addition to those which would entitle the director or officer to indemnification under Article Seventh of the Articles of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


        (a) EXHIBITS.
  2     Agreement and Plan of Merger (included as Exhibit A to Proxy
        Statement-Prospectus).
  3.1   Articles of Incorporation of Oglebay Norton Holding Company
        (included as Exhibit B to Proxy Statement-Prospectus).
  3.2   Regulations of Oglebay Norton Holding Company (included as
        Exhibit C to Proxy Statement-Prospectus).
  5 Opinion of Thompson Hine & Flory LLP regarding legality of the Common Shares of Oglebay Norton Holding Company.
  8.1 Opinion of Deloitte & Touche LLP regarding federal income tax matters.
  8.2   Opinion of Thompson Hine & Flory LLP regarding the Merger.
 10.1 Oglebay Norton Company Director Fee Deferral Plan (included as Exhibit D to Proxy Statement-Prospectus).
 10.2   Performance Option Agreement with Mr. John N. Lauer
        (included as Exhibit E to Proxy Statement-Prospectus).
 13     The portions of the Annual Report to Stockholders of Oglebay
        Norton Company for the year ended December 31, 1997 that are incorporated by reference into the Proxy
        Statement-Prospectus.

 21     Subsidiaries of Oglebay Norton Holding Company.
 23.1   Consents of Thompson Hine & Flory LLP (included in Exhibits
        5 and 8.2 to this Registration Statement).
 23.2   Consent of Deloitte & Touche LLP.
 23.3   Consent of Ernst & Young LLP.
 24     Power of Attorney.
        (b) NOT APPLICABLE.
        (c) See Exhibit 8 under Section (a) of this Item.


ITEM 22. UNDERTAKINGS

     The Registrant hereby undertakes as follows:

     (a) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) That every prospectus that is filed pursuant to paragraph (a) above, or that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) For purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

     (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO ON APRIL 24, 1998.


                                          OGLEBAY NORTON HOLDING COMPANY

                                          By: /s/ DAVID G. SLEZAK

                                            ------------------------------------
                                            David G. Slezak, Secretary and
                                            Director of Legal Affairs


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF APRIL 24, 1998.



                 SIGNATURES                                        TITLE
                 ----------                                        -----
/s/ JOHN N. LAUER                              President, Chief Executive Officer and
---------------------------------------------  Director (Principal Executive Officer)
John N. Lauer

/s/ DAVID H. KELSEY                            Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial and Accounting Officer)
David H. Kelsey

/s/ BRENT D. BAIRD                             Director
---------------------------------------------
Brent D. Baird

/s/ MALVIN E. BANK                             Director
---------------------------------------------
Malvin E. Bank

/s/ WILLIAM G. BARES                           Director
---------------------------------------------
William G. Bares

/s/ JAMES T. BARTLETT                          Director
---------------------------------------------
James T. Bartlett

/s/ ALBERT C. BERSTICKER                       Director
---------------------------------------------
Albert C. Bersticker

/s/ R. THOMAS GREEN, JR.                       Director
---------------------------------------------
R. Thomas Green, Jr.

/s/ RALPH D. KETCHUM                           Director
---------------------------------------------
Ralph D. Ketchum

/s/ WILLIAM G. PRYOR                           Director
---------------------------------------------
William G. Pryor

/s/ JOHN D. WEIL                               Director
---------------------------------------------
John D. Weil
By /s/ DAVID G. SLEZAK                                        April 24, 1998
--------------------------------------------------------
    David G. Slezak, Attorney-in-Fact
    for the Officers and Directors
    signing in the capacities indicated

                               INDEX TO EXHIBITS


EXHIBIT                                                                  PAGE
NUMBER                            DESCRIPTION                           NUMBER
-------                           -----------                           ------
   2      Agreement and Plan of Merger (included as Exhibit A to Proxy
          Statement-Prospectus).
   3.1    Articles of Incorporation of Oglebay Norton Holding Company
          (included as Exhibit B to Proxy Statement-Prospectus).
   3.2    Regulations of Oglebay Norton Holding Company (included as
          Exhibit C to Proxy Statement-Prospectus).
   5      Opinion of Thompson Hine & Flory LLP regarding legality of the Common Shares of Oglebay Norton Holding Company.
   8.1    Opinion of Deloitte & Touche LLP regarding federal income
          tax matters.
   8.2    Opinion of Thompson Hine & Flory LLP regarding the Merger.
  10.1    Oglebay Norton Company Director Fee Deferral Plan (included as Exhibit D to Proxy Statement-Prospectus).
  10.2    Performance Option Agreement with Mr. John N. Lauer
          (included as Exhibit E to Proxy Statement-Prospectus).
  13      The portions of the Annual Report to Stockholders of Oglebay
          Norton Company for the year ended December 31, 1997 that are incorporated by reference into the Proxy
          Statement-Prospectus.
  21      Subsidiaries of Oglebay Norton Holding Company.
  23.1    Consents of Thompson Hine & Flory LLP (included in Exhibits
          5 and 8.2 to this Registration Statement).
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Ernst & Young LLP.
  24      Power of Attorney.

                                  DETACH CARD

--------------------------------------------------------------------------------

OGLEBAY NORTON COMPANY -- PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 1998



At the Annual Meeting of Stockholders of Oglebay Norton Company to be held at 9:00 a.m. on May 22, 1998, at The Diamond Building Conference Center, 12th Floor, 1100 Superior Avenue, Cleveland, Ohio, and at any adjournment thereof, Brent D. Baird, John N. Lauer and William G. Pryor, and each of them, with full power of substitution (the "Proxy Committee"), are hereby authorized to represent me and to vote my shares on the following:


 1.  Approve the Agreement and Plan of Merger            FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
 2.  Approve the authorization of 30,000,000 Common
     Shares in the Articles of Incorporation of
     Oglebay Norton Holding Company, which proposal
     is contingent upon the approval of Proposal 1.      FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
 3.  Approve the Oglebay Norton Company Director Fee
     Deferral Plan                                       FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
 4.  Approve the Performance Option Agreement with
     Mr. John N. Lauer                                   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
 5.  Electing three directors of the class whose terms will expire in 2001. The nominees of the Board of Directors are: Malvin E. Bank, William G. Bares and John D. Weil. In the event of the unavailability of any of the nominees, such other person(s) as the Board of Directors may recommend.
     FOR all nominees listed below [ ]                   WITHHOLD AUTHORITY [ ]
     (except as indicated to the contrary below)         to vote for all nominees listed below
     Malvin E. Bank, William G. Bares and John D. Weil
     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES WRITE THE NAME OF SUCH NOMINEE(S) IN THE
     SPACE PROVIDED BELOW.

     ----------------------------------------------------------------------------------------------------------------
 6.  Any other business which may properly come before the Annual Meeting and all adjournments thereof, in accordance with the judgment of the Proxy Committee on such business.
                                       (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD

--------------------------------------------------------------------------------

PROXY NO.                                                              SHARES

(Continued from the other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDERS SIGNING BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, FOR APPROVAL OF THE AUTHORIZATION OF 30,000,000 COMMON SHARES IN OGLEBAY NORTON HOLDING COMPANY'S ARTICLES OF INCORPORATION (CONTINGENT UPON APPROVAL OF PROPOSAL 1), FOR APPROVAL OF THE OGLEBAY NORTON COMPANY DIRECTOR FEE DEFERRAL PLAN, FOR APPROVAL OF THE PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N. LAUER AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE.

                                                     Dated _______________, 1998

                                                     ---------------------------
                                                     Signature

                                                     ---------------------------
                                                     Signature

                                                     NOTE: Please sign exactly
                                                     as name appears hereon.
                                                     Joint owners should each
                                                     sign. When signing as
                                                     attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give full
                                                     title as such.

                                                         CHANGE OF ADDRESS:
                                                      Please indicate change of
                                                           address below:

                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------
    PLEASE SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY

                                  DETACH CARD

--------------------------------------------------------------------------------

OGLEBAY NORTON COMPANY -- VOTING INSTRUCTIONS
EMPLOYEE STOCK OWNERSHIP PLAN

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 1998


TO: NATIONAL CITY BANK, TRUSTEE (THE "TRUSTEE") UNDER TRUST AGREEMENT FOR
    OGLEBAY NORTON COMPANY EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST, AS AMENDED (THE "PLAN")

Pursuant to Article VI, Section 6.6 of the Plan, the undersigned, as a Participant or Beneficiary under the Plan, hereby instructs the Trustee to vote (in person or by proxy) all allocated shares of Common Stock of Oglebay Norton Company held in the General Fund under the Plan on the undersigned's behalf on the record date ("Shares") in the following manner:

1. Approve the Agreement and Plan of Merger.
2. Approve the authorization of 30,000,000 Common Shares in the Articles of Incorporation of Oglebay Norton Holding Company, which proposal is contingent upon the approval of Proposal 1.
3. Approve the Oglebay Norton Company Director Fee Deferral Plan.
4. Approve the Performance Option Agreement with Mr. John N. Lauer.
5. Electing three directors of the class whose terms expire in 2001. The nominees of the Board of Directors are: Malvin E. Bank, William G. Bares and John D. Weil. In the event of the unavailability of any of the nominees, such other person(s) as the Board of Directors may recommend.

    Election of Directors
    FOR all nominees listed below       [ ]           WITHHOLD AUTHORITY       [ ]
    (except as indicated to the contrary below)       to vote for all nominees listed below

                  Malvin E. Bank, William G. Bares, John D. Weil

INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES WRITE THE
             NAME OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW)

--------------------------------------------------------------------------------

6. Any other business which may properly come before the meeting and all adjournments thereof, in accordance with the judgment of the Trustee.
                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD

--------------------------------------------------------------------------------

(Continued from the other side)

I UNDERSTAND THAT, UNLESS OTHERWISE SPECIFIED BELOW, THE SHARES HELD ON MY BEHALF UNDER THE PLAN WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, FOR APPROVAL OF THE AUTHORIZATION OF 30,000,000 COMMON SHARES IN OGLEBAY NORTON HOLDING COMPANY'S ARTICLES OF INCORPORATION (CONTINGENT UPON APPROVAL OF PROPOSAL 1), FOR APPROVAL OF THE DIRECTOR FEE DEFERRAL PLAN, FOR APPROVAL OF THE PERFORMANCE OPTION AGREEMENT WITH MR. JOHN N. LAUER AND FOR THE ELECTION OF NOMINEES FOR DIRECTORS LISTED ABOVE.

YOU MUST SIGN THESE INSTRUCTIONS PROMPTLY AND RETURN THEM TO THE TRUSTEE IN THE ENCLOSED ENVELOPE TO DIRECT THE VOTING OF THE SHARES HELD ON YOUR BEHALF UNDER THE PLAN.

                                                     Dated _______________, 1998

                                                     ---------------------------
                                                     Signature